UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Rule 14a-101)

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Carrier Access Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Carrier Access Corporation:

On December 15, 2007, we entered into an agreement and plan of merger with Turin Networks, Inc. and RF Acquisition Corp., a wholly owned subsidiary of Turin. If the merger is completed, Carrier Access will become a wholly owned subsidiary of Turin and holders of Carrier Access common stock will receive $2.60 in cash, without interest, subject to adjustment, for each share of Carrier Access common stock they own at the effective time of the merger.

In connection with our merger agreement with Turin, we will hold a special meeting of Carrier Access stockholders on February 8, 2008 at 10:00 a.m. local time, at Carrier Access headquarters located at 5395 Pearl Parkway, Boulder, Colorado 80301. Stockholders of Carrier Access will be asked, at the special meeting, to consider and vote upon the adoption of the merger agreement. After careful consideration, the board of directors of Carrier Access has unanimously approved and has declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has determined that it is in the best interests of Carrier Access stockholders that Carrier Access enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Carrier Access unanimously recommends that Carrier Access stockholders vote “FOR” the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Carrier Access common stock at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you sign, date and send us your proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

We believe that this merger is in the best interests of the stockholders and accordingly I, along with the other members of our board of directors, recommend that you vote “FOR” the adoption of the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

Sincerely,

Roger L. Koenig

Chairman of the Board of Directors of Carrier Access Corporation

This proxy statement is dated January 18, 2008, and was first mailed to stockholders of Carrier Access on or about January 18, 2008.

5395 Pearl Parkway

Boulder, Colorado 80301

(303) 442-5455

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2008

To the Stockholders of Carrier Access Corporation:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Carrier Access Corporation, a Delaware corporation, will be held on February 8, 2008 at 10:00 a.m. local time at our corporate headquarters located at 5395 Pearl Parkway, Boulder, Colorado 80301, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2007, by and among Turin Networks, Inc., RF Acquisition Corp. and Carrier Access Corporation; and

2. To consider and vote upon any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The board of directors of Carrier Access has unanimously approved the merger agreement and recommends that Carrier Access stockholders vote “FOR” the adoption of the merger agreement. The board of directors of Carrier Access also recommends that Carrier Access stockholders vote “FOR” any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The board of directors of Carrier Access has fixed the close of business on January 15, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Carrier Access common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Carrier Access had outstanding and entitled to vote 34,724,729 shares of common stock. Carrier Access stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement may have appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 54.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of Carrier Access common stock at the close of business on the record date is required to adopt the merger agreement. The affirmative vote of the holders of a majority of the shares of Carrier Access common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement and will make it more difficult for Carrier Access to achieve a quorum at the special meeting. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Appendix A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 20.

By Order of the Board of Directors,

Roger L. Koenig

Chairman of the Board of Directors of Carrier Access Corporation

Boulder, Colorado

January 18, 2008

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Carrier Access, may have regarding the merger and the special meeting of Carrier Access stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement. Additional important information is also contained in the appendices to this proxy statement.

Q:	When and where is the special meeting of our stockholders?

A:

The special meeting of Carrier Access’ stockholders will take place at our corporate headquarters located at 5395 Pearl Parkway, Boulder, Colorado 80301, at 10:00 a.m., local time, on February 8, 2008.

Q:	What matters will be voted on at the special meeting?

A:

We have entered into an agreement and plan of merger with Turin Networks, Inc., a Delaware corporation, and its wholly owned subsidiary, RF Acquisition Corp., a Delaware corporation. Under the terms of the merger agreement, RF Acquisition Corp., or merger sub, will merge with and into Carrier Access, and Carrier Access will thereby become a wholly owned subsidiary of Turin.

In order to complete the merger, our stockholders holding at least a majority of our outstanding common stock on the record date must vote “FOR” the adoption of the merger agreement. A special meeting of our stockholders will be held on February 8, 2008 to obtain this vote of our stockholders. At that meeting, you will be asked to consider and vote on the adoption of the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Carrier Access stockholders. For more specific information on how to vote, please see the questions and answers below and the section entitled “The Special Meeting” beginning on page 20 of this proxy statement.

Q:	As a Carrier Access stockholder, what will I receive upon completion of the merger?

A:

If the merger is completed, you will receive $2.60 in cash, without interest, subject to adjustment, for each share of our common stock that you own immediately prior to the effective time of the merger unless you exercise and perfect your appraisal rights under Delaware law.

Q:	How might the $2.60 in cash, without interest, that I may receive upon completion of the merger be adjusted?

A:

We have agreed in the merger agreement that if we do not have a cash balance at the effective time of the merger of $63,000,000, not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO, the per share cash consideration to be received by our stockholders of $2.60 will be adjusted down as described in the proxy statement. Assuming that the effective time of the merger occurs on February 8, 2008, the date of the special meeting, we currently estimate that our cash balance at the effective time, calculated as described above, would be $63,700,000.

Q:	What do I need to do now?

A:

After you carefully read this proxy statement in its entirety, including its appendices, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	Who can vote and attend the special meeting?

A:

All stockholders of record as of the close of business on January 15, 2008, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:

In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of Carrier Access common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:

The affirmative vote of at least a majority of the shares of our common stock outstanding at the close of business on the record date is required to adopt the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the adoption of the merger agreement. In connection with the merger agreement, all of our directors and some of our officers in their capacities as our stockholders, entered into voting agreements with Turin pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of 13,315,616 shares of our common stock as of the close of business on January 15, 2008, the record date set by our board of directors for the special meeting, which constitutes approximately 38.3% of the shares of our common stock outstanding on that date. See the section entitled “The Merger—Voting Agreements” beginning on page 48.

Q:

What vote of our stockholders is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement?

A:

The affirmative vote of the holders of a majority of the shares of Carrier Access common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Abstentions will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting.

Q:	How many votes do Carrier Access stockholders have?

A:	Each holder of record of Carrier Access common stock as of the close of business on January 15, 2008 will be entitled to one vote for each share of common stock held on that date.

Q:	How does Carrier Access’ board of directors recommend I vote?

A:

At a meeting held on December 15, 2007, Carrier Access’ board of directors unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and determined that it is in the best interests of Carrier Access stockholders that Carrier Access enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Carrier Access unanimously recommends that you vote “FOR” the adoption of the merger agreement. The board of directors of Carrier Access also recommends that Carrier Access stockholders vote “FOR” any proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Q:	May I vote in person?

A:

Yes. If your shares are not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via the Internet or telephone?

A:

If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. EST on Thursday, February 7, 2008.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to the Secretary of Carrier Access stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:

Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through Internet or telephone voting procedures?

A:

The failure to vote will have the same effect as voting against adoption of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:

Generally, yes. The receipt of $2.60 in cash, without interest, subject to adjustment, for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $2.60 per share, without interest, subject to adjustment, and your adjusted tax basis in that share.

You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 56 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Carrier Access stock certificates now?

A:

No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates for the cash merger consideration. You will receive your cash payment, without interest, subject to adjustment, after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Carrier Access common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive $2.60 per share in cash, without interest, subject to adjustment, to be received by our stockholders in the merger. In order to receive the $2.60 per share in cash, without interest, subject to adjustment, you must hold your shares through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. In addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement.

Q:	Am I entitled to appraisal rights?

A:

Under the General Corporation Law of the State of Delaware, holders of Carrier Access common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see the section entitled “The Merger—Appraisal Rights” beginning on page 54.

Q:	Do any of Carrier Access’ directors or officers have interests in the merger that may differ from those of Carrier Access’ stockholders?

A:

When considering our board of directors’ recommendation that Carrier Access stockholders vote in favor of the proposal to adopt the merger agreement, Carrier Access’ stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Carrier Access stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Carrier Access stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

Q:	How will the merger affect my stock options and restricted stock units to acquire Carrier Access common stock?

A:

Turin will not assume any of Carrier Access’s outstanding options and restricted stock units (RSUs). Each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $2.60 (the per share amount of merger consideration), subject to adjustment, exceeds the option exercise price, without interest, and less any applicable withholding taxes. Each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $2.60 (the per share amount of merger consideration), subject to adjustment, without interest, and less any applicable withholding taxes. For more information, see “Agreement and Plan of Merger—Effect on Outstanding Carrier Access Stock Options and Other Equity Awards” beginning on page 60.

Q:	Who is paying for this proxy solicitation?

A:

Carrier Access is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Telephone: (303) 218-5700

Attention: Investor Relations

E-mail: investors@carrieraccess.com

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the Appendices attached to this proxy statement, including the agreement and plan of merger, dated as of December 15, 2007, by and among Turin, Carrier Access and RF Acquisition Corp., which is attached as Appendix A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section entitled “Where You Can Find More Information” beginning on page 78.

The Companies

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Telephone: (303) 442-5455

Carrier Access Corporation, or Carrier Access, provides consolidated access technology designed to streamline the communication network operations of wireless and wireline carriers, cable operators, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity and implement converged IP services, while lowering costs and accelerating service revenue. Carrier Access’ technologies help customers do more with less. We were incorporated in Colorado in September 1992 and reincorporated in Delaware in June 1998. We are quoted on the Nasdaq Global Market under the symbol “CACS.” Our principal executive offices are located at 5395 Pearl Parkway, Boulder, CO, and our telephone number is (303) 442-5455. Additional information regarding us is contained in our filings with the Securities and Exchange Commission, or the SEC. See “Where You Can Find More Information” beginning on page 78.

Turin Networks, Inc.

1415 North McDowell Blvd.

Petaluma, CA 94954

Telephone: (707) 665-4400

Turin Networks Inc., or Turin, is a global provider of metro transport and switching solutions for wireline, wireless, MSO and private networks. Turin’s iConnect™-based solutions facilitate migration to end-to-end Carrier Ethernet over any media for all types of network operators. Turin’s products have been deployed by carriers around the world to increase revenue through expanded optical network capacity and efficient delivery of new Ethernet/IP-based services. Turin is headquartered in Petaluma, California with R&D facilities in Petaluma, Dallas and Boston, and sales offices throughout the world. Turin’s principal executive offices are located at 1415 North McDowell Blvd., Petaluma, CA. and its telephone number is (707) 665-4400. Additional information regarding Turin is available on Turin’s website www.turinnetworks.com or by calling 707-665-4400.

RF Acquisition Corporation

1415 North McDowell Blvd.

Petaluma, CA 94954

Telephone: (707) 665-4400

RF Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Turin. RF Acquisition Corp. exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. RF Acquisition Corp.’s principal executive offices and telephone number are the same as those of Turin.

The Merger (Page 24)

Turin has agreed to acquire Carrier Access under the terms of the merger agreement that is described in this proxy statement and attached hereto as Appendix A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

If the merger is completed, you will receive $2.60 in cash, without interest, subject to adjustment, which we sometimes refer to in this proxy statement as the merger consideration, in exchange for each share of our common stock that you own immediately before the effective time of the merger unless you do not vote in favor of adoption of the merger agreement and properly perfect your appraisal rights under Delaware law.

After the merger is completed, your shares of our common stock will be converted into the right to receive the merger consideration, without interest, subject to adjustment, but you will no longer have any rights as a Carrier Access stockholder. As a Carrier Access stockholder, you will receive the merger consideration, without interest, subject to adjustment, after exchanging your Carrier Access stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

See the section entitled “Agreement and Plan of Merger—Merger Consideration” beginning on page 58.

Effect on Outstanding Carrier Access Stock Options and Other Equity Awards

Stock Options (Page 60)

Each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $2.60 (the per share amount of merger consideration), subject to adjustment, exceeds the option exercise price, without interest, and less any applicable withholding taxes.

Restricted Stock Units (Page 60)

Each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $2.60 (the per share amount of merger consideration), subject to adjustment, without interest, and less any applicable withholding taxes.

Cash Adjustment of the Merger Consideration (Page 58)

The purchase price of $2.60 in cash, without interest, for every outstanding share of Carrier Access common stock is subject to adjustment. The purchase price adjustment is discussed in more detail in the following paragraph and in Section 2.1(c) of the merger agreement attached hereto as Appendix A. We have agreed in the merger agreement that if we do not have a cash balance at the effective time of the merger of $63,000,000, not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO, the per share cash consideration to be received by our stockholders of $2.60 will be adjusted down as described in the paragraph below. Assuming that the effective time of the merger occurs on February 8, 2008, the date of the special meeting, we currently estimate that our cash balance at the effective time, calculated as described above, would be $63,700,000.

If an adjustment is required, the $2.60 cash per share merger consideration will be reduced by an amount equal to the quotient of (A) the difference between (i) $63,000,000, minus (ii) the actual amount of Carrier Access’ liquid holdings as of the closing (not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO), divided by (B) the number of issued and outstanding shares of Carrier Access common stock as of immediately prior to the effective time of the merger; provided, however, that for all purposes hereof, the $2.60 cash per share, as so adjusted, shall be rounded down to the nearest 1/10th (one-tenth) of a cent; provided, further, however that the difference between $63,000,000 and the actual amount of Carrier Access’ liquid holdings as of the closing (not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO) shall under no circumstances be greater than $13,000,000. The cash adjustment mechanism is explained in more detail in Section 2.1(c) the merger agreement attached hereto as Appendix A.

Reasons for the Merger (Page 38)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof, and that we have conducted an extensive market check by contacting a number of potential strategic and financial partners over a period of several months;

•

management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with Turin, including the likelihood that a third party would offer a higher price than the $2.60 in cash per share, without interest, subject to adjustment, offered by Turin and the likelihood that such a transaction could be consummated within the same timeframe as the merger with Turin;

•

management’s dealings specifically with the portfolio company of Company B regarding a potential transaction alternative, including that in such a transaction our stockholders would potentially receive cash for a portion of their shares of common stock and would continue to hold the remaining portion of their shares of common stock following the transaction, and that such a transaction was more complex, did not clearly offer greater value to our stockholders and would involve more risk for a successful consummation of the transaction;

•

the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, reductions in capital expenditures by our customers, the trend toward consolidation in the telecommunications industry and the corresponding effect on our revenues, and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•

the size of Carrier Access and related economies of scale, and that the diversification of our product offerings beyond the level that may be reasonably achievable on an independent basis was becoming increasingly important to continued success in our industry;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our stockholders in the merger, including the form of such consideration

See the section entitled “The Merger—Recommendation of Our Board of Directors” beginning on page 38 for additional factors that our board of directors considered.

Recommendation of Our Board of Directors (Page 38)

After careful consideration of the factors described in the section entitled “The Merger—Recommendation of Our Board of Directors” beginning on page 38, our board of directors unanimously:

•	approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable;

•

determined that it is in the best interests of our stockholders that Carrier Access enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	recommends that our stockholders adopt the merger agreement.

Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement

See the section entitled “The Merger—Recommendation of Our Board of Directors” beginning on page 38.

The Special Meeting (Page 20)

Time, Date and Place. A special meeting of our stockholders will be held at our corporate headquarters located at 5395 Pearl Parkway, Boulder, Colorado 80301, at 10:00 a.m., local time, on February 8, 2008, to consider and vote upon a proposal to adopt the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 15, 2008, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 34,724,729 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of our common stock outstanding at the close of business on the record date. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. In connection with the merger agreement, all of our directors and some of our officers in their capacities as our stockholders, entered into voting agreements with Turin pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of 13,315,616 shares of our common stock as of January 15, 2008, the record date for the special meeting, which constitutes approximately 38.3% of the shares of our common stock outstanding on that date. See the section entitled “The Merger—Voting Agreements” beginning on page 48.

Share Ownership of Directors and Management. As of the record date, our directors and executive officers and their affiliates owned approximately 38.3% of the shares entitled to vote at the special meeting.

See the section entitled “The Special Meeting” beginning on page 20.

Opinion of Jefferies Broadview (Page 42)

Jefferies Broadview, a division of Jefferies Broadview & Company, Inc., has delivered its opinion to the board of directors of Carrier Access that, as of December 15, 2007, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the merger consideration to be received by the holders of shares of Carrier Access common stock (other than shares held in the treasury of Carrier Access, shares held by Turin or by RF Acquisition Corp., or shares in respect of which dissenters’ rights are exercised) pursuant to the merger agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of Jefferies Broadview, dated December 15, 2007, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of Jefferies Broadview is not a recommendation as to how any holder of shares of common stock should vote or act with respect to the merger. Jefferies Broadview has received a fee for rendering the opinion and would receive an additional fee upon the completion of the merger, as described in greater detail in the section entitled “The Merger—Opinion of Jefferies Broadview—Miscellaneous” beginning on page 47.

See the section entitled “The Merger—Opinion of Jefferies Broadview” beginning on page 42.

Merger Financing (Page 48)

The consummation of the merger is not subject to a financing contingency, and Turin has represented and warranted in the merger agreement that it and its subsidiaries will have available to them sufficient funds to consummate the transactions contemplated by the merger agreement, including payment in full of the amounts payable to holders of Carrier Access common stock. Turin expects to finance this transaction with (1) Turin’s cash and cash equivalents and (2) Carrier Access’ cash and cash equivalents immediately after the effective time.

Interests of Our Directors and Executive Officers in the Merger (Page 49)

When considering our board of directors’ recommendation that Carrier Access stockholders vote in favor of the proposal to adopt the merger agreement, Carrier Access’ stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Carrier Access stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Carrier Access stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49.

Voting Agreements (Page 48)

In connection with the merger agreement, all of our directors and some of our officers in their capacities as our stockholders, entered into voting agreements with Turin pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of 13,315,616 shares of our common stock as of January 15, 2008, the record date for the special meeting, which constitutes approximately 38.3% of the shares of our common stock outstanding on that date. See the section entitled “The Merger—Voting Agreements” beginning on page 48, as well as the form of voting agreement attached hereto as Appendix B.

Market Price and Dividend Data (Page 53)

Our common stock is listed on the Nasdaq Global Market under the symbol “CACS”. On December 14, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $2.50. On January 15, 2008, the latest practicable trading day prior to the date of this proxy statement, our common stock closed at a price of $2.40. See the section entitled “The Merger—Market Price and Dividend Data” beginning on page 53.

Delisting and Deregistration of Carrier Access’ Common Stock (Page 57)

If the merger is completed, our common stock will no longer be traded on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

Agreement and Plan of Merger (Page 58)

Conditions to the Consummation of the Merger (Page 70)

The obligations of each of Carrier Access, Turin, and RF Acquisition Corp. to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by our stockholders in accordance with Delaware law, the rules of the Nasdaq Stock Market, and our certificate of incorporation and bylaws;

•

all required approvals under antitrust, competition or similar laws of other jurisdictions have been obtained, or applicable waiting periods shall have expired or early termination of such waiting periods granted, in each case without any condition or requirements requiring or calling for any antitrust restraint (as described in the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70);

•	all other required permits or authorizations shall have been obtained and all other required actions by governmental authorities shall have been taken; and

•

no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, is in effect prohibiting, making illegal or enjoining the merger.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any antitrust laws, Turin shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and Turin shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for the elimination of antitrust restraints.

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	Turin’s representations and warranties in the merger agreement (other than those described in the round bullet point below)

–	that are qualified as to material adverse effect are true and correct, and

–	that are not qualified as to material adverse effect are true and correct in each case both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in the second dash point above to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Turin;

•

Turin’s representations and warranties relating to Turin’s power and authority to enter into the merger agreement and enforceability of the merger agreement against Turin are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date); and

•	Turin must have performed and complied in all material respects with those covenants required to be performed by Turin under the merger agreement on or before the closing date of the merger.

Neither Turin nor merger sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	our representations and warranties in the merger agreement (other than those described in the two round bullet points immediately below)

–	that are qualified as to material adverse effect are true and correct, and

–	that are not qualified as to material adverse effect are true and correct,

in each case both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in the second dash point above to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carrier Access;

•

our representations relating to our power and authority to enter into the merger agreement, the enforceability of the merger agreement against us and certain takeover laws are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date);

•

our representations relating to our capital structure are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in our actual fully diluted capitalization (including outstanding capital stock, stock options and restricted stock units) from our fully diluted capitalization as set forth in the corresponding representation by an amount that does not exceed one percent of such fully diluted capitalization;

•	we must have performed and complied in all material respects with those covenants required to be performed by us under the merger agreement on or before the closing date of the merger;

•

no material adverse change (as described in the section entitled “Agreement and Plan of Merger—Representations and Warranties—Material Adverse Effect” beginning on page 62) on Carrier Access is continuing, whether or not resulting from a breach of any representation, warranty or covenant in the merger agreement;

•	there are no suits, actions, proceedings, applications or counterclaims pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would:

–	prevent, restrain or prohibit the completion of the merger;

–	cause the merger to be rescinded;

–	result in any antitrust restraint; or

–	have a material adverse effect upon Carrier Access or upon Turin; and

•	there are no injunctions, judgments, orders, decrees, rulings or charges described in the round bullet point immediately above in effect, or any applicable law having any such effect.

•	at closing, we shall have a minimum of $50,000,000 in unrestricted and unencumbered cash and marketable securities with immediate liquidity, not including the following:

–	unpaid transaction expenses;

–	employer related tax obligations;

–	debt; and

–	the first $5,000,000 of any amounts received as a result of the sale of our headquarters building in Boulder, CO.

See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70.

Termination of the Merger Agreement (Page 72)

Turin or we can terminate the merger agreement by written notice under specified circumstances, including:

•	by mutual written consent of Turin and us, if the board of directors of each so determines;

•	by either us or Turin (as authorized by the board of directors of Carrier Access or Turin, as applicable):

–

if the merger has not been completed by April 30, 2008; provided, however, that this right to terminate the merger agreement will not be available to a party whose failure to comply with, or breach of, any provision of the merger agreement was a proximate cause of or resulted in the failure of the merger to be completed by such date;

–

if a governmental authority of competent jurisdiction issues an order, decree or ruling or takes any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which order, decree, ruling or other action is final and nonappealable; or

–

if the approval of our stockholders to adopt the merger agreement is not obtained at our special meeting, or at any adjournment or postponement of such meeting, at which the vote on that matter was taken;

•	by us (as authorized by our board of directors):

–

following a breach of any representation, warranty, covenant or agreement on the part of Turin, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants cannot be met, and such breach is incapable of being cured or is not cured in all material respects within 20 business days after Turin receives written notice from us of such breach; or

–

if our board of directors makes a change in recommendation in response to a superior proposal in compliance with the merger agreement, we pay Turin the termination fee of $3,475,198 as described under the heading “Agreement and Plan of Merger—Termination Fee” below, and immediately following the termination, we enter into a definitive agreement to effect such superior proposal;

•

by Turin (as authorized by its board of directors) following a breach of any representation, warranty, covenant or agreement by us, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants cannot be met, and such breach is incapable of being cured or is not cured in all material respects within 20 business days after we receive written notice from Turin of such breach; or

•	by Turin (as authorized by its board of directors) if, at any time prior to our stockholders’ approval of the merger agreement, we:

–	fail to call or hold the special meeting of our stockholders;

–	fail to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders adopt the merger agreement;

–	effect a change of recommendation;

–	approve or recommend any alternative transaction;

–	shall have entered into any letter of intent or other contract accepting any alternative transaction proposal; or

–

fail, within ten business days of a third person or party publishing, sending or giving to our stockholders a tender or exchange offer relating to our common stock pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, to send a statement to our stockholders disclosing that our board of directors recommends rejection of that tender or exchange offer.

See the section entitled “Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 72.

No Solicitation Covenant (Page 66)

We have agreed with Turin that we and our directors and executive officers will not, and we will cause our subsidiaries not to, and we will not authorize or knowingly permit any of our or our subsidiaries officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (which persons we sometimes refer to herein as our representatives) to:

•

directly or indirectly solicit, initiate, encourage, knowingly induce, facilitate or support any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations with, or enter into any agreement with, any party or group regarding any alternative transaction, as described below;

•

approve, endorse or recommend any alternative transaction, except to the extent specifically permitted by the merger agreement, as described below under the heading “No Solicitation Covenant— Change in Board Recommendation”; or

•

enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any alternative transaction proposal, as described below.

We have also agreed with Turin that we and our directors and executive officers will, that we will cause our subsidiaries to, and that we will use reasonable efforts to cause our representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any alternative transaction proposal, and, upon Turin’s request, shall request the prompt return or destruction of all confidential information previously furnished to any person or entity with whom we, our subsidiaries or our representatives have engaged in any such activities since December 15, 2006. We and our directors and executive officers will, we will cause our subsidiaries to, and we shall use reasonable efforts to cause our representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which we and any of our subsidiaries is a party relating to any alternative transaction proposal, and we will use commercially reasonable efforts to inform our representatives of these restrictions.

See the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 66.

Termination Fees and Other Expenses

The merger agreement requires that we pay Turin a termination fee of $3,475,198 if, among other things:

•

the merger agreement is terminated by Turin in response to any of the circumstances described under the last round bullet point under “Summary—The Merger Agreement—Termination of the Merger Agreement” above, in which case the termination fee would be payable promptly but in no event later than two business days after such termination;

•

the merger agreement is terminated by us after any change in recommendation by our board of directors in response to a superior proposal in compliance with the merger agreement and immediately following the termination, we enter into a definitive agreement to effect such superior proposal;

•

the merger agreement is terminated by Turin based upon the failure of our stockholders to approve the merger agreement at the special meeting or at any adjournment or postponement thereof or upon our breach in any material respects of certain provisions generally described in “Agreement and Plan of Merger—No Solicitation Covenant” above; provided that, following December 15, 2007 and prior to such termination, any person or group shall have made to us or our stockholders, or publicly announced, an alternative transaction proposal, and within 12 months following such termination, any alternative transaction is consummated or we enter into a contract providing for an alternative transaction, in which case the termination fee would be payable concurrently with the earlier of the consummation of that company acquisition or the execution of a contract relating to that company acquisition.

We have also agreed to reimburse Turin’s out-of-pocket expenses incurred in connection with the merger agreement up to $500,000, if the merger agreement is terminated following the failure to obtain the approval of our stockholders to adopt the merger agreement. This amount would be deducted from any termination fee paid as described above.

See the section entitled “Agreement and Plan of Merger—Termination Fees” beginning on page 73.

Material United States Federal Income Tax Consequences (Page 56)

The exchange of shares of our common stock for cash consideration pursuant to the merger will be a taxable transaction to our stockholders for United States federal income tax purposes. For United States federal income tax purposes, each holder of our common stock who surrenders shares of our common stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such stockholder’s adjusted tax basis in the shares surrendered.

You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 56 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Matters (Page 53)

We believe that the notification and waiting period requirements of the Hart Scott Rodino Act, or HSR Act, do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice (Antitrust Division) or the Federal Trade Commission (FTC). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Turin, Carrier Access or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Turin, Carrier Access and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. We believe we are not required to make any other filings nor obtain any material governmental consents or approvals before the parties’ completion of the purchase. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70.

Appraisal Rights (Page 54)

Under Delaware law, Carrier Access’ stockholders who do not wish to accept the $2.60 per share cash consideration, without interest, subject to adjustment, payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $2.60 per share in cash, without interest, subject to adjustment. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of Carrier Access common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal for those shares.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the

State of Delaware, you will lose your right of appraisal. See the section entitled “The Merger—Appraisal Rights” beginning on page 54 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Appendix D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Exchange Agent

Deutsche Bank National Trust Company will act as the exchange agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or circumstance that could give rise to the ability on the part of Turin to terminate the merger agreement;

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the completion of the merger are satisfied and the possibility that the merger will not be completed for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the announcement or pendency of the merger;

•

the effect of the announcement or pendency of the merger on our customer relationships, operating results and business generally, including any deterioration of our relationships with the following significant customers, distributors and suppliers:

–	AT&T Mobility & LLC
–	Qwest Interprise America, Inc. and Qwest Communications, Inc.
–	Walker and Associates, Inc.
–	TDS Metrocom, LLC
–	Verizon Services Group
–	Advantage Telecom, Inc.
–	T-Mobile Texas, L.P.
–	Graybar Electric Co., Inc.
–	Telworx Communications, Inc.
–	Windstream Supply, Inc.
–	Cavalier Telephone & TV
–	LTI DataComm, Inc.
–	Broadview Networks, Inc.
–	Global Telecom Solutions
–	CT Communications
–	CSC Holdings, Inc.
–	Radiomovil Dipsa, S.A. de C.V.
–	Starbridge Networks, LLC
–	Tellabs Operations, Inc.
–	InfoHighway Communications Inc.

–	Wireless Facilities Inc.
–	Alternative Telecom Solutions
–	GuangDong Nortel Communications Equipment Limited
–	L-3 Communication Corporation
–	Telmar Networks Technology
–	Flextronics Technology (M) Sdn Bhd
–	Benchmark Electronics (Thailand) Public Company Ltd.
–	United HealthCare
–	Dongah Elecomm Corporation
–	Sanmina SCI Systems de Mexico S.A. de C.V.;

•	the ability to recognize the benefits of the merger;

•

the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Turin a termination fee of $3,475,198;

•	changes in the demand for our products;

•	changes in economic conditions generally or technology spending in particular;

•	market conditions and specific financial market conditions affecting our common stock;

•	changes in the competitive dynamics of our markets, including strategic alliances and consolidation among our competitors or strategic partners; and

•	other risks related to our business that are described in our public filings (see the section entitled “Where You Can Find More Information” beginning on page 78).

These and other important factors are detailed in various SEC filings made periodically by us, particularly our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which are available from us without charge or online at http://www.carrieraccess.com. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at our corporate headquarters located at 5395 Pearl Parkway, Boulder, Colorado 80301, at 10:00 a.m., local time, on February 8, 2008.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Carrier Access common stock to consider and vote on the following proposals:

•

the adoption of the Agreement and Plan of Merger, dated December 15, 2007, by and among Carrier Access, Turin and RF Acquisition Corp. (see the sections entitled “The Merger” beginning on page 24 and “Agreement and Plan of Merger” beginning on page 58); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

No other business is currently expected to be presented at the special meeting.

Recommendation of Our Board of Directors

After careful consideration, our board of directors determined that it is advisable, fair to and in the best interests of Carrier Access and its stockholders for Carrier Access to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Carrier Access stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Stockholders Entitled to Vote and Record Date; Quorum

Only holders of record of our common stock at the close of business on January 15, 2008, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 34,724,729 shares of our common stock were issued and outstanding and held by approximately 125 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote at the close of business on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock at the close of business on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. If a Carrier Access stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If a Carrier Access stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a Carrier Access stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by Carrier Access’ Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 13,315,616 shares of our common stock, which represented approximately 38.3% of the shares of our common stock outstanding on that date.

In connection with the parties’ entry into the merger agreement, all of our directors and some of our executive officers have each entered into voting agreements with Turin pursuant to which they have agreed, among other things, to vote all of their shares of our common stock as of the record date, representing in the aggregate approximately 38.3% of our outstanding common stock as of such date, in favor of the adoption of the merger agreement. See the section entitled “The Merger—Voting Agreements” beginning on page 48.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a Carrier Access stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and a vote against the adjournment of the special meeting. If a Carrier Access stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Secretary of Carrier Access a duly executed revocation of proxy;

•	submitting a duly completed and executed proxy to the Secretary of Carrier Access bearing a later date; or

•

appearing at the special meeting and voting in person; attendance at the special meeting will not in and of itself constitute revocation of a proxy—you must vote your shares at the meeting in order to revoke your earlier proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies; Expenses of Solicitation

We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for these services, which would not be significant. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Procedures for Submitting Stockholder Proposals

Any stockholder of Carrier Access as of the record date of January 15, 2008, who shall be entitled to vote at the special meeting and who wishes to propose a matter of business to be discussed at the special meeting shall follow the procedures outlined below and in Article II, Section 8 of the Bylaws of Carrier Access.

For business to be properly brought before the meeting by a stockholder pursuant to the Bylaws of Carrier Access, the stockholder must give timely notice thereof in writing to the Corporate Secretary of Carrier Access. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Carrier Access, located at 5395 Pearl Parkway, Boulder, Colorado 80301, not less than twenty (20) days nor more than sixty (60) days prior to the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Carrier Access’ books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of Carrier Access stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

If a stockholder who has notified Carrier Access of his or her intention to present a proposal at a special meeting does not appear to present his or her proposal at such meeting, Carrier Access need not present the proposal for vote at such meeting and no business shall be conducted at a meeting except in accordance with the procedures set forth in the Bylaws of Carrier Access. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Carrier Access or may be accessed on Carrier Access’ website at www.carrieraccess.com—“Investors”—“Corporate Governance”—“Bylaws”.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of Carrier Access common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Appendix D to this proxy statement. See the section entitled “The Merger—Appraisal Rights” beginning on page 54.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Carrier Access special meeting, please contact:

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Telephone: (303) 218-5700

Attention: Investor Relations

E-mail: investors@carrieraccess.com

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Under the merger agreement, RF Acquisition Corp., or merger sub, will merge with and into Carrier Access, with Carrier Access surviving as a wholly owned subsidiary of Turin. Pursuant to the merger agreement, at the effective time of the merger each outstanding share of Carrier Access common stock, par value $0.0001 per share, will be converted into the right to receive $2.60 in cash, without interest, subject to adjustment.

Turin will not assume any of Carrier Access’ outstanding options and restricted stock units (RSUs). Each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $2.60 (the per share amount of merger consideration), subject to adjustment, exceeds the option exercise price, without interest, and less any applicable withholding taxes. Each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $2.60 (the per share amount of merger consideration), subject to adjustment, without interest, and less any applicable withholding taxes.

Background to the Merger

Our board of directors discusses and reviews our strategic goals and alternatives, performance and prospects as part of the ongoing evaluation of our business and strategic planning. Beginning in the second half of 2006, our board increasingly discussed and reviewed our goals, alternatives and prospects in view of the current state of our two businesses, customer concentration and deteriorating financial performance. After the first quarter of 2007, at regular meetings of our board of directors held on April 19-20, 2007, and special meetings held on May 22, 2007 and May 31, 2007, our board of directors reviewed and discussed our financial performance, financial models, business plans for our two businesses, strategic goals and senior management structure, which included discussions with senior members of our management.

On June 5, 2007, our board of directors held a special meeting which was attended by a representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside legal counsel. At the meeting, our board of directors discussed, among other things, that management’s current business plan did not show significant recovery in financial performance in the near term, however our cash burn in the meantime was significant, and that we were increasingly being valued on our cash balances and not on our current product line, customers or potential growth. In addition, the board of directors determined that the trend of the industry was toward further consolidation among suppliers, and that larger carrier customers preferred dealing with larger suppliers, which in turn increased the pressure for smaller and mid-size companies such as Carrier Access that served the major carrier customers to scale at a rapid rate. The board of directors also determined that larger carrier customers preferred to pare their preferred vendor lists down to a few strategic vendors. In light of these factors, among others, and combined with our significant historical customer concentration, our board of directors determined that we needed to become part of a bigger company to scale and as such we should begin a process to explore strategic alternatives, including a sale of the company. Our board of directors discussed the general process by which we would explore strategic alternatives, and a special committee of independent directors, consisting of Mark Floyd, John Barnett, David Laube and Lance Lord, was formed to evaluate and provide input to management and make recommendations to the full board regarding our strategic alternatives, including the selection of a financial advisor. The board also discussed the need to retain key employees and the most effective roles of our senior management going forward, and it was determined that Roger Koenig, our chairman of the board, president and chief executive officer, and Nancy Pierce, our corporate development officer, would devote substantially all of their time to the exploration of strategic alternatives, with limited exceptions, and that Allen Snyder, our chief operating officer, would be responsible for the day-to-day management of Carrier Access, reporting to the full board. At the meeting, the representative of Wilson Sonsini Goodrich & Rosati also reviewed the director’s fiduciary duties in connection with its consideration of strategic alternatives.

Thereafter through October 2007, the special committee of independent directors spoke at various times with our management and our financial advisor regarding the exploration of strategic alternatives, received updates from our management and financial advisor and made recommendations to our full board regarding strategic alternatives.

After discussions with a number of potential financial advisors, we engaged Jefferies Broadview as our financial advisor on June 25, 2007.

On July 2, 2007, at a special meeting of our board of directors at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present, the board ratified and approved the retention of Jefferies Broadview as our financial advisor, and representatives of Jefferies Broadview discussed with the board of directors our current business and strategic position, market consolidation and opportunities, preparation of a fiscal 2008 operating plan and a proposed process by which we would explore strategic alternatives. In addition, our board of directors discussed our preliminary financial results and cash utilization for the quarter ended June 30, 2007, as well as a third quarter recovery and cost reduction plan proposed by management, and our board of directors authorized and directed management to prepare a restructuring plan based on management’s recovery plan goals to focus on core revenue opportunities and to better align expenses with current revenues.

Thereafter, from July 2007 through November, 2007, Jefferies Broadview, with our management, contacted a total of 42 potential partners, including potential strategic partners and potential financial partners. These potential partners were identified based on, among other things, those parties’ experience with our business, strategic fit and their perceived ability to complete a potential acquisition. We entered into mutual confidentiality agreements with 21 of these parties and held meetings, telephone conference calls or both with 15 interested parties. Of these, we sent to or received nonbinding indications of interest from Turin and three other potential parties, which we refer to in this section as Company A, a company that is publicly traded outside the United States, Company B, a private equity fund, and Company C, a small-cap public company.

Jefferies Broadview provided background information regarding us to Company A’s chief executive officer on July 9, 2007, and the chief executive officer responded to Jefferies Broadview expressing interest in learning more about a strategic transaction with us. On July 11, 2007, the representatives of Jefferies Broadview held a telephone conference call with Company A’s chief executive officer to discuss various aspects of a potential strategic transaction, including Company A’s desire that the transaction be structured as a reverse merger, whereby we would acquire Company A, but Company A would in the end own the majority of the combined company.

Jefferies Broadview provided background information regarding us to a principal of Company B on July 11, 2007, and on July 17, 2007, the principal responded to Jefferies Broadview expressing interest in learning more about a strategic transaction with us. We entered into a mutual confidentiality agreement with Company B dated as of July 18, 2007.

Company A’s chief executive officer communicated with representatives of Jefferies Broadview on July 16, 2007, indicating that Company A would only consider a potential strategic transaction with us if it resulted in the combined company being listed on the Nasdaq Stock Market.

On July 19-20, 2007, our board of directors held a regular meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. At the meeting, the board discussed our senior management operational roles, and the representatives of Jefferies Broadview discussed its actions taken to date, the landscape of potential partners, the status of meetings held, on going discussions, parties who indicated no interest at this time, and other parties who might be interested. At the meeting our board also discussed management’s proposed restructuring plan with members of our management as requested at the July 2, 2007 meeting of our board of directors, but the board of directors did not approve a restructuring plan at the July 19-20, 2007 meeting.

Our board of directors held a special meeting on July 29, 2007, at which members of our management and a representative of Wilson Sonsini Goodrich & Rosati were present. At the meeting, the board of directors further discussed and approved management’s proposed restructuring plan for the second half of 2007. In addition, the board of directors appointed Mr. Snyder, our then chief operating officer, as president and chief executive officer, replacing Mr. Koenig. The board of directors also accepted the resignation of Ms. Pierce as corporate development officer. It was further determined that Mr. Koenig, who continued as our chairman of the board, and Ms. Pierce would devote their time to developing and evaluating our strategic alternatives with the board and Jefferies Broadview.

On July 31, 2007, we announced financial results for the quarter ended June 30, 2007, including revenues of $7.7 million and a net loss of $12.2 million, and stated that our board of directors had begun the process of evaluating strategic alternatives to maximize stockholder value, including the retention of Jefferies Broadview. We also announced the restructuring plan and management changes approved at the July 29, 2007 meeting of our board of directors.

Later on July 31, 2007, our board of directors held a special meeting at which members of our management, a representative of Compensia Inc., compensation consultants to the compensation committee of our board of directors, and representatives from Wilson Sonsini Goodrich & Rosati were present. At the meeting, the representatives of Compensia and Wilson Sonsini Goodrich & Rosati discussed with the board of directors proposed executive retention agreements and grants of restricted stock units for certain of our officers. After receiving advice from Compensia and following the recommendation of our compensation committee, a majority of the board approved the proposed executive retention agreements and grants of restricted stock units. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49.

Jefferies Broadview contacted members of management at Turin on August 1, 2007, regarding a potential strategic transaction with us and provided them with general background information. We entered into a mutual confidentiality agreement with Turin dated as of August 1, 2007.

On August 2, 2007, members of our management and representatives of Jefferies Broadview met with principals of Company B in Boulder, Colorado. The parties discussed a portfolio company of Company B that Company B indicated could pursue a strategic transaction with us. The parties also reviewed our business and financial projections for 2007 and 2008 with a focus on specific revenue opportunities, as well as the strategic rationale behind pursuing a transaction at this time and our ability to sell our business in parts.

Representatives of Jefferies Broadview received a telephone call from a principal at Company B on August 6, 2007, expressing interest in pursuing further discussions regarding a strategic transaction; however, the principal indicated that Company B would most likely be interested only in acquiring our wireless business. The principal also requested historical and pro forma financial information for our business units, and on August 9, 2007, representatives of Jefferies Broadview sent Company B historical and projected pro forma financial information for our wireless and converged access businesses. Representatives of Jefferies Broadview and principals of Company B held telephonic discussions over the next few days to discuss Company B’s questions regarding the financial information.

On August 11, 2007, representatives of Jefferies Broadview received a telephone call from a principal at Company B stating that Company B would be interested in pursuing further discussions regarding the acquisition of our wireless business or, if we were unwilling or unable to divest only our wireless business, the acquisition of our entire company. However, Company B indicated that because of timing constraints, it would be unable to continue discussions until October 2007. The representatives of Jefferies Broadview informed Company B that a strategic transaction may potentially move forward more quickly, but the principal at Company B expressed inability to move forward more quickly.

Representatives of Jefferies Broadview sent Turin more information regarding our business on August 21, 2007. On August 23, 2007, Mr. Koenig and Ms. Pierce and representatives of Jefferies Broadview met with members of Turin’s management team, and the parties discussed Turin’s growth strategy, sales force and customer opportunities; information regarding our business, customers and technical capabilities; potential operating synergies; and process considerations regarding a strategic transaction, including type of consideration to be used and timing.

On August 23, 2007, members of our management team and representatives of Jefferies Broadview held a telephone conference call with members of Company A’s management team. The parties discussed each company’s respective financial plans and customer opportunities, as well as various aspects of a potential transaction, including transaction structure, type and amount of potential consideration and various regulatory matters.

Representatives of Jefferies Broadview spoke with members of Turin’s management, including Leah Maher, Turin’s general counsel, on August 24, 2007 and August 27, 2007. Turin’s management expressed continued interest on behalf of Turin in pursuing a strategic transaction, especially an acquisition of our wireless business, and requested general information regarding our wireless business, including employees by location.

The chief executive officer of Company A communicated with representatives of Jefferies Broadview on August 28, 2007, stating that Company A was interested in pursuing a potential transaction with us but needed additional time to consider the process and timing of such a transaction.

On August 30, 2007, members of our management team and representatives of Jefferies Broadview met with members of Turin’s management team in Boulder, Colorado for a detailed due diligence session, including discussion on our business and operations; historical and projected financial information, including detail on customers and products; our technology, products, markets, channels, and customer service; and our organizational structure. Several days later, on September 5, 2007, Turin requested additional information, including: details on operating expenses for our Shanghai location; severance benefits and change-of-control provisions for executives; and business integration information. Representatives of Jefferies Broadview sent this information to Turin on September 7, 2007.

The chief executive officer of Company A communicated with representatives of Jefferies Broadview on September 5, 2007 regarding Company A’s interest in a potential transaction with us. On September 6, 2007, a representative of Company A’s financial advisor sent the representatives of Jefferies Broadview a presentation with information regarding a potential transaction with us, including strategic rationale, a combined company financial profile, and financial information. In the presentation, Company A proposed a transaction whereby Carrier Access would acquire Company A in an all-stock transaction initially valued at a 30% premium to Company A’s current stock price, with the current stockholders of Company A owning 77.5% of the combined company following the transaction. Company A did not, however, provide us with a nonbinding indication of interest at that time. From September 5, 2007 to September 25, 2007, our management and the representatives of Jefferies Broadview spoke from time to time with the management of Company A and Company A’s financial advisors regarding a potential transaction.

Representatives of Jefferies Broadview held several telephone conversations with members of Turin’s management team on September 10, 2007, and discussed due diligence matters, including financial information. Members of Turin’s management indicated that Turin would send an indication of interest soon proposing a transaction for the entire company, as opposed to just the wireless business. The parties did not, however, further discuss the terms and conditions that might be included in such an indication of interest.

The following day, September 11, 2007, Mr. Laube, a member of our board of directors, spoke with Dixon Doll, a member of Turin’s board of directors. Mr. Laube and Mr. Doll both serve on the board of directors of Network Equipment Technologies, Inc. In the conversation, Mr. Doll reiterated Turin’s interest in a business combination with Carrier Access, and they discussed potential synergies between the parties and spoke generally about a potential transaction. From time to time between September 11, 2007 and November 19, 2007, Mr. Laube and Mr. Doll spoke regarding a potential transaction; in those conversations, Mr. Doll re-iterated Turin’s interest in Carrier Access, and both individuals discussed communications that had occurred between the financial representatives of Carrier Access and Turin.

Members of our management team and representatives of Jefferies Broadview held a telephone conference call on September 14, 2007, with principals of Company B at which Company B requested an update regarding our strategic alternative timeline. Company B reiterated its interest in our wireless business and emphasized its ability to buy our entire business and divest our converged access business unit. Members of our management provided the principals of Company B an updated overview of our business, focusing on our wireless unit and related customer opportunities, assumptions and principal drivers of the wireless business as a potential standalone business. Members of our management also reviewed our restructuring process and business plan and reviewed the issues related to separating our wireless and converged access businesses and the steps that would be required to do so. The principals of Company B indicated that they would provide feedback regarding the discussions soon. On September 19, 2007, a principal of Company B indicated to representatives of Jefferies Broadview that Company B would only be interested in acquiring our wireless group in an asset purchase for approximately $20 million, but Company B did not provide a written indication of interest or provide additional proposed terms and conditions of such a transaction at that time. From September 19, 2007 to October 10, 2007, our management and the representatives of Jefferies Broadview spoke from time to time with the principals of Company B regarding a potential transaction and various due diligence matters.

On September 24, 2007, Mr. Snyder, our president and chief executive officer, spoke with the chief executive officer of Company C regarding the sale of our voice-over-internet-protocol (VoIP) business. Mr. Snyder indicated that Company C could have its financial advisor contact representatives of Jefferies Broadview if there was interest.

Members of our management team and representatives of Jefferies Broadview met with members of Company A’s management team and Company A’s financial advisors on September 25, 2007 in New York City. At the meeting, the parties discussed each company’s respective businesses and financial plans; various aspects of a potential joint operating plan, including cost synergies, organization, and combined financial plans; transaction structure; and potential timing of a transaction. Company A did not, however, provide us with a nonbinding indication of interest at that time.

Turin sent us a preliminary, nonbinding indication of interest on September 26, 2007. The indication of interest contemplated a purchase of Carrier Access in an all-cash transaction for $3.85 to $4.15 per share. The indication of interest was subject to further due diligence and successful completion of a financing transaction by Turin of up to $100 million in order to fund the purchase of Carrier Access. Turin also sent us a letter from Deutsche Bank Securities, Turin’s financial advisor, addressed to Turin, which acknowledged the Turin indication of interest and confirmed the engagement of Deutsche Bank Securities as placement agent for Turin’s proposed financing transaction. Over the next several weeks into late October 2007, Turin continued its due diligence investigation of us, and the management teams of Carrier Access and Turin, together with their financial advisors, held several additional conversations to discuss various aspects of the preliminary, nonbinding indication of interest and the status of Turin’s proposed financing transaction.

On September 27, 2007, our board of directors held a regular meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. The representatives of Jefferies Broadview updated the board of directors on the strategic alternative process, including parties contacted to date, including Turin, Company A, Company B and Company C, and the level of interest from such parties, and reviewed the preliminary, nonbinding indication of interest received from Turin the previous day. The representatives of Jefferies Broadview also suggested that we send a nonbinding indication of interest to Company A to determine whether Company A would be interested in pursuing a transaction. After discussing the update from Jefferies Broadview, the board of directors authorized our senior management and Jefferies Broadview to continue to pursue discussions with Turin and other potential interested parties and to prepare and deliver a nonbinding indication of interest to Company A. Following the meeting, our senior management and the representatives of Jefferies Broadview continued to pursue discussions with Turin and other interested parties.

Representatives of Jefferies Broadview sent a nonbinding indication of interest to Company A and its financial advisors on October 1, 2007, proposing a transaction whereby we would acquire Company A in an all-stock transaction initially valued at a 20% premium to Company A’s 30-day volume-weighted average share price upon execution of a definitive agreement, which implied that the current stockholders of Company A would own 78.7% of the combined company following the transaction. On October 3, 2007, representatives of Jefferies Broadview held a telephone conference call with Company A’s chief executive officer to further discuss Company A’s consideration of a proposed transaction with us, including Company A’s response to our nonbinding indication of interest. Company A’s chief executive officer indicated that Company A would respond to the nonbinding indication of interest within one week, that there was mixed sentiment on Company A’s board of directors for supporting a potential transaction and that Company A would be undergoing some senior management changes in the near future.

Representatives of Jefferies Broadview contacted Turin on October 5, 2007, to discuss the schedule for continued due diligence and a timeline for completing a transaction. On October 8, 2007, members of our management team and representatives of Jefferies Broadview met with members of Turin’s management team in Boulder, Colorado for a due diligence meeting and to further review our business. At that meeting, the parties discussed our technology and development plans; customer engagements; our operations, finance and accounting; and expected merger synergies.

On October 10, 2007, members of our management team and representatives of Jefferies Broadview met with principals of Company B and senior management from one of Company B’s portfolio companies that Company B indicated could pursue a strategic transaction with us. The members of senior management of Company B’s portfolio company provided our management team with a detailed analysis of its business and market opportunities, and the parties discussed potential revenue opportunities and areas of synergy.

Also on October 10, 2007, the representatives of Jefferies Broadview held a telephone conference call with the chief executive officer of Company A to receive an update on its consideration of our nonbinding indication of interest. The chief executive officer stated that Company A would not be able to respond until the following week after internal company meetings. On October 15, 2007, the chief executive officer of Company A indicated to the representatives of Jefferies Broadview that Company A would not pursue a transaction with us, citing a lack of consensus from its board of directors, the upcoming management changes previously communicated and perceived issues with integrating Carrier Access into Company A.

Company B sent us a nonbinding indication of interest on October 19, 2007 proposing to sponsor a transaction between Carrier Access and Company B’s portfolio company. The proposed transaction contemplated: (1) that Carrier Access would initiate a partial cash self-tender offer for up to 12,857,143 shares of our common stock, constituting approximately 37% of our outstanding shares of common stock, for $3.50 per share, with Mr. Koenig and Ms. Pierce required to tender 100% of their shares, subject to proration; (2) that Carrier Access would simultaneously merge with Company B’s portfolio company whereby Carrier Access stock (or stock and up to 15% cash) having a value of $55 million would be issued in exchanged for all the shares of the portfolio company; and (3) Company B would commit to simultaneously purchase shares of common stock held by Mr. Koenig and Ms. Pierce for $3.50 per share such that, following the partial self-tender offer and the purchase of shares by Company B, between 8,572,107 and 10,393,157 shares of common stock held by Mr. Koenig and Ms. Pierce would have been tendered to Carrier Access or sold to Company B. Assuming that the partial self-tender offer was fully subscribed, each holder of shares of our common stock would receive cash for the portion of their shares of our common stock accepted in the tender offer and would continue to hold the remaining portion of their shares of our common stock following the transaction. The transaction would be subject to minimum cash balances held by Carrier Access at closing and a maximum net debt level of the portfolio company at closing. Following the transactions, it was contemplated that Company B would hold a minimum of 30% of the outstanding common stock of Carrier Access. In addition, following the transactions, Company B would have the right to designate 3 of 7 members of our board of directors.

On October 21, 2007, representatives of Jefferies Broadview discussed the proposed transaction with principals of Company B, and on October 23-24, 2007, Company B provided additional information regarding its portfolio company, including historical and projected financial information, revenue breakdown by customer and by product, a capitalization table, organization chart and current business update. Thereafter and continuing into November 2007, the management teams of Carrier Access and the portfolio company of Company B, together with their financial advisors and principals of Company B, continued to perform additional due diligence on the other and had several telephonic meetings to discuss various aspects of the October 19, 2007 nonbinding indication of interest.

On October 24, 2007, following additional due diligence and other considerations of Turin, Turin sent us a revised preliminary, nonbinding indication of interest proposing to acquire only our wireless business in an all-cash asset purchase for $23 to $26 million. The revised indication of interest did not contain a financing contingency but was subject to continued due diligence.

The following day, October 25, 2007, our board of directors held a regular meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. During the meeting, the representatives of Jefferies Broadview updated the board of directors on the strategic alternative review process, indicating that following interactions with over 40 entities, nonbinding indications of interest had been received from both Turin and Company B. The nonbinding indications of interest and proposed transactions were reviewed and discussed, with particular focus on preliminary transaction value, strategic rationale, risks and timeline for completing a transaction. It was also noted that Mr. Koenig and Ms. Pierce were concerned that the structure of the transaction with Company B would result in their engaging in a separate transaction with Company B in which our other stockholders would not participate. Because of the potential of a separate transaction between Mr. Koenig and Ms. Pierce and Company B, Mr. Koenig and Ms. Pierce, as well as the members of management and representatives of Jefferies Broadview, then left the meeting and the remaining members of the board of directors continued in executive session with the representatives of Wilson Sonsini Goodrich & Rosati, who discussed the terms of the indications of interest and reviewed the director’s fiduciary duties and process to be followed in connection with transactions of this nature. The representatives of Jefferies Broadview then rejoined the meeting and further discussed the strategic alternative review process and the improbability that the company would receive other or better proposals, given the number of other potential parties contacted and discussions with those other potential parties. Following discussion, and after receiving advice from Jefferies Broadview, the independent directors directed management and the representatives of Jefferies Broadview to (1) continue discussions and negotiations with both Turin and Company B, (2) optimize both proposals for price and structure, (3) determine whether both transactions were viable, (4) continue efforts with other potentially interested parties, (5) not enter into exclusive negotiations with any party, and (6) strive to achieve a transaction providing the maximum cash return to all stockholders of Carrier Access. Mr. Koenig and Ms. Pierce then rejoined the meeting and the representatives of Wilson Sonsini Goodrich & Rosati discussed the advice of Jefferies Broadview and the determinations of the independent directors, and Mr. Koenig and Ms. Pierce indicated their agreement with the proposed course of action. The board of directors then scheduled another meeting for November 15, 2007.

Representatives of Jefferies Broadview spoke with members of management at Turin on October 26, 2007 and October 29, 2007, regarding a potential transaction, coordinated regarding Turin’s additional due diligence requirements and informed Turin that representatives of Wilson Sonsini Goodrich & Rosati were preparing a draft asset purchase agreement to be used in connection with Turin’s proposed asset purchase transaction. At approximately the same time, the representatives of Jefferies Broadview spoke with principals of Company B regarding a potential transaction and coordinated with them about other aspects of proceeding with a transaction.

On October 30, 2007, we announced financial results for the quarter ended September 30, 2007, including revenues of $7.4 million and a net loss of $11.8 million, and provided an update to the public on the strategic alternative review process. Specifically, we stated in a press release and on a conference call that we had been actively engaged in discussions on a number of fronts and that although we were working hard to being able to conclude these efforts within the next 60-90 days, we were still in the discussion stages in this process and there was no assurance that any transaction would result from this process.

On October 31 and November 1, 2007, members of our management team and representatives of Jefferies Broadview met with principals of Company B and senior management from Company B’s portfolio company in Boulder, Colorado to discuss the portfolio company’s historical and projected financial performance, product and customer milestones, organizational review, product and technology review, customer review and operational review. In addition, the parties discussed joint business planning, including strategic rationale, synergies and development of a joint operating plan.

Representatives of Jefferies Broadview sent a draft asset purchase agreement prepared by representatives of Wilson Sonsini Goodrich & Rosati to Turin on November 2, 2007, and on that same day, members of our management team held a telephone conference call with members of Turin’s management team to discuss customer opportunities.

Later that same day, we received an unsolicited proposal to acquire Carrier Access for $3.40 per share from an individual representing a group of investors of Carrier Access. The proposal was subject to a number of contingencies, including completion of due diligence and receipt of financing sufficient to pay the offered purchase price per share. We communicated with the individual on November 5, 2007 in order to begin engaging in discussions regarding the proposal, but prior to such discussions taking place, the investor group withdrew their proposal on November 6, 2007.

On November 2, 2007, we also issued a press release reiterating the statements made during our earnings conference call held on October 30, 2007 regarding the status of our strategic alternative process.

From November 4-6, 2007, Carrier Access, Company B and Company B’s portfolio company continued to exchange due diligence information, including projected 2008 financials and updated revenue information by segment and customer of Company B’s portfolio company and headcount and historical revenue information of Carrier Access. On November 5, 2007, representatives of Jefferies Broadview spoke with a principal of Company B regarding the proposed transaction. The principal of Company B indicated that their due diligence review was continuing, that Company B was speaking with potential investors regarding a potential private placement for Company B’s portfolio company, and that Company B intended to send Carrier Access a revised nonbinding indication of interest in which the size of the proposed partial self-tender offer would be increased and Company B would not propose directly to purchase shares of our common stock from Mr. Koenig and Ms. Pierce.

Members of our management team met with senior management from Turin on November 7, 2007, in Boulder, Colorado for further due diligence sessions on our technology; finance, legal and operations; and customer support.

In early-to-mid November 2007, members of our management team and representatives of Jefferies Broadview met with senior management from Company B’s portfolio company at one of the portfolio company’s facilities to conduct product, customer and financial due diligence on the portfolio company, and members of our management team held telephone conference calls with principals at Company B to discuss various aspects of a potential transaction. Also in early-to-mid November 2007, Mr. Floyd, a member of our board of directors, spoke with a member of the board of directors of Company B’s portfolio company. In the conversation, the member of the board of directors of Company B’s portfolio company reiterated Company B’s interest in a transaction with Carrier Access.

At approximately this time in November 2007, Mr. Koenig and Ms. Pierce briefly spoke with the chief executive officer of Company C and discussed Company C’s financial results and projections, Company C’s prospects for raising additional capital and various other aspects of Company C’s business. We entered into a mutual confidentiality agreement with Company C dated as of November 9, 2007.

On November 9, 2007, Turin delivered a draft asset purchase agreement to us prepared by Fenwick & West, Turin’s outside legal counsel, and reiterated its previous offer on October 24, 2007, to acquire only our wireless business in an all-cash asset purchase for $23 to $26 million. From November 9, 2007 through November 15, 2007, members of Carrier Access and Turin management, as well as their respective financial and legal advisors, had several telephonic meetings to discuss and negotiate the terms and conditions of the asset purchase agreement, to continue due diligence meetings and to review various other aspects of a potential transaction. Members of Turin management also visited employees at our Shanghai, China facility on November 13-14, 2007, as part of its due diligence investigation.

Company B sent us a revised, nonbinding indication of interest on November 14, 2007 proposing to sponsor a transaction between Carrier Access and Company B’s portfolio company. The proposed transaction contemplated: (1) that Carrier Access would initiate a partial cash self-tender offer in the aggregate amount of between $65 and $75 million, constituting approximately 68% to 79% of our outstanding common stock, at the 30-day average stock price at the time of announcement, subject to a maximum of $2.75 per share, with Mr. Koenig and Ms. Pierce agreeing to tender 100% of their shares, subject to proration; (2) that Company B would lead a syndicate that would simultaneously invest up to $25 million in Company B’s portfolio company to provide working capital to the combined company and to fund the partial self-tender offer; and (3) that Carrier Access would simultaneously acquire Company B’s portfolio company for 24,805,195 shares of our common stock (assuming a $2.75 per share price for the partial self-tender offer, a $25 million investment in Company B’s portfolio company, and a maximum of $9 million in net debt of the portfolio company at the closing of the transaction). As with Company B’s previously proposed transaction, assuming that the partial self-tender offer was fully subscribed, each holder of shares of our common stock would receive cash for the portion of their shares of our common stock accepted in the tender offer and would continue to hold the remaining portion of their shares of our common stock following the transaction. Following the transactions, it was contemplated that the former stockholders of Company B’s portfolio company, including Company B, would hold approximately 77% of the outstanding common stock of Carrier Access, and that following the transactions, we would register the shares of our common stock held by such former stockholders of Company B’s portfolio company with the Securities and Exchange Commission for resale by such stockholders, subject to a reasonable lock-up period. With the former stockholders of the portfolio company owning approximately 77% of the outstanding common stock of Carrier Access, the proposed transaction would result in the de facto acquisition of Carrier Access by the portfolio company and a registration of shares of our common stock for resale. In addition, following the transactions, the former stockholders of Company B’s portfolio company would have the right to designate 3 of 7 members of our board of directors. From November 14, 2007 until November 19, 2007, members of Carrier Access management, principals at Company B, management of Company B’s portfolio company, as well as their respective financial and legal advisors, had several telephonic meetings to discuss the terms and conditions contained in the revised, nonbinding indication of interest.

On November 15, 2007, Company C sent us a nonbinding indication of interest proposing to acquire Carrier Access in an all-stock transaction. The proposed transaction contemplated: (1) that our stockholders would receive shares of Company C’s common stock initially valued in the amount of 125% of Carrier Access’ volume-weighted average share price for the 10 days immediately prior to executing a merger agreement with Company C; (2) that the value of shares of Company C’s common stock that our stockholders would receive would be reduced by $1.25 for every $1.00 that our cash and cash equivalents, as defined in the indication of interest, at the closing of the transaction was below $80 million; and (3) that Company C would not be required to complete the transaction if our cash and cash equivalents, as defined in the indication of interest, at closing was less than $30 million. The nonbinding indication of interest also contemplated that Carrier Access would declare and pay a cash dividend of at least $1.00 per share to all stockholders prior to the closing of a transaction with Company C, and that the amount of cash used to pay such dividend would not result in a purchase price adjustment.

Our board of directors held a special telephonic meeting on November 15, 2007, at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. During the meeting, the representatives of Jefferies Broadview updated the board of directors on the strategic alternative process, including the indications of interest received to date, on-going efforts with the potentially interested parties and a summary of parties indicating no interest or no interest at this time. The board of directors discussed the proposed transaction structures outlined in the indications of interest received from Turin and Company B, the consideration to be received by our stockholders and related valuation analysis, the status of discussions with the parties, key considerations including proposed timing of a transaction, and the advantages, disadvantages and risks of each proposed transaction. After discussion, the board of directors authorized Jefferies Broadview to (1) respond to the indications of interest from Turin and Company B with alternative terms, (2) enter into negotiations with each party and emphasize a preference for an all cash offer for the entire company, (3) not enter into an exclusive negotiation agreement at this time, (4) maintain a tight timetable to enter into a definitive agreement and (5) assess the true interest of Company C and other parties who have expressed interest.

From November 15, 2007 until November 18, 2007, members of Carrier Access and Company C management, as well as their respective financial advisors, held several telephonic meetings to discuss the terms and conditions contained in the nonbinding indication of interest sent by Company C on November 15, 2007.

On November 16, 2007, representatives of Jefferies Broadview communicated to Turin’s management that our board of directors continued to prefer an all-cash offer to purchase the entire company rather than Turin’s proposed asset purchase of our wireless business. Later that day, Turin sent us a revised preliminary, nonbinding indication of interest contemplating a purchase of Carrier Access in an all-cash transaction for $95 million. From November 16, 2007 through November 20, 2007, members of Carrier Access and Turin management, as well as their respective financial and legal advisors, had several telephonic meetings to discuss and negotiate the terms and conditions of the revised preliminary, nonbinding indication of interest.

Company C sent us a revised, nonbinding indication of interest on November 18, 2007. The proposed transaction contemplated: (1) that our stockholders could elect to receive either Company C shares of common stock, cash or a combination of Company C shares of common stock and cash, initially valued at the time of the execution of a transaction at a 42.9% premium to Carrier Access share price; (2) that the aggregate value of Company C’s common stock and cash that our stockholders would receive in the transaction would be reduced by $1.30 for every $1.00 that our cash and cash equivalents at the closing of the transaction, as defined in the indication of interest, was below $70 million; (3) that if our cash and cash equivalents at the closing of the transaction, as defined in the indication of interest, was less than $25 million, the portion of the consideration paid to our stockholders in the transaction that equaled the amount less than $25 million would be paid in shares of Company C’s common stock, notwithstanding an election by our stockholder to receive cash; (4) that Mr. Koenig and Ms. Pierce would elect to receive shares of Company C’s common stock; and (5) that at least 40% of the total consideration received in the transaction (including that received by Mr. Koenig and Ms. Pierce) must be in the form of shares of Company C’s common stock. The nonbinding indication of interest also contemplated that Carrier Access would declare and pay a cash dividend to all stockholders prior to the closing of a transaction with Company C, and that the amount of cash used to pay such dividend would not result in a purchase price adjustment.

Our board of directors held a special telephonic meeting on November 19, 2007, at which representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. During the meeting, the representatives of Jefferies Broadview updated the board of directors on the strategic alternative process, including the indications of interest received to date from Turin, Company B and Company C. The board of directors discussed the proposed terms and conditions of each of the proposed transactions, including the type and amount of consideration, structure, key conditions and requirements, exclusivity and timing, as well as the advantages, disadvantages and risks of each of the proposed transactions. The representatives of Jefferies Broadview also described the status of discussions with, and the due diligence investigations conducted to date by, the three parties proposing to enter into the strategic alternatives us, including that Company C had yet to begin a due diligence review of us. Following discussion and after receiving advice from Jefferies Broadview, the board of directors determined that we should (1) move forward with the proposed all-cash transaction with Turin at $2.75 per share, (2) communicate our intention to pursue a transaction with another party to Company B and Company C, providing them with an opportunity to revise their proposals, and (3) enter into a 14-day exclusivity agreement with Turin in order to negotiate a definitive agreement subject to approval of our board of directors.

On November 20, 2007, we and Turin executed an exclusivity agreement providing for a period of exclusive negotiations expiring at 11:59 p.m. on December 4, 2007 in order for us to negotiate an agreement whereby Turin would agree to purchase Carrier Access in an all-cash transaction for $95.4 million. Thereafter and continuing until the execution of the merger agreement on December 15, 2007, the management teams of Carrier Access and Turin, together with their financial and legal advisors, continued from time to time to perform additional due diligence on the other.

Beginning on November 22, 2007, the representatives of Fenwick & West and Wilson Sonsini Goodrich & Rosati exchanged drafts of the merger agreement and voting agreement, and our management team began preparing the disclosure schedules contemplated by the merger agreement. Thereafter through the execution of the merger agreement and the voting agreement on December 15, 2007, members of Carrier Access and Turin management, as well as their respective financial and legal advisors, had numerous telephonic meetings to negotiate the terms and conditions of the merger agreement and the voting agreement. In particular, from November 29, 2007 through December 3, 2007, the parties discussed, among other things, various provisions in the draft merger agreement related to our cash balance at closing and whether or not an adjustment to the purchase price would be made if such cash balance was less than a specified amount, the formulation of the “material adverse effect”/“material adverse change” definition, the process by which our board of directors’ could consider alternative proposals, certain conditions to closing, the termination rights of the parties and the amount of the termination fee to be paid by us in certain circumstances under the merger agreement. In addition, in December 2007, Mr. Laube and Mr. Doll had several conversations in which both individuals discussed communications that had occurred between the financial representatives of Carrier Access and Turin and generally discussed the potential transaction.

On December 3, 2007, members of Turin’s management spoke with representatives of Jefferies Broadview and requested that the period of exclusive negotiations be extended three days through 11:59 p.m. on December 7, 2007.

Later that same day, our board of directors held a special telephonic meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. The representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview reviewed with the board of directors the recent discussions with Turin and its financial advisor regarding the terms and conditions of the proposed transaction, the due diligence investigations conducted to date, the status of negotiations between the parties regarding the definitive merger agreement, and remaining open items in the merger agreement, including various provisions in the merger agreement regarding the minimum cash balance of the Company at the time of the closing of the proposed transaction. The board of directors also discussed timing considerations, including Turin’s request that the period of exclusive negotiations be extended three days through 11:59 p.m. on Friday, December 7, 2007. Following review and discussion, the board of directors authorized management and our representatives (1) to continue negotiations with Turin and its representatives, and (2) to enter into a twenty-four hour extension of the exclusivity agreement with Turin if, in the judgment of our management, the parties were making sufficient progress towards finalization of the merger agreement when the exclusivity agreement expired at midnight on Tuesday, December 4, 2007 to warrant such an extension.

On December 4, 2007, Turin sent us a letter and a revised draft of the merger agreement outlining revised proposed terms and conditions for the transaction, including principally a reduction in the aggregate purchase price from $95.4 million to $90 million and a purchase price adjustment downward if our cash balance at the closing of the transaction, as defined in the merger agreement, was less than $66 million. Later on December 4, 2007, representatives of Jefferies Broadview responded to Turin’s revised terms, stating principally, subject to the approval of our board of directors, that the aggregate purchase price should be $92.7 million or $2.60 per share and that the purchase price adjustment not occur unless our cash balance at the closing of the transaction, as defined in the merger agreement, was less than $63 million.

At 11:59 p.m. on December 4, 2007, our period of exclusive negotiations with Turin expired.

On December 5, 2007, representatives of Jefferies Broadview informed representatives of Deutsche Bank Securities that, in light of the fact that our period of exclusive negotiations with Turin had expired, another interested party could provide a revised indication of interest proposing to purchase Carrier Access. From December 5-7, 2007, members of Carrier Access and Turin management, as well as their respective financial and legal advisors, continued to negotiate the terms and conditions of the merger agreement and the voting agreement and to finalize the disclosure schedules to the merger agreement.

Also on December 5, 2007, representatives of Jefferies Broadview contacted the principals of Company B, indicating that our period of exclusive negotiations with another party had expired.

On December 6, 2007, Company B sent us a revised, nonbinding indication of interest. The proposed transaction was similar to the transaction outlined in Company B’s indication of interest dated November 14, 2007, except that: (1) the size of our proposed partial cash self-tender offer was increased to an aggregate of at least $75 million at $3.00 per share, constituting approximately 72% of our outstanding common stock; and (2) it was contemplated that the former stockholders of Company B’s portfolio company, including Company B, would hold approximately 71% (rather than 77%) of the outstanding common stock of Carrier Access.

Later that same day, our board of directors held a special telephonic meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. The representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview reviewed with the board of directors the recent discussions with Turin and its financial advisor regarding the terms and conditions of the proposed transaction with Turin, and discussed with the board of directors the revised, nonbinding indication of interest received earlier in the day from Company B. The representatives of Wilson Sonsini Goodrich & Rosati also discussed the director’s fiduciary duties in connection with transactions of this nature and reviewed the principal terms of the merger agreement and voting agreements with Turin. Representatives of Jefferies Broadview also reviewed with the board its preliminary financial analyses of the proposed transaction with Turin. The board of directors was given the opportunity to ask questions and express their views throughout the meeting. At the conclusion of the meeting, the board of directors authorized management and our representatives to continue negotiations with Turin and its representatives, as well as Company B and its representatives, and tentatively scheduled a board meeting for the following day.

On December 7, 2007, Company B sent us a revised, nonbinding indication of interest. The proposed transaction was similar to the transaction outlined in Company B’s indication of interest dated November 14, 2007, as revised on December 6, 2007, except that: (1) the size of the proposed investment by a syndicate led by Company B in Company B’s portfolio company to provide working capital to the combined company and to fund our partial self-tender offer was increased from $25 million to $30 million; and (2) it was contemplated that the former stockholders of Company B’s portfolio company, including Company B, would hold approximately 72% of the outstanding common stock of Carrier Access.

Also on December 7, 2007, Henry Wasik, Turin’s president and chief executive officer, informed Mr. Snyder of Turin’s continued commitment to a transaction with us but indicated that Turin was not yet prepared to finalize and execute the merger agreement with us because of continuing discussions with a third party financing source that would provide additional capital to Turin in connection with the proposed transaction with us. Mr. Wasik stated that Turin would be in contact with us once the financing arrangements were finalized early in the following week. Similar conversations were held that day between Mr. Laube of our board of directors and Mr. Doll of Turin’s board of directors, and between representatives of Jefferies Broadview and representatives of Deutsche Bank Securities.

In light of this development, our board of directors cancelled its tentatively scheduled board meeting for December 7, 2007, and our management instructed the representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview to continue negotiations with Turin and its representatives, as well as Company B and its representatives. In particular, the representatives of Jefferies Broadview were instructed to prepare financial analyses of a proposed transaction with the portfolio company of Company B, and the representatives of Wilson Sonsini Goodrich & Rosati were instructed to commence legal due diligence of the portfolio company of Company B and to prepare a draft merger agreement to be provided to Company B and its portfolio company.

From December 7-15, 2007, the management teams of Carrier Access and the portfolio company of Company B, together with their financial and legal advisors, continued to perform additional due diligence on the other. Beginning on December 9, 2007, the representatives of Wilson Sonsini Goodrich & Rosati and the outside legal counsel to the portfolio company of Company B exchanged drafts of a merger agreement, voting agreement and stockholders agreement, which contained proposed registration rights for the stockholders of the portfolio company, and the management team of the portfolio company began preparing the disclosure schedules contemplated by the merger agreement. Thereafter through December 15, 2007, members of management of Carrier Access and the portfolio company, the principals of Company B, as well as their respective financial and legal advisors, had numerous telephonic meetings to negotiate the terms and conditions of a merger agreement, voting agreement, stockholders’ agreement and an equity commitment letter between Company B and the portfolio company of Company B regarding the proposed $30 million investment in Company B’s portfolio company.

Representatives of Deutsche Bank Securities spoke with representatives of Jefferies Broadview on December 12, 2007, informing them that Turin was continuing to seek post-transaction financing terms that were acceptable to it, that the board of directors of Turin was meeting later in the day to discuss the potential financing and that they would be in contact following the meeting of the Turin board of directors.

Later on December 12, 2007, our board of directors held a special telephonic meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. The representatives of Jefferies Broadview updated the board of directors on the status of the potential transaction with Turin. Our board of directors was also informed of the status of the potential transaction with the portfolio company of Company B, including discussions regarding the terms and conditions of the transaction; the status of our legal and financial due diligence investigations of the portfolio company; securities law issues associated with the issuance and subsequent registration of the Carrier Access shares to be issued in the merger; the principal terms of the definitive merger agreement and open issues, including our cash balance at the closing of the transaction and the ongoing liquidity of the combined company, the size of the proposed pre-closing investment in the portfolio company, and the lack of an escrow in the transaction. The potential timeline for closing a transaction with the portfolio company was also discussed, including that it was very likely a longer timeline to closing than the Turin transaction because of the greater complexity and higher likelihood of regulatory review of the transaction with the portfolio company. Representatives of Jefferies Broadview also reviewed with the board its preliminary financial analyses of the proposed transaction with the portfolio company. The board of directors was given the opportunity to ask questions and express their views throughout the meeting. At the conclusion of the meeting, the board of directors authorized management and our representatives to continue negotiations with Turin and its representatives, as well as Company B, the portfolio company of Company B and their representatives, and scheduled a board meeting for December 15, 2007.

Late in the evening on December 12, 2007, Turin sent us a letter stating that its board of directors had approved execution of the merger agreement with us at a $2.60 per share purchase price to our stockholders. The letter also stated Turin’s position on several other outstanding issues in the merger agreement, principally, that the purchase price adjustment would not occur unless our cash balance at the closing of the transaction, as defined in the merger agreement, was less than $63 million and finalizing what expenditures or receipts of cash would and would not apply towards the concept of cash balance in the merger agreement. The letter proposed that the parties execute the merger agreement and announce the transaction the following day.

On December 13, 2007, representatives of Jefferies Broadview spoke with members of Turin’s management and representatives of Deutsche Bank Securities and indicated that our board of directors had scheduled a meeting on December 15, 2007 to consider execution of a definitive agreement either with Turin or with another company and that we would contact Turin following that meeting. Later that day, Turin sent us a revised draft of the merger agreement reflecting the terms set forth in its December 12, 2007 letter and proposed to execute the merger agreement on December 15, 2007.

From December 12-15, 2007, the management teams of Carrier Access and the portfolio company of Company B, together with their financial and legal advisors, continued to perform due diligence on the other and to finalize the disclosure schedules contemplated by the merger agreement, and members of management of Carrier Access and the portfolio company, the principals of Company B, as well as their respective financial and legal advisors, had numerous telephonic meetings to negotiate the terms and conditions of the merger agreement, the voting agreement, the stockholders’ agreement and the equity commitment letter.

On the morning of December 15, 2007, a principal at Company B contacted representatives of Jefferies Broadview and indicated that it proposed to reduce the aggregate size of our partial cash self-tender offer from $75 million to $70 million, constituting approximately 67% of our outstanding common stock, that it proposed to reduce its anticipated investment in its portfolio company from $30 million to $25 million and that it would require a purchase price adjustment if our cash balance at closing of the transaction, as defined in the merger agreement, was less than $58 million. Subsequently, members of management of Carrier Access and the portfolio company, the principals of Company B, as well as their respective financial and legal advisors, had a telephonic meeting to discuss remaining open issues on the equity commitment letter, merger agreement and the stockholders’ agreement.

Later on December 15, 2007, our board of directors held a special telephonic meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview were present. The representatives of Wilson Sonsini Goodrich & Rosati and Jefferies Broadview updated the board of directors on the status of the potential transactions with Turin and Company B, including the letter and near-final draft of the merger agreement received from Turin as well as the changes in the terms and conditions of the transaction with Company B, and indicated that both parties had expressed an ability, following the meeting of the board of directors, to finalize quickly any open issues and execute a merger agreement with us. Our financial and legal representatives provided a comparison of the two alternative transactions, including the key transaction considerations; the assumptions underlying our financial analysis of the separate transactions; the advantages, disadvantages and risks of the transactions; the proposed changes in the Company B transaction; the fact that the merger agreement in connection with a transaction with Turin was essentially complete and that the agreement in connection with a transaction with Company B was not yet complete; the relative complexity and timing of closing of each potential transaction; the value of the cash to be received by our stockholders in the partial self-tender offer and the estimated potential value of the portion of shares of our common stock held by our stockholders following the partial self-tender offer and the merger with Company B in comparison with the per share cash consideration offered by Turin; the working capital position of the combined company following a merger with the portfolio company, including the level of Company B’s equity investment; and the motivation of each party to enter into and close a transaction. Our management then discussed its views of a transaction with Company B, providing a summary of the legal and financial due diligence conducted on the portfolio company of Company B, including potential liabilities, key issues discovered and remaining open due diligence items;

financial modeling of the combined company and financial plans; potential integration of the combined companies; challenges, opportunities and risks of the transaction; results of customer due diligence and review of revenue opportunities; and implications of the foregoing on the anticipated timeline to closing a transaction with the portfolio company of Company B. The representatives of Wilson Sonsini Goodrich & Rosati then reviewed various aspects of the directors’ fiduciary duties in connection with transactions of this nature. Representatives of Jefferies Broadview then reviewed with the board its financial analyses of the proposed transaction with the portfolio company of Company B and updated its financial analyses of the proposed transaction with Turin that had been provided at the December 6, 2007 meeting of our board of directors. The board of directors was given the opportunity to ask questions and express their views throughout this review. The members of management and the representatives of Jefferies then left the meeting and the directors continued in closed session with the representatives of Wilson Sonsini Goodrich & Rosati. Each director then had the opportunity to state his or her views regarding the proposed transactions and a discussion ensued; among other things, the directors discussed the relative consideration to be received by our stockholders (including the reduction in the partial self-tender offer in the transaction with Company B); the business, execution and integration risks associated with a transaction with Company B both in terms of completing a transaction and the value of the common stock following a transaction; the presumed valuation of the portfolio company in a transaction with Company B; the lack of business, execution or integration risk in a transaction with Turin; the relative complexity of each transaction; the relative regulatory risks; and the relative ability to quickly close a transaction, particularly in terms of the closing cash requirement in both transactions. Following such discussion, our board determined that, subject to receiving the fairness opinion of Jefferies Broadview, we should proceed with the proposed transaction with Turin. The members of management and the representatives of Jefferies Broadview then rejoined the meeting, and the representatives of Jefferies Broadview delivered its oral opinion (subsequently confirmed in writing) that, as of December 15, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $2.60 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following all of these discussions, and after careful consideration, our board of directors determined that it was advisable, fair and in the best interests of Carrier Access and its stockholders for the board of directors to approve the merger and enter into the merger agreement, as subsequently finalized by certain authorized officers of Carrier Access. Our board of directors then, among other things, unanimously approved the merger agreement, the merger and the related transactions, and unanimously resolved to recommend that our stockholders vote in favor of the adoption of the merger agreement, in each case, subject to the receipt of the written opinion from Jefferies Broadview and resolution of all final issues on the merger agreement and related documentation.

Late in the evening of December 15, 2007, Carrier Access and Turin and their representatives finalized the merger agreement and the disclosure schedules to the merger agreement, and the parties executed the merger agreement dated as of December 15, 2007. Also, Turin and each of our directors and executive officers executed their respective voting agreements dated as of December 15, 2007.

On December 16, 2007, Carrier Access and Turin finalized their press announcements, filings and communications materials, and the proposed merger was announced by press release the morning of December 17, 2007 prior to the opening of market trading.

Recommendation of Our Board of Directors

Reasons for the Merger. In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof, and that we have conducted an extensive market check by contacting a number of potential strategic and financial partners over a period of several months, as described in the section entitled “The Merger—Background to the Merger” beginning on page 24;

•

management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with Turin, including the likelihood that a third party would offer a higher price than the $2.60 in cash per share, without interest, subject to adjustment, offered by Turin and the likelihood that such a transaction could be consummated within the same timeframe as the merger with Turin, as described in the section entitled “The Merger—Background to the Merger” beginning on page 24;

•

management’s dealings specifically with the portfolio company of Company B regarding a potential transaction alternative, including that in such a transaction our stockholders would potentially receive cash for a portion of their shares of common stock and would continue to hold the remaining portion of their shares of common stock following the transaction, and that such a transaction was more complex, did not clearly offer greater value to our stockholders and would involve more risk for a successful consummation of the transaction, as described in the section entitled “The Merger—Background to the Merger” beginning on page 24;

•

the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, reductions in capital expenditures by our customers, the trend toward consolidation in the telecommunications industry and the corresponding effect on our revenues, and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•

the size of Carrier Access and related economies of scale, and that the diversification of our product offerings beyond the level that may be reasonably achievable on an independent basis was becoming increasingly important to continued success in our industry;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our stockholders in the merger, including the form of such consideration.

Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to:

•

discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

•

a review of the possible alternatives to a sale of Carrier Access, including remaining independent and growing the business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to our stockholders of such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; and the assessment of the board of directors that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by the stockholders in the merger;

•

specifically in connection with the potential transaction with the portfolio company of Company B that we considered, that our stockholders would potentially receive cash for a portion of their shares of common stock and would continue to hold the remaining portion of their shares of common stock following the transaction, and that such a transaction was more complex, did not clearly offer greater value to our stockholders and would involve more risk for a successful consummation of the transaction;

•

the risks associated with remaining an independent company, including the increased competition, the significant and increasing cost of complying with obligations as a publicly traded company, the anticipated operating performance and a review of ongoing product development initiatives;

•

the belief by management that the merger would allow for enhanced products and opportunities for our partners, clients and customers, and management’s view that the relatively limited overlap between Carrier Access and Turin would minimize the impact of the merger on our customers and employees;

•

the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the $2.60 per share in cash, without interest, subject to adjustment, to be paid as the consideration in the merger represented:

•	an approximate 4.0% premium over the closing price of our common stock on December 14, 2007 (the last trading day prior to the public announcement of the merger);

•	an approximate 9.7% premium over the closing price of our common stock on November 16, 2007 (20 days prior to the public announcement of the merger); and

•	an approximate 14.7% premium over the average closing price of our common stock from through December 14, 2007 (the 20-day trading period prior to the public announcement of the merger);

•

the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies, including the value of comparable publicly traded companies, prices paid in comparable transactions involving similar companies, premiums paid in selected transactions and future projected share price analysis;

•

the opinion of Jefferies Broadview to our board of directors (attached as Appendix C to this proxy statement) that, as of December 15, 2007, and based upon and subject to the factors and assumptions set forth in such opinion, the $2.60 per share in cash, without interest, subject to adjustment, to be received by the holders of shares of our common stock was fair from a financial point of view to such holders, as described in the section entitled “The Merger—Opinion of Jefferies Broadview” beginning on page 42;

•

the belief by our board of directors that we had obtained the highest price per share that Turin was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•

the assessment, based on management’s dealings with other possible buyers both in the past and during the course of negotiations with Turin, as to the low likelihood that a third party would offer a higher price than Turin in a transaction that could be consummated within the same timeframe as the merger with Turin;

•

the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which such stockholders would receive stock or continue to hold a portion of their shares of our common stock;

•

the fact that the merger would be subject to the approval of our stockholders and that if a higher priced offer were to be made to our stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could terminate the merger agreement in order to enter into an agreement in connection with a superior offer, as described in the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 66;

•

the availability of appraisal rights for the stockholders who properly exercise their statutory appraisal rights under Delaware law, as described in the section entitled “The Merger—Appraisal Rights” beginning on page 54; and

•

the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, and closing conditions, as described in the section entitled “Agreement and Plan of Merger” beginning on page 58, are reasonable and that the prospects for successful consummation of the transaction are high.

The board of directors has identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•	the fact that our stockholders will not participate in any future growth potential of Carrier Access or Turin or any synergies resulting from the merger;

•

the possibility that the merger might not be completed and the potential effects of the public announcement and pendency of the merger on management attention, our ability to retain employees, our relationship with customers and suppliers, and our sales, operating results and stock price and our ability to attract and retain key management and sales, marketing and technical personnel;

•

the fact that the consideration to be received by our stockholders is subject to downward adjustment in the event that “closing cash,” as defined in the merger agreement, is less than $63 million at the time of the merger, as described in the section entitled “Agreement and Plan of Merger—Cash Adjustment of the Merger Consideration” beginning on page 58;

•

the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Turin the $3,475,198 termination fee under specified circumstances, including the termination of the merger agreement in order to enter into an agreement in connection with a superior offer, or reimburse expenses of Turin up to a maximum of $500,000 in the event that our stockholders do not adopt the merger agreement and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price in an alternative transaction, as described in the sections entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation,” “—Termination of the Merger Agreement,” “—Termination Fees,” and “—Other Expenses”;

•

the restrictions the merger agreement imposes on our operations during the period between the signing of the merger agreement and the completion of the merger and the fact that, should the merger not occur, such restrictions could have had an adverse effect on our operations during such time, as described in the section entitled “Agreement and Plan of Merger—Interim Operations of Carrier Access” beginning on page 63;

•

the fact that the merger agreement precludes us from actively soliciting alternative proposals, as described in the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 66;

•

the fact that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our stockholders, as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders, as described in the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation. After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement

Opinion of Jefferies Broadview

Jefferies Broadview was engaged to render an opinion to the board of directors as to whether the merger consideration to be received by the holders of shares of Carrier Access common stock (other than shares held in the treasury of Carrier Access, shares held by Turin or by RF Acquisition Corp., or shares in respect of which dissenters’ rights are exercised) pursuant to the merger agreement is fair, from a financial point of view, to such holders. On December 15, 2007, Jefferies Broadview delivered to the board of directors of Carrier Access its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the merger consideration to be received by the holders of shares of Carrier Access common stock (other than shares held in the treasury of Carrier Access, shares held by Turin or by RF Acquisition Corp., or shares in respect of which dissenters’ rights are exercised) pursuant to the merger agreement is fair, from a financial point of view, to such holders. The December 15, 2007 opinion of Jefferies Broadview is sometimes referred to hereinafter as the opinion.

The full text of the opinion is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. We urge you to read the opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered, and limits of the review undertaken in arriving at the opinion.

The opinion is for the use and benefit of the board of directors of Carrier Access in its consideration of the merger, and does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Carrier Access, nor does it address the underlying business decision by Carrier Access to engage in the merger or enter into the merger agreement, or the documents referred to therein. The opinion does not constitute a recommendation as to how any holder of shares of Carrier Access common stock should vote on the merger or any matter related thereto. In addition, the board of directors did not ask Jefferies Broadview to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors, or other constituencies of Carrier Access, other than the holders of shares of Carrier Access common stock. Furthermore, Jefferies Broadview does not express any view or opinion as to the fairness of the amount or nature of any compensation to any of Carrier Access’ officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by holders of shares of Carrier Access common stock. Jefferies Broadview expresses no opinion as to the price at which shares of Carrier Access common stock would trade at any time. For purposes of the opinion, Jefferies Broadview has assumed that the merger consideration that is paid will be $2.60 in cash, without interest, and will not be adjusted. The opinion has been approved by a fairness committee of Jefferies Broadview.

In arriving at the opinion, Jefferies Broadview, among other things:

1.	reviewed a draft dated December 13, 2007 of the merger agreement;

2.	reviewed certain publicly available financial and other information about Carrier Access;

3.

reviewed certain information furnished to Jefferies Broadview by Carrier Access’ management, including various financial forecasts and analyses relating to the business, operations and prospects of Carrier Access;

4.	held discussions with members of senior management of Carrier Access concerning the matters described in clauses (2) and (3) above;

5.

reviewed the share trading price history and valuation multiples for the common stock of Carrier Access and compared them with those of certain publicly traded companies that Jefferies Broadview deemed relevant;

6.	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies Broadview deemed relevant; and

7.	conducted such other financial studies, analyses, and investigations as Jefferies Broadview deemed appropriate.

In Jefferies Broadview’s review and analysis and in rendering the opinion, Jefferies Broadview assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the representations and warranties set forth in the merger agreement and the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Carrier Access to Jefferies Broadview, that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies Broadview. Jefferies Broadview did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies Broadview conduct a physical inspection of any of the properties or facilities of, Carrier Access. Jefferies Broadview has not been furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies Broadview assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies Broadview, Jefferies Broadview notes that projecting future results of any company is inherently subject to uncertainty. Carrier Access informed Jefferies Broadview, however, and Jefferies Broadview assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Carrier Access as to the future financial performance of Carrier Access. Jefferies Broadview expresses no opinion as to Carrier Access’ financial forecasts or the assumptions on which they were made.

The opinion was based on economic, monetary, regulatory, market, and other conditions existing and which can be evaluated as of the date of the opinion. Jefferies Broadview disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of which Jefferies Broadview becomes aware after the date of the opinion.

Jefferies Broadview has made no independent investigation of any legal or accounting matters affecting Carrier Access. Jefferies Broadview assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Carrier Access and its board of directors, including, without limitation, advice as to the legal, accounting, and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Carrier Access and its stockholders. In addition, in preparing the opinion, Jefferies Broadview did not take into account any tax consequences of the transaction to any holder of Carrier Access common stock, and has not taken into account any adjustment to the merger consideration pursuant to the terms of the merger agreement or otherwise. Jefferies Broadview assumed that the final form of the merger agreement would be substantially similar to the draft, dated December 13, 2007, reviewed by Jefferies Broadview. Jefferies Broadview also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents, and releases for the merger, no delay, limitations, restriction, or condition would be imposed that would have an adverse effect on Carrier Access, Turin, or the contemplated benefits of the merger. Jefferies Broadview also assumed that the merger will be completed in accordance with the terms of the merger agreement, and without waiver, modification or amendment of any material terms or conditions thereof, and in compliance with all applicable laws (including without limitation laws relating to insolvency and fraudulent conveyance).

The following is a brief summary of the analyses performed by Jefferies Broadview in connection with the opinion, in addition to its review of share price trading history of the Carrier Access common stock. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies Broadview, but includes all material factors considered by Jefferies Broadview in rendering the opinion. Jefferies Broadview did not attribute any particular weight to any analysis, methodology, or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, the analyses performed by Jefferies Broadview must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Each analysis performed by Jefferies Broadview is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies Broadview believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies Broadview to arrive at the opinion. For purposes of its analysis and the opinion, Jefferies Broadview has assumed that the merger consideration that is paid will be $2.60 in cash, without interest, and will not be adjusted.

Comparable Public Company Analysis

Comparable Public Company Analysis is a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customers markets. Jefferies Broadview reviewed and compared selected financial data for five publicly-traded companies chosen by Jefferies Broadview that were deemed to be comparable to Carrier Access. Jefferies Broadview selected these five companies based on their common participation with Carrier Access in the communications equipment manufacturing industry and their listing on major U.S. stock exchanges. The comparable companies chosen by Jefferies Broadview included:

•	NMS Communications Corp.

•	Occam Networks, Inc.

•	Sycamore Networks, Inc.

•	Westell Technologies, Inc.

•	Zhone Technologies, Inc.

No company utilized in the comparable public company analysis is identical to Carrier Access. Jefferies Broadview made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Carrier Access. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

For each of the comparable companies, Jefferies Broadview calculated that company’s total enterprise value as that company’s equity market value, plus total debt, less cash. For purposes of this calculation, equity market values were calculated as of December 14, 2007, and cash and debt values were calculated based on projected levels as of December 31, 2007 (except for Sycamore Networks, Inc., which was as of January 31, 2008) utilizing analyst research where available and Jefferies Broadview estimates where unavailable. Jefferies Broadview then calculated the multiple implied by the relation between the total enterprise value of each of these companies and (i) that company’s revenue for the last twelve-month period ended September 30, 2007, except for Sycamore Networks, Inc., which is for the last twelve-month period ended October 27, 2007, as reflected in periodic reports filed with the SEC; (ii) that company’s estimated revenue for the year ending December 31, 2007, as indicated in selected analyst reports; and (iii) that company’s estimated revenue for the year ending December 31, 2008, as indicated in selected analyst reports.

Jefferies Broadview next calculated Carrier Access’ total enterprise value and the corresponding multiples for Carrier Access in the merger on the same basis, but (i) utilizing management’s estimates of Carrier Access’

cash as of December 31, 2007, (ii) defining equity market value (for purposes of calculating total enterprise value) as the $2.60 per share merger consideration multiplied by the number of fully diluted shares of Carrier Access common stock outstanding (based on the treasury stock method), (iii) using management financial projections for revenues for the years ending December 31, 2007 and December 31, 2008, and (iv) also using an independent industry analyst’s projection for Carrier Access’ revenue for the year ended December 31, 2008.

The resulting multiples are set forth in the table below:

Comparable Public Companies	Total Enterprise Value/Last Twelve- Month Period Revenue	Total Enterprise Value/Projected 2007 Revenue	Total Enterprise Value/Projected 2008 Revenue
NMS Communications Corp.	0.56x	0.55x	0.47x
Occam Networks, Inc.	0.37x	0.41x	0.38x
Sycamore Networks, Inc.	0.81x	0.80x	0.68x
Westell Technologies, Inc.	0.11x	0.11x	0.11x
Zhone Technologies, Inc.	0.96x	0.96x	0.88x
Mean	0.56x	0.57x	0.50x
High	0.96x	0.96x	0.88x
Median	0.56x	0.55x	0.47x
Low	0.11x	0.11x	0.11x
Carrier Access (Management Estimates)	0.57x	0.65x	0.46x
Carrier Access (Analyst Estimates)	N/A	N/A	0.64x

Comparable Transaction Analysis

Jefferies Broadview analyzed seven selected previous acquisition transactions of communications equipment manufacturers in the United States since January 1, 2004 where, in each case, the target had less than $250 million in revenues in the relevant twelve month measurement period preceding the announcement of the transaction. Such transactions are summarized in the following table:

Date Announced	Acquiror	Target
02/23/2007	KEG Holdings, Inc. (Kentrox, LLC)	Applied Innovation, Inc.

11/14/2006	Motorola, Inc.	Netopia, Inc.

04/12/2006	Sycamore Networks, Inc.	Allen Organ Company (Eastern Research, Inc.)

07/08/2005	Zhone Technologies, Inc.	Paradyne Networks, Inc.

04/29/2004	Verilink Corp.	Larscom Inc.

04/22/2004	Zhone Technologies, Inc.	Sorrento Networks Corp.

01/05/2004	Advanced Fibre Communications, Inc.	Marconi Corporation plc (North American Access Business)

Jefferies Broadview considered certain financial data relating to the transactions, including the target company’s actual revenue for the most recent target fiscal last twelve-month period prior to the announcement of each transaction and the target company’s total enterprise value. Total enterprise value was calculated as equity market value, plus total debt, less cash, where such data was available. In the case of the acquisition of Eastern Research, Inc. from Allen Organ Company and the acquisition of Marconi Corporation’s North American Access Business, the total enterprise value was assumed to be equal to the published purchase price paid. The revenues for Marconi Corporation’s North American Access Business were estimated by annualizing the revenue for that business for the six months ended September 30, 2003. For each comparable transaction, Jefferies Broadview then calculated total enterprise value as a multiple of that target company’s revenue for the most recent target fiscal last twelve-month period prior to the announcement of the transaction.

Jefferies Broadview next calculated the corresponding multiple for Carrier Access in the merger on the same basis, but defining equity market value (for purposes of calculating total enterprise value) as the $2.60 per share merger consideration multiplied by the number of fully diluted shares of Carrier Access common stock outstanding (based on the treasury stock method).

The resulting multiples are set forth in the table below:

Comparable Transactions	Total Enterprise Value/Last Twelve-Month Period Revenue
Mean	1.32x
High	2.24x
Median	1.29x
Low	0.57x
The Merger	0.57x	(1)

(1)	Implied multiples at transaction share price of $2.60 per share.

The transactions utilized in the comparable transaction analysis are not identical to the merger. In evaluating the transactions, Jefferies Broadview made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Carrier Access. Mathematical analysis of comparable transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

Using data from the Thomson SDC, Jefferies Broadview conducted premiums paid analyses using twenty-four transactions closed since January 1, 2005 where the target company was a technology hardware manufacturer located in North America. The equity value of the target in each of these transactions was between $25 million and $250 million, and none of the transactions included a seller that was an OTC-listed company or that was structured as an asset purchase. For each of the target companies involved in the transactions, Jefferies Broadview examined the closing stock price one trading day and twenty trading days prior to the announcement of the relevant transaction in order to calculate the premiums paid by the acquiror over the target company’s closing stock price at those points in time. Jefferies Broadview then compared those premiums to the premium implied by the $2.60 merger consideration over Carrier Access’ undisturbed stock prices on the dates one trading day and twenty trading days prior to December 17, 2007. A summary of the premiums observed in those analyses is set forth in the table below:

	Total Number of Deals
	One Day Prior	20 Days Prior
Below 0%	2	1
0-20%	6	11
20-40%	12	10
40-60%	2	0
60-80%	1	1
80-100%	0	0
Above 100%	1	1

Implied Merger Premium Per Share(1)
Consideration of $2.60/share	4.0%	9.7%

(1)

Based on Carrier Access common stock closing prices of $2.50 per share on December 14, 2007 (one trading day prior to the announcement of the merger), and $2.37 per share on November 16, 2007 (20 trading days prior to the announcement of the merger).

Future Projected Share Price Analysis

Jefferies Broadview performed a future projected share price analysis, which values a business by applying current valuation multiples to projected operating metrics and discounting the resulting valuation. This analysis assumed a range of discount rates of 21.0% to 22.9%, representing discount rates similar to Carrier Access’ historical beta and the beta value of the sample set of comparable public companies described above. The analysis utilized two sets of projections: one prepared by management, and one prepared by an independent industry analyst. The analysis also assumed a range of total-enterprise-value-to-2008 projected revenue multiples of 0.40x to 0.90x (for the management projections) or 0.20x-0.60x (for the projections of the independent industry analyst, which were lower than management projections and therefore indicative of a lower multiple range), both of which were based on the multiples seen in the sample set of comparable public companies described above. Utilizing the projections of Carrier Access’ management, the analysis indicated a range of implied equity values per share of Carrier Access common stock of $2.25 to $2.79 per share, compared to the merger consideration of $2.60 in cash per share. Utilizing the projections of an independent industry analyst, the analysis indicated a range of implied equity values per share of Carrier Access common stock of $1.13 to $1.43 per share, compared to the merger consideration of $2.60 in cash per share.

Conclusion

Based on the foregoing analyses, on December 15, 2007, Jefferies Broadview delivered to the board of directors of Carrier Access its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the merger consideration to be received by the holders of shares of Carrier Access common stock (other than shares held in the treasury of Carrier Access, shares held by Turin or by RF Acquisition Corp., or shares in respect of which dissenters’ rights are exercised) pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the opinion, Jefferies Broadview considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies Broadview believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying the opinion. In performing its analyses, Jefferies Broadview made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Carrier Access. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies Broadview did not recommend any specific consideration to the board of directors of Carrier Access or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger.

Miscellaneous

Jefferies Broadview has, in the past, provided financial advisory and financing services to Carrier Access unrelated to the merger and may continue to do so. Jefferies Broadview has received, and may receive, fees for the rendering of such services. In addition, Jefferies Broadview may seek to, in the future, provide financial advisory and financing services to Carrier Access, Turin, or entities that are affiliated with Carrier Access or Turin, for which Jefferies Broadview would expect to receive compensation.

Jefferies Broadview was engaged by the board of directors of Carrier Access to act as financial advisor to Carrier Access in connection with the merger and upon the completion of the merger will be entitled to a fee equal to $1.7 million in the aggregate for its services, a portion of which was payable upon delivery of the opinion and the substantial portion of which is payable contingent upon consummation of the merger. Jefferies

Broadview also will be reimbursed for expenses incurred. Carrier Access has agreed to indemnify Jefferies Broadview against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies Broadview under such engagement. Jefferies Broadview was selected to deliver its opinion with respect to the merger on the basis of its experience and its familiarity with Carrier Access.

Jefferies Broadview and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with merger and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions for corporate and other purposes. In the ordinary course of its business, Jefferies Broadview and its affiliates may trade or hold securities of Carrier Access, Turin, and/or their respective affiliates for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Merger Financing

The consummation of the merger is not subject to a financing contingency, and Turin has represented and warranted in the merger agreement that it and its subsidiaries will have available to them sufficient funds to consummate the transactions contemplated by the merger agreement, including payment in full of the amounts payable to holders of Carrier Access common stock. Turin expects to finance this transaction with (1) Turin’s cash and cash equivalents and (2) Carrier Access’ cash and cash equivalents immediately after the effective time.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Turin entered into voting agreements with the following individuals and entities: each of the members of our board of directors, Allen E. Snyder, our President and Chief Executive Officer, Gary Gatchell, our Executive Vice President, Treasurer and Chief Financial Officer, David Whalen, our Executive Vice President of Global Sales and Professional Services, and KELD, LLC, an entity controlled by Mr. Koenig and Ms. Pierce. As of the record date for the Carrier Access special meeting, an aggregate of 13,315,616 shares of Carrier Access common stock were subject to the voting agreements, representing approximately 38.3% of the outstanding shares of Carrier Access common stock.

Pursuant to the voting agreements, a form of which is attached hereto as Appendix B, the parties described above have agreed, among other things, to vote all of their shares of Carrier Access common stock:

•	in favor of the adoption of the merger agreement; and

•	against any alternative transaction proposal other than the merger.

In addition, each of these parties has given representatives of Turin an irrevocable proxy to vote their shares of Carrier Access common stock in this manner.

The voting agreements prohibit each of the parties described above from transferring any shares of Carrier Access common stock at any time prior to the termination of the voting agreement, except that each of those parties will be able to:

•	exercise any options held by each such party;

•

transfer or otherwise dispose such shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of the voting agreement and, if requested by Turin, to execute an irrevocable proxy.

Each of the parties described above also has agreed not to exercise any rights of appraisal or any dissenter’s rights that such party may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the merger. Those parties also agreed not to, directly or indirectly, grant any proxies or powers of attorney with respect any shares of Carrier Access common stock, deposit any shares of Carrier Access common stock into a voting trust, enter into a voting agreement (other than the above referenced agreement) or similar arrangement or commitment with respect to any of the party’s shares of Carrier Access common stock.

Each voting agreement terminates upon the earlier of (i) the completion of the merger, (ii) the date and time of the termination of the merger agreement in accordance with its terms, (iii) such date and time designated by Turin in a written notice to the parties described above and (iv) the date and time the merger agreement is amended in any manner adverse to the parties described above.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that Carrier Access stockholders vote in favor of the proposal to adopt the merger agreement, Carrier Access stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Carrier Access stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Carrier Access stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

Treatment of Stock Options and Restricted Stock Units

Each option to purchase shares of our common stock, including those held by executive officers and directors of Carrier Access, that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $2.60 (the per share amount of merger consideration), subject to adjustment, exceeds the option exercise price, without interest, and less any applicable withholding taxes.

Each restricted stock unit, including those held by executive officers and directors of Carrier Access, that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $2.60 (the per share amount of merger consideration), subject to adjustment, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of our common stock subject to his or her outstanding vested and unvested options as of January 15, 2008, the aggregate number of shares of Carrier Access common stock subject to his or her outstanding unvested options that will become fully vested in connection with the merger, the value of such unvested options, the aggregate number of shares of our common stock subject to his or her outstanding restricted stock units as of January 15, 2008, and the value of such restricted stock units that will become fully vested in connection with the merger. The information in the table assumes that all options and restricted stock units included therein remain outstanding on the closing date of the merger.

Name	Relationship to Carrier Access	Aggregate Shares of Carrier Access Common Stock Subject to Outstanding Options	Aggregate Shares of Carrier Access Common Stock Subject to Unvested Options	Aggregate Value of Outstanding Options that will Accelerate in Connection with the Merger(1)	Aggregate Shares of Carrier Access Common Stock Subject to Outstanding Restricted Stock Units	Aggregate Value of Outstanding Restricted Stock Units that may Accelerate in Connection with the Merger(2)
Roger L. Koenig	Chairman of the Board	—	—	$—	—	$—

Allen E. Snyder	President and Chief Executive Officer	500,000	343,750	$—	200,000	$520,000

Gary Gatchell	Executive Vice	245,000	102,500	$—	150,000	$390,000
	President, Treasurer and Chief Financial Officer

David Whalen	Executive Vice	225,000	168,750	$—	50,000	$130,000
	President, Global Sales and Professional Services

Nancy G. Pierce(3)	Director and Former Corporate Development Officer	—	—	$—	—	$—

John W. Barnett, Jr.	Director	100,500	10,000	$11,500	—	$—

Mark A. Floyd	Director	110,000	10,000	$11,500	—	$—

Thomas C. Lamming	Director	80,000	15,938	$—	—	$—

David R. Laube	Director	95,000	10,000	$11,500	—	$—

Lance W. Lord	Director	40,000	30,625	$—	—	$—

(1)

Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $2.60, without interest (the per share amount of merger consideration) and the exercise price(s) of the unvested options. To the extent that no value has been included for an individual, the exercise price(s) of the individual’s options equal or exceed $2.60.

(2)

Illustrates the economic value of all unvested restricted stock units that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested restricted stock units by $2.60, without interest (the per share amount of merger consideration).

(3)	Nancy G. Pierce was our Corporate Development Officer until July 9, 2007.

Change of Control Severance Agreements

Carrier Access has entered into Change of Control Severance Agreements with each of Messrs. Snyder, Gatchell, and Whalen (respectively, the “Snyder Agreement,” the “Gatchell Agreement,” the “Whalen Agreement” and collectively, the “Agreements”).

The Agreements are each for a term of three (3) years (except in the event of a change of control during such term, in which case the Agreements will remain in effect through, and automatically terminate upon, the completion of all payments under the Agreements). The Agreements provide that in the event of a termination without “cause” or a resignation for “good reason” other than in “connection with a change of control” of Carrier Access (as such terms are defined in the Agreements), and contingent on Messrs. Snyder, Gatchell and Whalen (i) signing and not revoking a separation agreement and release of claims in favor of Carrier Access and (ii) complying with the non-solicitation and non-competition clauses in their respective Agreements for a period of twelve (12) months, Messrs. Snyder, Gatchell and Whalen will each receive:

•

With respect to Messrs. Snyder and Gatchell, a lump sum payment equal to twelve (12) months base salary (as in effect at the time of the termination); with respect to Mr. Whalen, a lump sum payment equal to six (6) months base salary (as in effect at the time of the termination);

•

Reimbursement for premiums paid for continued health benefits under our (or a successor’s) health plans until the earlier of (i) twelve (12) months, in the case of Messrs. Snyder and Gatchell, and six (6) months, in the case of Mr. Whalen, or (ii) the date when Messrs. Snyder, Gatchell and Whalen (and any eligible dependents) become covered under similar plans; and

•

Vesting acceleration of Messrs. Snyder’s, Gatchell’s and Whalen’s then outstanding unvested equity awards as to the number of shares of our common stock that would have vested prior to the date of the termination had the awards been subject to a monthly vesting schedule, except that vesting shall not occur with respect to equity awards subject to performance criteria that has not been achieved.

The Agreements also provide that in the event of a termination without cause or a resignation for good reason either two (2) months prior to or twelve (12) months following a change of control of Carrier Access, and contingent on Messrs. Snyder, Gatchell and Whalen (i) signing and not revoking a separation agreement and release of claims in favor of Carrier Access and (ii) complying with the non-solicitation and non-competition clauses in their respective Agreements for a period of twelve (12) months, Messrs. Snyder, Gatchell and Whalen will each receive:

•

With respect to Messrs. Snyder and Gatchell, a lump sum payment equal to twelve (12) months base salary (as in effect at the time of the termination); with respect to Mr. Whalen, a lump sum payment equal to six (6) months base salary (as in effect at the time of the termination);

•	With respect to Mr. Snyder, a lump sum payment equal to his target annual incentive for the year in which the termination occurs;

•

Reimbursement for premiums paid for continued health benefits under our (or a successor’s) health plans until the earlier of (i) twelve (12) months, in the case of Messrs. Snyder and Gatchell, and six (6) months, in the case of Mr. Whalen, or (ii) the date when Messrs. Snyder, Gatchell and Whalen (and any eligible dependents) become covered under similar plans;

•	Full vesting acceleration of and deemed achievement at target levels of all performance criteria with respect to Messrs. Snyder’s, Gatchell’s and Whalen’s then outstanding unvested equity awards; and

•	With respect to Mr. Snyder, a gross-up payment in the amount of any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the benefits received under the Snyder Agreement.

The Snyder Agreement, the Gatchell Agreement and the Whalen Agreement supersede and replace Messrs. Snyder’s, Gatchell’s and Whalen’s entitlement to severance payments and benefits pursuant to their respective offer letters.

The following table identifies, for each of Messrs. Snyder, Gatchell, and Whalen, the estimated values of the (i) cash severance payments and (ii) reimbursement for premiums paid for continued health coverage to which each such executive officer will be entitled pursuant to the Agreements described above assuming that the executive officer is terminated for reasons other than cause or resigns for good reason in connection with a change of control of Carrier Access (based on the executive officer’s current base salary and target annual incentive):

Name	Estimated Cash Severance Payments(1)	Estimated Value of Continued Benefit Coverage
Allen E. Snyder	$700,000	$16,800
Gary Gatchell	$220,000	$16,800
David Whalen	$137,500	$8,400

(1)

Reflects the terms of severance payments to be made to executive officers, but does not reflect any dollar value associated with any gross-up payments, if any, to reimburse Mr. Snyder for any taxes payable under Section 4999 of the Internal Revenue Code.

Cash Retention Program

In November of 2007, Carrier Access established a cash retention program for the purposes of retaining the services of key employees which the compensation committee of our board of directors determined to be an important element in protecting and enhancing our market value by preserving continuity of senior management. Of our executive officers, only Mr. Whalen is eligible to receive a retention bonus under the cash retention program. Pursuant to the terms of the program, Mr. Whalen will be entitled to receive $100,000 within ten (10) business days of the earlier of: (i) the closing of the merger; (ii) March 31, 2008; or (iii) the date Mr. Whalen is terminated without “cause” or resigns for “good reason” (as such terms are defined in the cash retention program).

Cash Bonus for Roger Koenig

On December 15, 2007, the board of directors of Carrier Access approved a cash bonus for Roger Koenig in the amount of $50,000 in recognition of his efforts assisting Carrier Access to evaluate strategic alternatives.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, Turin will and will cause the surviving corporation in the merger to fulfill and honor the obligations of Carrier Access to our present and former directors and officers pursuant to any indemnification provisions under our certificate of incorporation or bylaws in effect on December 15, 2007, and pursuant to the terms of any indemnification agreements existing as of December 15, 2007 between us or any of our subsidiaries and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

The merger agreement also provides that for a period of six years from and after the effective time of the merger, Turin and the surviving corporation in the merger will maintain in effect, to the extent available, directors’ and officers’ liability insurance covering those persons who are currently covered by our directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous to those applicable to our current directors and officers.

See section entitled “Agreement and Plan of Merger—Indemnification and Insurance” beginning on page 73.

Market Price and Dividend Data

Our common stock is included in the Nasdaq Global Market under the symbol “CACS”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on the Nasdaq Global Market.

	Carrier Access Common Stock
	Low	High
Year ended December 31, 2007
First Quarter	$4.51	$6.67
Second Quarter	$3.79	$5.12
Third Quarter	$3.46	$5.91
Fourth Quarter	$2.00	$3.96

Year ended December 31, 2006
First Quarter	$4.63	$6.09
Second Quarter	$6.01	$9.00
Third Quarter	$5.42	$9.34
Fourth Quarter	$6.00	$8.40

Year ended December 31, 2005
First Quarter	$5.79	$10.70
Second Quarter	$4.18	$6.71
Third Quarter	$4.55	$6.44
Fourth Quarter	$4.15	$5.85

The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Global Market on December 14, 2007, the last full trading day before the public announcement of the proposed merger, and on January 15, 2008, the latest practicable trading day before the date of this proxy statement:

Carrier Access Common Stock
Closing Price
December 14, 2007	$2.50
January 15, 2008	$2.40

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the completion of the merger, there will be no further market for our common stock.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Turin, Carrier Access or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Turin, Carrier Access and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. We believe we are not required to make any other filings nor obtain any material governmental consents or approvals before the parties’ completion of the purchase. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix D. Stockholders intending to exercise appraisal rights should carefully review Appendix D. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law (Section 262) within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on February 8, 2008. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote against adoption of the merger agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Carrier Access common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, but not thereafter, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Carrier Access shares of stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Carrier Access stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 56.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Carrier Access stockholder to comply fully with the procedures described above and set forth in Appendix D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section discusses certain material United States federal income tax consequences of the merger that are generally applicable to Carrier Access stockholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Carrier Access stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the IRS, nor an opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•

financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	holders who hold our stock through pass-through entities;

•	holders of our options;

•	holders who acquired our stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock; or

•	holders who exercise dissenters’ rights.

The discussion below applies only to our stockholders that hold our stock as capital assets at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders or any U.S. federal tax laws other than income tax laws. Finally the discussion below does not address the tax consequences of any transaction occurring prior to or after the merger (whether or not such transactions are in connection with the merger).

Taxable Sale. The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (or shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of our stock who separate blocks of our stock should consult their tax advisors with respect to these rules. If at the time of the merger a non-corporate stockholder’s holding period for the shares of our stock is more than one year, any gain recognized will be long term capital gain, generally subject to United States federal income tax at a maximum rate of 15% under current law. If the non-corporate stockholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The use of capital losses is generally subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is subject to limitations.

Federal Backup Withholding. To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our stock must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Holders of our stock who fail to provide the appropriate information will be subject to backup withholding at a tax withholding rate of 28% and may be subject to a penalties imposed by the IRS. If the amount withheld on a payment to a holder of Carrier Access stock results in an overpayment of taxes, a refund generally may be obtained from the IRS.

THE PROCEEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH HOLDER OF OUR STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, FEDERAL, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Carrier Access’ Common Stock

If the merger is completed, our common stock will no longer be traded on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.

AGREEMENT AND PLAN OF MERGER

The following is a description of the material aspects of the Agreement and Plan of Merger (the merger agreement) but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Carrier Access or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, the merger sub will merge with and into Carrier Access, with Carrier Access surviving as a wholly owned subsidiary of Turin, sometimes referred to in this proxy statement as the surviving corporation. At the effective time of the merger, all of Carrier Access’ property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of Carrier Access’ debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. Following the completion of the merger, the directors of merger sub at the effective time of the merger will become the directors of the surviving corporation, and the officers of merger sub at the effective time will become the officers of the surviving corporation.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares of our common stock in respect of which appraisal rights under Delaware law have been perfected, or shares held by Carrier Access or any of our subsidiaries which will be canceled in the merger), will be converted into the right to receive $2.60 in cash, without interest, subject to adjustment as described below.

Cash Adjustment of the Merger Consideration

The purchase price of $2.60 in cash, without interest, for every outstanding share of Carrier Access common stock is subject to adjustment. The purchase price adjustment is discussed in more detail in the following paragraph and in Section 2.1(c) of the merger agreement attached hereto as Appendix A. We have agreed in the merger agreement that if we do not have a cash balance at the effective time of $63,000,000, not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO, the per share cash consideration to be received by our stockholders of $2.60 will be adjusted as described in the paragraph below. Assuming that the effective time of the merger occurs on February 8, 2008, the date of the special meeting, we currently estimate that our cash balance at the effective time, calculated as described above, would be $63,700,000.

If an adjustment is required, the $2.60 cash per share merger consideration will be reduced by an amount equal to the quotient of (A) the difference between (i) $63,000,000, minus (ii) the actual amount of Carrier Access’ liquid holdings as of the closing (not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO), divided by (B) the number of issued and outstanding shares of Carrier Access common stock as of immediately prior to the effective time of the merger; provided, however, that for all purposes hereof, the $2.60 cash per share, as so adjusted, shall be rounded down to the nearest 1/10th (one-tenth)

of a cent; provided, further, however that the difference between $63,000,000 and the actual amount of Carrier Access’ liquid holdings as of the closing (not including unpaid transaction expenses, employer-related tax obligations, debt, and the first $5,000,000 of any amounts received by us as a result of the sale of our headquarters building in Boulder, CO) shall under no circumstances be greater than $13,000,000. The cash adjustment mechanism is explained in more detail in Section 2.1(c) the merger agreement attached hereto as Appendix A.

Procedures for Payment of Merger Consideration

Stockholders should not return share certificates with the enclosed proxy card.

Deutsche Bank National Trust Company will act as the exchange agent for the payment of the merger consideration. Promptly after the completion of the merger, Turin will instruct the exchange agent to mail the following materials to each holder of record of our common stock at the time the merger is consummated:

•	a letter of transmittal for the stockholder’s use in submitting its shares to the exchange agent for payment of the merger consideration, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

Upon receipt of a letter of transmittal from the exchange agent, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with the stockholder’s share certificates and any other necessary documentation in accordance with the instructions.

Upon completion of the merger, each Carrier Access share certificate, other than those representing shares of our common stock in respect of which appraisal rights under Delaware law have been perfected and shares of our common stock held by Carrier Access or any of our subsidiaries (which will be canceled in the merger), will represent only the right to receive $2.60 in cash, without interest, subject to adjustment.

Promptly after completion of the merger, Turin will deposit cash sufficient to deliver the aggregate merger consideration in trust with the exchange agent for the benefit of our former stockholders.

Turin and the surviving corporation are entitled to deduct and withhold from the consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

Following the effective time of the merger, there will be no further registration of transfers of shares of Carrier Access common stock. If, after such time, certificates representing Carrier Access common stock are presented to the surviving corporation, they will be cancelled and exchanged for the merger consideration. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered share certificate is registered in our records, the exchange agent will only issue such merger consideration if the certificate representing such shares and presented to the exchange agent is properly endorsed or is otherwise accompanied by all documents required to evidence and effect such transfer and the person surrendering the share certificate for payment evidences that any applicable stock transfer taxes have been paid.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by Turin or the exchange agent, the posting by such person of a bond in such amount as Turin or the exchange agent may reasonably direct as indemnity against any claim that may be made against Turin, the surviving corporation or the exchange agent with respect to such share certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration, the right into which shares represented by such certificate have been converted pursuant to the merger agreement.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the exchange agent to Turin, on demand, and thereafter any of our stockholders who have not previously exchanged shares for the merger consideration will only be entitled to request payment of the merger consideration from Turin or the surviving corporation.

Effect on Outstanding Carrier Access Stock Options and Other Equity Awards

Stock Options

Turin will not assume any Carrier Access options outstanding immediately prior to the effective time of the merger, and each option shall vest as to 100% of the shares subject to such option immediately prior to the effective time, and at the effective time, such options shall be cancelled and converted into and represent the right to receive an amount of cash, without interest, and subject to adjustment, equal to the product of (A) the number of shares of Carrier Access common stock issuable upon exercise in full of such option multiplied by (B) $2.60, less the exercise price per share attributable to such option. The surviving corporation and Turin are entitled to deduct and withhold the amount of withholding for taxes required to be deducted and withheld as a result of such conversion. As soon as practicable following the effective time, Turin or Deutsche Bank National Trust Company, the Exchange Agent, shall pay to each optionholder the cash (if any and less any applicable taxes required to be deducted and withheld) required to be paid as a result of such conversion.

Restricted Stock Units

Turin will not assume any outstanding Carrier Access Restricted Stock Units (RSUs) in the merger, and at the effective time, each RSU that is issued and outstanding immediately prior to the effective time shall be converted into and represent the right to receive an amount of cash, without interest, and subject to adjustment, equal to the product of (A) the number of shares of Carrier Access common stock subject to such RSU multiplied by (B) $2.60. The surviving corporation and Turin are entitled to deduct and withhold the amount of withholding for taxes required to be deducted and withheld as a result of such conversion.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made by Carrier Access and Turin solely for the benefit of each other for purposes of the merger agreement. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Carrier Access and Turin in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Carrier Access and Turin or establishing the circumstances in which a party is not obligated to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than to establish matters as facts. Moreover, the representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders, and information concerning the subject matter of such representations and warranties may change after the dates specified in the merger agreement, which subsequent information may or may not be fully reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts and circumstances regarding Carrier Access or Turin. The representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding the parties. See the section entitled “Where You Can Find More Information” beginning on page 78.

Carrier Access

We have made a number of representations and warranties to Turin regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ corporate organization, good standing and qualification;

•	our ownership of our subsidiaries and our subsidiaries’ capital structure;

•

our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement, and the approval by our board of directors of the merger and the merger agreement;

•	governmental consents, approvals and filings required in connection with the merger;

•	the enforceability of the merger agreement as a binding agreement of Carrier Access;

•	required approvals under Delaware law and other state laws governing takeovers;

•	our capital structure, including details regarding our stock options and RSUs, and our debt obligations;

•

no conflict resulting from the merger agreement or the merger with our charter documents, applicable law or our material contracts, and no creation or imposition of any lien as a result of entering into the merger agreement or completing the merger;

•

the filing of required reports, prospectuses and other documents with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports, including the absence of undisclosed liabilities;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws;

•	the absence of pending or threatened litigation, the absence of governmental orders, and the absence of any material internal investigations since January 1, 2005;

•	our compliance with laws and governmental permits, including laws with respect to export controls and corrupt practices;

•	our compliance with NASDAQ listing requirements and corporate governance rules and regulations;

•	tax matters;

•	title to and condition of our and our subsidiaries’ properties and assets;

•	absence of specified changes during the period from September 30, 2007 to December 15, 2007;

•	disclosure of our material contracts, performance of our obligations under such contracts and no defaults under such contracts;

•	non-competition agreements and other restrictions on our business;

•	intellectual property matters;

•	interested party agreements or transactions involving us and our officers, directors or 5% stockholders;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act, or ERISA;

•	our corporate documents;

•	agreements with bankers, brokers and finders;

•	insurance matters;

•	environmental matters;

•	our significant customers and suppliers;

•	our compliance with applicable privacy laws; and

•	the opinion of our financial advisor with respect to the fairness of the merger consideration.

Turin

Turin has made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Turin’s and merger sub’s corporate organization, good standing and qualification;

•	Turin’s and merger sub’s corporate power and authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	governmental consents, approvals and filings required in connection with the merger;

•	the enforceability of the merger agreement as a binding agreement of Turin and merger sub;

•	no conflict resulting from the merger agreement or the merger with Turin’s or merger sub’s charter documents, applicable law or Turin’s or merger sub’s contracts;

•	availability to Turin of sufficient funds to pay the merger consideration;

•

the accuracy and completeness of the financial statements delivered by Turin to us and the absence of a material adverse effect (as described below) with respect to Turin and its subsidiaries during the period beginning on September 30, 2007 and ending on December 15, 2007;

•	ownership of our stock by Turin or merger sub;

•	no prior merger sub operations; and

•	the accuracy and completeness of information provided by Turin for inclusion in this proxy statement.

Material Adverse Effect

Several of the representations and warranties of Carrier Access and Turin are qualified by a material adverse effect or material adverse change standard. As used in the merger agreement and this proxy statement, a “material adverse effect” or “material adverse change” means, with respect to an entity, any change, event, circumstance, condition or effect, that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries, taken as a whole (and if in reference to Carrier Access, then also including Carrier Access’ wireless business in and of itself for all purposes thereof) or the ability of such entity to complete the merger before April 30, 2008, except to the extent that any such change or effect directly results from:

•

changes in general economic conditions or changes affecting the industry generally in which that entity operates (provided that such changes do not affect that entity disproportionately as compared to companies operating in the same industry in which that entity operates);

•

changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that this exclusion will not apply to any underlying change or effect that may have caused such change in trading prices or volumes);

•	changes that are attributable to the announcement of the merger agreement or the pending transactions contemplated by the merger agreement (including loss of customers, suppliers and employees);

•

the failure of that entity to meet the revenue or earnings predictions or expectations for any period ending on or after December 15, 2007 (provided that the underlying causes of such effects changes shall not be excluded);

•

changes in applicable law or United States generally accepted accounting principles, or GAAP, except to the extent that such changes materially disproportionately impact that entity as compared to other companies affected by such changes; or

•

with respect to Carrier Access, changes in our aggregate amount of unrestricted and unencumbered cash and marketable securities with immediate liquidity, as of the second business day after all closing conditions are met, if such changes would not cause the $50,000,000 cash balance closing condition described in the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 70, not to be satisfied (provided that this exclusion will not apply to any underlying effect that may have caused such change).

References in this proxy statement to material adverse effect or material adverse change have the same meaning as that which is described above.

Interim Operations of Carrier Access

We have agreed that, prior to the completion of the merger, each of Carrier Access and our subsidiaries will use commercially reasonable efforts to carry on and preserve our business in the ordinary course consistent with past practices and to carry on and preserve our relationships with customers, advertisers, suppliers, employees and others with whom we have a contractual relationship. We have also agreed that, prior to the completion of the merger, each of Carrier Access and our subsidiaries will use commercially reasonable efforts to pay our taxes, debts and other liabilities when due, and to assure that each of our material contracts entered into after December 15, 2007 do not require consents, waivers or novations as a result of the merger.

In addition, we have agreed that, prior to the completion of the merger, unless otherwise approved in writing by Turin, neither Carrier Access nor any of its subsidiaries will:

•	incur any indebtedness, guarantee the indebtedness of another person or entity, or issue or sell debt securities;

•

lend any money (other than for employee advances for bona fide expenses incurred in the ordinary course of business), make any investments in another person or entity, or forgive or discharge in whole or in part any outstanding loans or advances;

•

enter into any new material contracts (except for contracts related to services and sales of our products in the ordinary course of business consistent with past practice), or violate, terminate, amend or otherwise modify any material terms of existing material contracts;

•	place or allow the creation of any material encumbrance on any of our assets or properties;

•

sell, lease, license transfer or dispose of any of our assets material to our business (except for sales and licensing of products in the ordinary course consistent with past practice, and except in certain circumstances for the sale of our headquarters building in Boulder, CO);

•

pay any bonus, increased salary, severance, retention or special remuneration to any of our officers, directors, employees or consultants (except in the ordinary course of business consistent with past practices and except as required by law or as required by any of our employee benefit plans);

•	amend or enter into any employment or consulting contract with any of our officers, directors, employees or consultants;

•

adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any of our company benefit plans (except as required by ERISA, the Internal Revenue Code, or law);

•

materially modify any deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code and Internal Revenue Service Notice 2005-1 or company options except to the extent necessary to meet the good faith compliance requirements of Section 409A of the Internal Revenue Code and Internal Revenue Service Notice 2005-1;

•	terminate any of our employees or our subsidiaries’ employees, except for cause;

•	change any of our accounting methods, or revalue any of our assets, except as required by changes in GAAP as concurred with our independent accountants;

•

declare, set aside or pay any cash or stock dividends or other distributions, or redeem or repurchase our securities (except for the repurchase of stock from employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock);

•	terminate, waive or release any material right or claim;

•	issue, sell, create or authorize any shares of our capital stock (except for issuances in connection with the exercise of options outstanding as of December 15, 2007);

•	subdivide, split, combine or reverse split the outstanding shares of our capital stock;

•

merge, consolidate or reorganize with, acquire, or enter into any other business combination with another entity (other than with Turin and RF Acquisition Corporation), acquire a substantial portion of the assets of any entity, or enter into negotiations, discussions or agreement for such merger or acquisition;

•	amend our charter documents, including our certificate of incorporation and by-laws;

•	license any of our technology or intellectual property (except for nonexclusive licenses made in the ordinary course of business consistent with past practice);

•	acquire or license any intellectual property from a third party other than licenses of software generally available to the public at a per copy license fee of less than $5,000;

•	transfer or provide our source code to any person, other than to our employees and consultants or as required under pre-existing customer agreements;

•	materially change any insurance coverage;

•	agree to any audit assessment by any tax authority with respect to income taxes or any material audit assessment with respect to other taxes;

•	file or amend any income tax return or other material tax return without providing copies to Turin for review prior to filing;

•	make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, except as required by applicable law;

•

enter into any closing agreement, settle any claim or assessment in respect of income taxes or other material taxes, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of income taxes or other material taxes;

•

modify or change the exercise or conversion rights or exercise or purchase prices of any of our capital stock, options, or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of our capital stock or other securities; or (ii) the vesting or release of any shares of our capital stock or other securities from any repurchase options or rights of refusal held by us or any other party or any other restrictions;

•	initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills, unless necessary to reserve rights thereunder);

•

settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $100,000 and does not involve injunctive or other equitable relief);

•

pay, discharge or satisfy any liability in an amount in excess of $100,000 in any one case or $200,000 in the aggregate, other than (i) liabilities already reflected or reserved against in our balance sheet; or (ii) the payment, discharge or satisfaction of transaction expenses related to the merger;

•	make any capital expenditures, capital additions or capital improvements;

•

materially change our promotional sales discounts or credits to customers or distributors outside of the ordinary course, consistent with past practice or with the effect of accelerating to pre-closing periods sales that would otherwise be expected to occur in post-closing periods;

•

engage in any practice that would have the effect of (i) accelerating to pre-closing periods collections of receivables that would otherwise be expected to be made in post-closing periods or (ii) postponing to post-closing periods payments by us that would otherwise be expected to be paid in pre-closing periods; or

•	agree to do any of the things described above.

For the purposes of expediting and facilitating discussion between Turin and us regarding the actions listed above, the chief executive officer, chief financial officer and chief legal officer of each of Carrier Access and Turin shall be available to meet once a week.

Employee Benefit Matters

We have agreed that we shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than immediately before the effective time, any of our employee benefit plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

Upon the request of Turin no later than ten business days prior to the effective time, we shall terminate (or cause to be terminated) any group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the effective time (other than agreements that cannot be unilaterally terminated by us and certain other specified exceptions).

Stockholder Meeting

We have agreed to take all action necessary in accordance with our charter documents, applicable law and the Nasdaq Stock Market to give notice of, convene and hold a meeting of our stockholders as soon as reasonably practicable after December 15, 2007, to use commercially reasonable efforts to solicit from our stockholders proxies in favor of adoption of the merger agreement, and to take all other action necessary or advisable to secure the approval of our stockholders. We may adjourn or postpone the meeting of our stockholders to the extent necessary to ensure that any necessary supplement or amendment to this Proxy Statement is provided to our stockholders in advance of a vote on the adoption of the merger agreement, or, if, as of the time of the meeting, there is not a quorum necessary to conduct the business at the meeting. Without the prior written consent of Turin, the adoption of the merger agreement (including adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement), is the only matter which we shall propose to be acted on at the meeting. Subject to its ability to change its recommendation under certain circumstances (see the “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” below), our board of directors has agreed to recommend the adoption of the merger agreement to our stockholders.

No Solicitation Covenant; Change in Board Recommendation

We have agreed with Turin that we and our directors and executive officers will not, and we will cause our subsidiaries not to, and we will not authorize or knowingly permit any of our or our subsidiaries officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (which persons we sometimes refer to herein as our representatives) to:

•

directly or indirectly solicit, initiate, encourage, knowingly induce, facilitate or support any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations with, or enter into any agreement with, any party or group regarding any alternative transaction, as described below;

•	approve, endorse or recommend any alternative transaction, except to the extent specifically permitted by the merger agreement, as described below under the heading “—Change in Recommendation”; or

•

enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any alternative transaction proposal, as described below.

As used in the merger agreement and in this proxy statement, the term “alternative transaction” generally means any of the following (other than the merger involving Turin):

•	any acquisition or purchase by any person or group of more than a 15% interest in the total outstanding voting securities of Carrier Access;

•

any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning securities representing 15% or more of the total outstanding voting power of Carrier Access;

•

any merger, consolidation, business combination, share exchange or similar transaction involving Carrier Access pursuant to which our stockholders immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•

any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in our subsidiaries) representing 15% or more of the aggregate fair market value of the consolidated assets of Carrier Access and our subsidiaries taken as a whole;

•	any extraordinary dividend, whether of cash or other property; or

•	any liquidation, partial liquidation, dissolution or winding up of Carrier Access.

As used in the merger agreement and in this proxy statement, the term “alternative transaction proposal” means any offer, inquiry, expression of interest, proposal or indication of interest (whether binding or non-binding), or any public announcement of an intention to make any offer, inquiry, proposal or indication of interest, to Carrier Access or our stockholders regarding an alternative transaction.

As used in the merger agreement and in this proxy statement, the term “superior proposal” means, with respect to Carrier Access, a bona fide written alternative transaction proposal, which our board of directors has in good faith determined:

•	to be more favorable, from a financial point of view, to our stockholders (in their capacity as stockholders) than the terms of the merger agreement;

•	provides for consideration consisting exclusively of cash or publicly-traded equity securities and financing that is fully committed; and

•	is reasonably likely to receive all government approvals on a timely basis and be consummated on the terms proposed.

For purposes of the term “alternative transaction proposal,” referred to in the term “superior proposal,” each reference to “15%” or “85%” in the definition of “alternative transaction” will be deemed to be a reference to “50%.” In addition, in making its determination as to whether an alternative transaction proposal is a superior proposal, our board of directors must do the following:

•	consult with its outside legal counsel and a financial advisor of national standing; and

•	give effect to any adjustment to the merger agreement proposed by Turin in light of the alternative transaction proposal.

We have also agreed with Turin that we and our directors and executive officers will, that we will cause our subsidiaries to, and that we will use reasonable efforts to cause our representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any alternative transaction proposal, and, upon Turin’s request, shall request the prompt return or destruction of all confidential information previously furnished to any person or entity with whom we, our subsidiaries or our representatives have engaged in any such activities since December 15, 2006. We and our directors and executive officers will, we will cause our subsidiaries to, and we shall use reasonable efforts to cause our representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which we and any of our subsidiaries is a party relating to any alternative transaction proposal, and we will use commercially reasonable efforts to inform our representatives of these restrictions.

Superior Proposals

The merger agreement provides that at any time prior to obtaining stockholder adoption of the merger agreement, our board of directors may, in response to a bona fide written alternative transaction proposal that was not solicited in, or submitted as a result of, a violation of our covenant not to solicit alternative transaction proposals described above and that our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) is or is reasonably likely to become a superior proposal (as described above), take any of the actions described below. We may take these actions only if our board of directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary duties to our stockholders under applicable law, and only if we have given Turin at least two business days prior written notice of our intention to take any of the actions described below, of the identity of the person or group making the alternative transaction proposal and of the material terms of such alternative transaction proposal:

•	we may furnish non-public information to the person or group making the alternative transaction proposal, provided that:

–	the person or group executes a confidentiality agreement in substantially the same form as the confidentiality agreement executed by Turin and us;

–

that confidentiality agreement does not include any provision having the actual or purported effect of restricting us from fulfilling our obligations under the merger agreement or confidentiality agreement with Turin; and

–	we contemporaneously furnish to Turin all non-public information furnished to such person or group making the alternative transaction proposal (to the extent not previously provided to Turin); and

•	we may engage in discussions or negotiations with the person or group making the alternative transaction proposal.

Change in Recommendation

The merger agreement provides that, subject to our termination right in connection with a superior proposal as described under the heading “Agreement and Plan of Merger—Termination of the Merger Agreement” below and except as described below, our board of directors will recommend to our stockholders that they vote in favor of the adoption of the merger agreement at our special meeting and that our board of directors will not withhold, withdraw, amend or modify in a manner adverse to Turin our board of director’s recommendation that our stockholders vote in favor of the adoption of the merger agreement. In other words, except as described below, we are generally prohibited from making a “change in recommendation,” which, as used in the merger agreement and in this proxy statement, means withholding, withdrawing, amending or modifying in a manner adverse to Turin our board of director’s recommendation that our stockholders vote in favor of the adoption of the merger agreement.

Notwithstanding the obligation described in the paragraph above, solely in response to the receipt of a bona fide written alternative transaction proposal that was not solicited in, or submitted as a result of, a violation of our covenant not to solicit alternative transaction proposals described at the beginning of this section that our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) to be a superior proposal, our board of directors may make a change in recommendation if all of the following conditions are met:

•	the superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

•	our stockholders have not yet adopted the merger agreement;

•	we have:

–

provided to Turin three business days’ prior written notice stating that we have received a superior proposal as well as the material terms and conditions of, and the identity of the person or group making, the superior proposal, and that our board of directors intends to effect a change in recommendation and the manner in which it intends to do so;

–	provided to Turin (to the extent not previously provided) a copy of all non-public information made available to the person or group making the superior proposal; and

–

during that three business day period, if requested by Turin, engaged in good faith negotiations with Turin with respect to any amendments Turin proposes to make to the merger agreement such that the superior proposal would no longer be a superior proposal;

•

Turin shall not have, within that three business day period, made an offer that the our board of directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the alternative transaction proposal that had been determined to be a superior proposal no longer being a superior proposal; and

•

our board of directors has determined in good faith, after consultation with its outside legal counsel, in light of such superior proposal and the results of any negotiations with Turin and any offer from Turin, that the failure of our board of directors to effect a change in recommendation would result in a breach of its fiduciary duties to our stockholders under applicable law.

In addition, at any time prior to the stockholders’ approval of the merger agreement, our board of directors may, in response to a material development or change in material circumstances occurring or arising after December 15, 2007 that was neither known nor reasonably foreseeable and not relating to any alternative transaction proposal (such material development or change in circumstances shall be called an “intervening event” as used in the merger agreement and in this proxy statement), make a change of recommendation if it has determined in good faith, after consultation with its outside legal counsel, in light of the intervening event, that the failure of our board of directors to effect a change in recommendation would result in a breach of its fiduciary duties to our stockholders under applicable law. Our board may make such a change of recommendation as described above only if the following conditions are met:

•

we have provided to Turin at least three business days’ prior written notice (unless the intervening event arises fewer than three business days prior to the stockholders’ meeting) advising Turin that our board intends to take such action and specifying the reasons for such action in reasonable detail; and

•

during such three business day period, if requested by Turin, we have engaged in good faith negotiations with Turin to amend the merger agreement such that a change of recommendation as a result of the intervening event is no longer needed or required.

To the extent that our board has determined to effect a change in recommendation in accordance with the merger agreement, Carrier Access will have the ability to terminate the merger agreement as described under the heading “Agreement and Plan of Merger—Termination of the Merger Agreement” below on condition that we pay Turin the termination fee also described in that section. As described above, our board of directors may not make a change in recommendation if Turin makes an improved offer that results in the alternative transaction proposal in question no longer being a superior proposal.

Notification Obligations

We have agreed to give Turin 48 hours’ prior notice (or such lesser prior notice as is provided to our board members but in no event less than 24 hours) of any of our board’s meetings at which we are reasonably expected to consider any alternative transaction proposal or alternative transaction, including to consider whether such alternative transaction proposal is a superior proposal. In addition, we have agreed to:

•

as promptly as practicable (and in any event within 24 hours) after receipt by us or any of our subsidiaries or representatives of any alternative transaction proposal or any request for non-public information relating in any way to an alternative transaction proposal, provide Turin with oral and written notice of the material terms and conditions of the alternative transaction proposal or request, the identity of the person or group making that alternative transaction proposal or request and a copy of material written materials provided to us in connection with that alternative transaction proposal;

•

keep Turin informed on a current basis in all material respects regarding the status and details of any such alternative transaction proposal or request (including substantive modifications or proposed substantive modifications), including by providing to Turin a copy of material written materials setting forth such modifications or proposed modifications; and

•	promptly advise Turin in writing of:

–

any event occurring after December 15, 2007, that would render any representation or warranty we made in the merger agreement untrue or inaccurate such that the conditions to closing relating to our representations and warranties would not be satisfied;

–	any breach of any covenant or obligation we agreed to in the merger agreement that has not been complied with in all material respects;

–	any material adverse change in Carrier Access; and

–

any learning by Carrier Access of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against Carrier Access, or known by us to be threatened against Carrier Access, our subsidiaries or our officers, directors, employees or stockholders in their capacities as related to the merger and the merger agreement.

Turin has also agreed to keep us reasonably apprised of the status of matters relating to the completion of the merger agreement.

Tender Offer Rules

The no solicitation covenant in the merger agreement does not prevent us from complying with Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to an alternative transaction proposal, except that in order to effect a change of recommendation, our board of directors must first comply with the requirements outlined above under the heading “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation—Change in Recommendation” on page 67.

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the satisfaction or waiver of such conditions.

Conditions to the Consummation of the Merger

The obligations of each of us, Turin and merger sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by our stockholders in accordance with Delaware law, the rules of the Nasdaq Stock Market, and our certificate of incorporation and bylaws;

•

all required approvals under antitrust, competition or similar laws of other jurisdictions have been obtained, or applicable waiting periods shall have expired or early termination of such waiting periods granted, in each case without any condition or requirements requiring or calling for any antitrust restraint (as described below);

•	all other required permits or authorizations shall have been obtained and all other required actions by governmental authorities shall have been taken; and

•

no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, is in effect prohibiting, making illegal or enjoining the merger.

As used in the merger agreement and in this proxy statement, the term “antitrust restraint” means any of the following to the extent any of them would be reasonably likely to either adversely impact in any material respect the benefits expected to be derived by Turin from the merger, including with respect to products, services or technologies of Carrier Access, Turin or their respective subsidiaries, including existing products, services or technologies, or otherwise adversely impact in any material respect any business line of Turin or its subsidiaries:

•

the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Turin or any of its affiliates or Carrier Access or our subsidiaries;

•	the imposition of any limitation or regulation on the ability of Turin or any of its affiliates to freely conduct their business or own such assets; or

•

the holding separate of the shares of our capital stock or any limitation or regulation on the ability of Turin or any of its affiliates to exercise full rights of ownership of the shares of our capital stock.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any antitrust laws, Turin shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and Turin shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for the elimination of antitrust restraints.

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	Turin’s representations and warranties in the merger agreement (other than those described in the round bullet point below)

–	that are qualified as to material adverse effect are true and correct, and

–	that are not qualified as to material adverse effect are true and correct in each case both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in the second dash point above to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Turin;

•

Turin’s representations and warranties relating to Turin’s power and authority to enter into the merger agreement and enforceability of the merger agreement against Turin are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date); and

•	Turin must have performed and complied in all material respects with those covenants required to be performed by Turin under the merger agreement on or before the closing date of the merger.

Neither Turin nor merger sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	our representations and warranties in the merger agreement (other than those described in the two round bullet points immediately below)

–	that are qualified as to material adverse effect are true and correct, and

–	that are not qualified as to material adverse effect are true and correct in each case both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in the second dash point above to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carrier Access;

•

our representations relating to our power and authority to enter into the merger agreement, the enforceability of the merger agreement against us and certain takeover laws are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date);

•

our representations relating to our capital structure are true and correct both when made and at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in our actual fully diluted capitalization (including outstanding capital stock, stock options and restricted stock units) from our fully diluted capitalization as set forth in the corresponding representation by an amount that does not exceed 1% of such fully diluted capitalization;

•	we must have performed and complied in all material respects with those covenants required to be performed by us under the merger agreement on or before the closing date of the merger;

•	no material adverse change on Carrier Access is continuing, whether or not resulting from a breach of any representation, warranty or covenant in the merger agreement;

•	there are no suits, actions, proceedings, applications or counterclaims pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would:

–	prevent, restrain or prohibit the completion of the merger;

–	cause the merger to be rescinded;

–	result in any antitrust restraint; or

–	have a material adverse effect upon Carrier Access or upon Turin;

•	there are no injunctions, judgments, orders, decrees, rulings or charges described in the round bullet point immediately above in effect, or any applicable law having any such effect; and

•	at closing, we shall have a minimum of $50,000,000 in unrestricted and unencumbered cash and marketable securities with immediate liquidity, not including the following:

–	unpaid transaction expenses;

–	employer related tax obligations;

–	debt; and

–	the first $5,000,00 of any amounts received as a result of the sale of our headquarters building in Boulder, CO.

Termination of the Merger Agreement

Turin or we can terminate the merger agreement by written notice under specified circumstances, including:

•	by mutual written consent of Turin and us, if the board of directors of each so determines;

•	by either us or Turin (as authorized by the board of directors of Carrier Access or Turin, as applicable):

–

if the merger has not been completed by April 30, 2008; provided, however, that this right to terminate the merger agreement will not be available to a party whose failure to comply with, or breach of, any provision of the merger agreement was a proximate cause of or resulted in the failure of the merger to be completed by such date;

–

if a governmental authority of competent jurisdiction issues an order, decree or ruling or takes any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which order, decree, ruling or other action is final and nonappealable; or

–

if the approval of our stockholders to adopt the merger agreement is not obtained at our special meeting, or at any adjournment or postponement of such meeting, at which the vote on that matter was taken;

•	by us (as authorized by our board of directors):

–

following a breach of any representation, warranty, covenant or agreement on the part of Turin, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants cannot be met, and such breach is incapable of being cured or is not cured in all material respects within 20 business days after Turin receives written notice from us of such breach; or

–

if our board of directors makes a change in recommendation in response to a superior proposal in compliance with the merger agreement, we pay Turin the termination fee of $3,475,198 as described under the heading “Agreement and Plan of Merger—Termination Fees” on page 73, and immediately following the termination, we enter into a definitive agreement to effect such superior proposal;

•

by Turin (as authorized by its board of directors) following a breach of any representation, warranty, covenant or agreement by us, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants cannot be met, and such breach is incapable of being cured or is not cured in all material respects within 20 business days after we receive written notice from Turin of such breach; or

•	by Turin (as authorized by its board of directors) if, at any time prior to our stockholders’ approval of the merger agreement, we:

–	fail to call or hold the special meeting of our stockholders;

–	fail to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders adopt the merger agreement;

–	effect a change of recommendation;

–	approve or recommend any alternative transaction;

–	shall have entered into any letter of intent or other contract accepting any alternative transaction proposal; or

–

fail, within ten business days of a third person or party publishing, sending or giving to our stockholders a tender or exchange offer relating to our common stock pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, to send a statement to our stockholders disclosing that our board of directors recommends rejection of that tender or exchange offer.

Termination Fees

The merger agreement requires that we pay Turin a termination fee of $3,475,198 if, among other things:

•

the merger agreement is terminated by Turin in response to any of the circumstances described under the last round bullet point under “Agreement and Plan of Merger—Termination of the Merger Agreement” above, in which case the termination fee would be payable promptly but in no event later than two business days after such termination;

•

the merger agreement is terminated by us after any change in recommendation by our board of directors in response to a superior proposal in compliance with the merger agreement and immediately following the termination, we enter into a definitive agreement to effect such superior proposal;

•

the merger agreement is terminated by Turin based upon the failure of our stockholders to approve the merger agreement at the special meeting or at any adjournment or postponement thereof or upon our breach in any material respects of certain provisions generally described in “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” on page 67; provided that, following December 15, 2007 and prior to such termination, any person or group shall have made to us or our stockholders, or publicly announced, an alternative transaction proposal, and within 12 months following such termination, any alternative transaction is consummated or we enter into a contract providing for an alternative transaction, in which case the termination fee would be payable concurrently with the earlier of the consummation of that company acquisition or the execution of a contract relating to that company acquisition.

Other Expenses

We have also agreed to reimburse Turin’s out-of-pocket expenses incurred in connection with the merger agreement up to $500,000, if the merger agreement is terminated following the failure to obtain the approval of our stockholders to adopt the merger agreement. This amount would be deducted from any termination fee paid as described above.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, Turin will and will cause the surviving corporation in the merger to fulfill and honor the obligations of Carrier Access to our present and former directors and officers pursuant to any indemnification provisions under our certificate of incorporation or bylaws in effect on December 15, 2007, and pursuant to the terms of any indemnification agreements existing as of December 15, 2007 between us or any of our subsidiaries and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

In addition, the merger agreement provides that for a period of six years from and after the effective time of the merger, Turin will and will cause the surviving corporation in the merger to maintain in effect, to the extent available, directors’ and officers’ liability insurance covering those persons who are currently covered by our directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous to those applicable to the current directors and officers of Carrier Access. Turin may fulfill these obligations by purchasing a policy of directors’ and officers’ insurance or a “tail” policy under our existing directors’ and officers’ insurance policy, in either case which:

•	has an effective term of six years from the effective time of the merger;

•

covers only those persons who are currently covered by our directors’ and officers’ insurance policy in effect as of the effective time of the merger, and only for actions and omissions occurring on or prior to the effective time of the merger; and

•	contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to our current directors and officers.

However, in no event will Turin or the surviving corporation be required to expend an annual premium for any such coverage in excess of 150% of the annual premium currently paid by us under our directors’ and officer’s liability insurance policy in effect as of December 15, 2007, and if the cost for any such coverage is in excess of such amount, Turin or the surviving corporation will only be required to maintain such coverage as is available for such amount. Prior to the effective time of the merger, Carrier Access may purchase such a “tail” policy under the same terms and conditions as described above. The merger agreement provides that the obligations regarding indemnification and directors’ and officers’ insurance described above will survive the completion of the merger and that our directors and officers are intended third-party beneficiaries under the merger agreement of these obligations of Turin and the surviving corporation in the merger with respect to indemnification and directors’ and officers’ insurance.

Additional Covenants

The merger agreement provides additional covenants of the parties.

Each of Carrier Access and Turin have agreed at and after the effective time to do all things reasonably necessary or desirable to consummate the merger and to carry out the purposes and intent of the merger agreement.

Each of Carrier Access and Turin have agreed for the purposes of transition planning between December 15, 2007 and the effective time, the chief executive officer, chief financial officer and chief legal officer of each of Carrier Access and Turin shall be available to meet once a week.

Each of Carrier Access and Turin have agreed to use commercially reasonable efforts to take or cause to be taken all actions and to do, or cause to be done, and to assist and cooperate with other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the merger, including

•

the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid and action or proceeding by, any governmental authority, including all required antitrust filings;

•	the obtaining of all consents, approvals or waivers from third parties in connection with the merger agreement; and

•	the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

We and Turin have agreed to use commercially reasonable efforts to consult with the other party before issuing, and to provide the other party with an opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statement to be made by us and Turin with respect to the merger, and not to issue any press releases or make any public statements prior to such consultation, except as we and Turin may determine is required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange or stock market. We and Turin have also agreed not to issue any press releases or make any public statement or disclosure with respect to the other party or its business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

We have agreed to afford to Turin and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours upon reasonable notice prior to the effective time to all of our properties, books, contracts, commitments, personnel and records, and to promptly furnish to Turin a copy of each report filed by us pursuant to federal or state securities laws and all other information concerning our business, properties and personnel as Turin may reasonably request.

We have agreed to use reasonable best efforts to consult with Turin (and consider in good faith the position of Turin) prior to sending any material notices or other communications material to our employees regarding the actions necessary or appropriate to terminate, effective no later than immediately before the effective time, any of our employee benefit plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and regarding the termination of any group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the effective time (other than agreements that cannot be unilaterally terminated by us and certain other specified exceptions).

We have agreed to take, prior to the effective time, all steps as may be required to cause any dispositions of our stock resulting from the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act of 1934, as amended, with respect to Carrier Access, to be exempt under Rule 16b-3 promulgated under the Exchange Act of 1934, as amended.

Turin has agreed to work cooperatively in connection with obtaining all required approvals or consents of any governmental authority, and shall use commercially reasonable efforts to:

•	promptly notify us of, and if in writing, furnish to us, any communications from or with any governmental authority with respect to the merger;

•	permit us to review and discuss in advance, and to consider in good faith our views in connection with, any proposed communications with any governmental authority with respect to the merger;

•

to the expect practicable, not to participate in any meeting with any governmental authority with respect to the merger unless Turin first consults with us in advance and, if permitted, give us the opportunity to participate in such meeting;

•	furnish to us all correspondence, filings and communications between Turin and any governmental authority with respect to the merger; and

•	furnish to us such necessary information and reasonable assistance as we may reasonably request in connection with necessary filings or submissions of information to any governmental authority.

Amendment and Waiver

At any time prior to the completion of the merger, any provision of the merger agreement can be amended or waived, only if such amendment or waiver is in writing and signed by us, Turin and merger sub, or, in the case of a waiver, by each party against whom the waiver is to be effective. After the adoption of the merger agreement by our stockholders, no such amendment or waiver will change the amount or the form of consideration to be delivered in exchange for shares of our common stock without the further approval of our stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of January 15, 2008 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each of our directors; and

•	all our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after January 15, 2008. Percentage of beneficial ownership is based on 34,724,729 shares outstanding as of January 15, 2008. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of January 15, 2008. Except as otherwise noted, the address of each person listed in the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.

Name and Address of Beneficial Owner(1)	Shares Owned
	Number of Shares(2)	Approximate Percentage Ownership
5% Stockholders
KELD, LLC(3)	9,704,500	27.9%
Goldman Sachs Asset Management, L.P.(4)	2,153,029	6.2%
Dalton, Grenier, Hartman Maher & Co. LLC(5)	1,863,049	5.4%
Dimensional Fund Advisors LP(6)	1,803,932	5.2%

Directors and Executive Officers
Roger L. Koenig(7)	13,070,816	37.6%
Nancy G. Pierce(7)	13,070,816	37.6%
Gary Gatchell(8)	155,000	*
John W. Barnett, Jr.(9)	164,800	*
David R. Laube(10)	200,200	*
Mark A. Floyd(11)	155,200	*
Thomas C. Lamming(12)	64,062	*
General (USAF, retired) Lance W. Lord(13)	9,475	*
Allen Snyder(14)	156,250	*
David Whalen(15)	56,250	*
All current directors and executive officers as a group (10 persons)(16)	14,032,053	39.6%

*	Percentage is less than 1% of outstanding shares of common stock.

(1)	Unless otherwise indicated, the address of each person listed on the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of shares beneficially owned is based on 34,724,729 shares outstanding as of January 15, 2008.

(3)	Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.

(4)

Goldman Sachs Asset Management, L.P. (“Goldman Sachs”) may be deemed to beneficially own 2,153,029 shares and has sole voting power with respect to 1,489,881 of those shares. The address of Goldman Sachs is 32 Old Slip, New York, NY 10005. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 7, 2007.

(5)

Dalton, Grenier, Hartman Maher & Co. LLC (“Dalton”) may be deemed to beneficially own 1,863,049 shares and has sole voting power with respect to 1,829,449 of those shares. The address of Dalton is 565 Fifth Avenue, Suite 2101, New York, NY 10017. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2007.

(6)

Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own 1,803,932 shares and has sole voting power with respect to 1,803,932 of these shares. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2007.

(7)

Represents 1,170,558 shares held by Mr. Koenig, 1,179,058 shares held by Ms. Pierce, 1,016,700 held jointly by Mr. Koenig and Ms. Pierce and 9,704,500 shares held by KELD, LLC. Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.

(8)	Consists of 155,000 shares of common stock subject to options exercisable within 60 days of January 15, 2008.

(9)

Represents 72,800 shares held by Mr. Barnett, 1,500 shares beneficially held in a managed account, 90,500 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 10,000 of which would be subject to our right of repurchase if exercised.

(10)

Represents 115,200 shares held by Mr. Laube, 85,000 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 10,000 of which would be subject to our right of repurchase if exercised.

(11)

Represents 55,200 shares held by Mr. Floyd, 100,000 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 10,000 of which would be subject to our right of repurchase if exercised.

(12)	Consists of 64,062 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 10,000 of which would be subject to our right of repurchase if exercised.

(13)

Represents 100 shares held by General Lord, 9,375 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 9,375 of which would be subject to our right of repurchase if exercised.

(14)	Consists of 156,250 shares of common stock subject to options exercisable within 60 days of January 15, 2008.

(15)	Consists of 56,250 shares of common stock subject to options exercisable within 60 days of January 15, 2008.

(16)	Includes 716,437 shares of common stock subject to options exercisable within 60 days of January 15, 2008, 50,000 of which would be subject to our right of repurchase if exercised.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of Carrier Access stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we will hold a 2008 annual meeting of our stockholders. Any stockholder proposals to be considered timely for inclusion in the proxy statement for our 2008 annual meeting of stockholders must have been submitted in writing to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary, and must have been received by December 25, 2007. If the date of the 2008 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2007 annual meeting of stockholders, the deadline for inclusion is instead the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting of stockholders was mailed or the date of public disclosure regarding the annual meeting of stockholders, whichever occurs first. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and our bylaws.

In accordance with our bylaws, stockholders who do not submit a proposal for inclusion in the proxy statement for our 2008 annual meeting of stockholders, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2008 annual meeting of stockholders, were required to have notified our Secretary of their proposal, nomination or other business during the notice period as defined in our bylaws. The “notice period” is defined as that period not less than 20 days nor more than 60 days prior to the date of the annual meeting of stockholders. As a result, the notice period for the 2008 annual meeting is anticipated to start on March 31, 2008 and end on May 10, 2008. Our bylaws contain detailed requirements that any such stockholder’s notice must satisfy. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Carrier Access or may be accessed on Carrier Access’ website at www.carrieraccess.com—“Investors”—“Corporate Governance”—“Bylaws”. All notices of proposals by stockholders, whether or not they are to be included in the proxy materials, should be sent to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Global Market at 1735 K Street, N.W., Washington, D.C. 20006.

CERTAIN INFORMATION CONCERNING CARRIER ACCESS AND TURIN

We have supplied all information contained in this proxy statement relating to us, and Turin has supplied all information contained in this proxy statement relating to Turin.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Telephone: (303) 218-5700

Attention: Investor Relations

E-mail: investors@carrieraccess.com

Our stockholders should not send in their Carrier Access stock certificates until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the exchange agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 18, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2007 (the “Agreement Date”) by and among Turin Networks, Inc., a Delaware corporation (“Acquiror”), RF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Carrier Access Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law.

B. The respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement. The Board of Directors of the Company has determined to recommend to its stockholders the adoption of this Agreement. Acquiror, as the sole stockholder of Merger Sub, has approved the Merger and adopted this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, each stockholder of the Company listed on Exhibit B-1 attached hereto is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the “Voting Agreement”) under which such stockholder agrees to vote all shares of the Company’s capital stock owned by it in favor of adoption of this Agreement and the other transactions contemplated hereby and to give Acquiror an irrevocable proxy to do the same.

D. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from the Company by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company (or any rights or agreements to purchase or otherwise acquire Company capital stock or any securities convertible into or exchangeable for

Company capital stock) representing 15% or more of the voting interest in the total outstanding voting securities of the Company or any of its Subsidiaries (including by means of an equity financing); (b) any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning Company capital stock (or any rights or agreements to purchase or otherwise acquire Company capital stock or any securities convertible into or exchangeable for Company capital stock) representing 15% or more of the voting interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (c) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of the equity interests in substantially the same respective proportions in (i) the surviving or resulting entity of such transaction or (ii) the parent entity of the surviving or resulting entity of such transaction; (d) any sale, lease, exchange, transfer, license or disposition of assets that constitute or account for over 15% of the consolidated net revenue, net income or assets of the Company and its Subsidiaries taken as a whole (including capital stock or other ownership interests in Subsidiaries); (e) any extraordinary dividend, whether of cash or other property; or (f) any liquidation, partial liquidation, dissolution or winding up of the Company.

“Alternative Transaction Proposal” means any offer, inquiry, expression of interest, proposal or indication of interest (whether binding or non-binding), or any public announcement of an intention to make any offer, inquiry, proposal or indication of interest, to the Company or Company Stockholders relating to an Alternative Transaction.

“Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.

“Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Business Day” shall mean a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in San Francisco, California.

“Cash Amount Per Share” means $2.60, subject to adjustment pursuant to Section 2.1(c) and Section 2.1(e) hereof.

“Change of Recommendation” means the withholding, withdrawal, amendment, or modification of the Company Board’s recommendation in favor of adoption of this Agreement in a manner adverse to Acquiror or Merger Sub.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Cash” means the aggregate amount of the Company’s unrestricted and unencumbered cash and marketable securities with immediate liquidity as of the Tentative Closing Date. For purposes of calculating the Closing Cash, the Closing Cash shall be reduced by each of the following: (i) any unpaid Transaction Expenses of the Company; (ii) any employer related Tax obligations (including any 280G Tax gross-up payments) in connection with the Transaction Expenses that have not otherwise been paid as of the Closing; (iii) any Debt of the Company as of the Tentative Closing Date; and (iv) the first $5,000,000 of any amounts received by the Company as a result of the sale of the Property (as defined in Section 5.4(e)).

“Closing Cash Balance Sheet” means a balance sheet to be delivered by the Company to Acquiror on or within one (1) Business Day prior to the Tentative Closing Date setting forth the Company’s calculations of the Closing Cash, including each element thereof.

“Closing Cash Target” means $63,000,000.00.

“Closing Date” means a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the parties hereto agree.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of the Company and the Company Subsidiaries as presently conducted as described in the Company’s Form 10-K dated March 15, 2007.

“Company Capital Stock” means the capital stock of the Company.

“Company Cash Retention Program” means the Cash Retention Program of the Company approved by the Company Board on or about November 19, 2007, which contemplates payments to employees in an aggregate amount of approximately $900,000.00, as may be amended.

“Company Charter Documents” means the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Fully-Diluted Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Restricted Stock Units or other direct or indirect rights to acquire shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable); provided, however, that the calculation of Company Fully-Diluted Shares shall specifically exclude (1) shares of Company Common Stock issuable upon the exercise of Company Out-of-the-Money-Options, (2) shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries, (3) shares of Company Common Stock held by any Dissenting Stockholders as of immediately prior to the Effective Time, and (4) shares of Company Common Stock that could be purchased at the Cash Amount Per Share with the aggregate exercise prices of all Company Options (other than Company Out-of-the-Money-Options).

“Company Option Plan” means the (A) 1998 Stock Incentive Plan and (B) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock, whether or not under the Company Option Plans.

“Company Out-of-the-Money-Options” means Company Options issued and outstanding as of immediately prior to the Effective Time with an exercise price in excess of the Cash Amount Per Share.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Company Restricted Stock Units” means restricted stock units of the Company issued under the Company Option Plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one share of Company Common Stock.

“Company Restricted Stock Unit Holders” means the holders of Company Restricted Stock Units.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Restricted Stock Unit Holders, collectively.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means that certain Confidentiality, Standstill and Non-Solicitation Agreement between the parties and dated as of August 1, 2007.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation or undertaking (including subcontracts, leases, subleases, licenses, sublicenses, mortgages, notes, guarantees, indentures, warranties, guarantees, insurance policies, benefit plans and purchase orders).

“Delaware Law” means the Delaware General Corporation Law.

“Debt” means the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price for the purchase of any property, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) amounts owing under any capitalized or synthetic leases, and (e) guarantees or sureties with respect to any indebtedness or obligation of a type described in clauses (a) through (e) above of any Person, of the Company and Company Subsidiaries.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company exercising appraisal rights pursuant to Section 262 of the Delaware Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.

“Effective Time” means the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Encumbrances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all industrial and intellectual property, throughout the world, including patents, patent applications, patent rights (“Patents”), trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items (“Trademarks”), Internet domain name registrations, Internet and World Wide Web URLs or addresses (“Domain Names”), copyrights, copyright registrations and applications therefor (“Copyrights”), mask work rights, mask work registrations and applications therefor (“Mask Works”), inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records. “Intellectual Property Rights” means all forms of proprietary rights, titles, interests, and ownership relating to Patents, Trademarks, Domain Names, Copyrights, Mask Works and other forms of industrial and intellectual property rights. For avoidance of doubt, “Intellectual Property” includes all “Intellectual Property Rights.”

“Knowledge”: An individual will be deemed to have “knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) such individual should reasonably be aware of such fact or matter. The Company and Acquiror, respectively, will be deemed to have “knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Acquiror, respectively, is (a) actually aware of such fact or other matter or (b) should reasonably be aware of such fact or matter.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect, (each, an “Effect”) (regardless of whether or not Effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or would reasonably likely be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries, taken as a whole (and if the entity is the Company, then also including the Company’s Wireless business in and of itself for all purposes hereof) or the ability of such entity to consummate the Merger by the Termination Date, except to the extent that any such Effect directly results from: (a) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to other entities in such industry); (b) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (c) changes that are attributable to the announcement of this Agreement or the pendency of the transactions contemplated hereby (including loss of customers, suppliers and employees); (d) the failure of such entity to meet the revenue or earnings predictions or expectations for any period ending on or after the date of this

Agreement (provided that the underlying causes of such changes shall not be excluded); (e) changes in Applicable Law or GAAP, except to the extent that the same materially disproportionately impact such entity as compared to other companies affected by such change in Applicable Law or GAAP; or (f) with respect to the Company, changes in Closing Cash if such changes in Closing Cash would not cause the condition in Section 8.3(e) not to be satisfied (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in Closing Cash).

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of Merger Sub.

“NASDAQ” means the Nasdaq Stock Market.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances on the landlord’s or owner’s interest in real property not caused by the Company or any Company Subsidiary; (f) Encumbrances of record that affect any Owned Real Property (as defined in Section 3.10(b)) and any Encumbrances or state of facts which an inspection or survey of any Owned Real Property would disclose; (g) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property and Leased Real Property (as defined in Section 3.10(b)) which are not violated by the current use and operation thereof; and (h) any Encumbrance which does not materially impair the value, occupancy or use of the property subject thereto for the purposes for which it is currently used in connection with the Company’s or any Company Subsidiary’s business.

“Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Proxy Statement” means the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company Stockholders for the Company Stockholder Approval (as defined in Section 3.3(a)), as amended or supplemented.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company or Acquiror, as the case may be, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means with respect to the Company, a bona fide written Alternative Transaction Proposal, which the Company Board has in good faith determined (after consultation with its outside legal counsel and a financial advisor of national standing), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal), (b) provides for consideration consisting exclusively of cash and/or publicly-traded equity securities and financing, to the extent required by the Person making the proposal, that is fully committed, and (c) is reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “15%” or “85%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Tentative Closing Date” shall mean the second Business Day after the first date upon which all of the other conditions set forth in Article 8 hereof, other than the conditions to Closing set forth in Section 8.3(e) (Closing Cash Calculation) shall have been satisfied by the Company or waived by Acquiror.

“Transaction Expenses” means all costs and expenses incurred in connection with the Merger and this Agreement and the transactions contemplated hereby, including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, employee change of control and severance payments (including, but not limited to, any payments which have not been made on or prior to the Closing under (i) those certain Change of Control Severance Agreements by and between the Company and certain Company employees, whether or not the severance benefits (including payment of salary, target incentive and healthcare reimbursement) described therein, occur, or might occur, on or after the Closing and (ii) pursuant to the Company Cash Retention Program, whether or not the payments described thereunder occur, or might occur, on or after Closing), retention or severance costs or expenses (including any 280G Tax gross-up payments and including any employer Tax withholding obligations in connection therewith) and D&O insurance premiums for the D&O “tail” policy described in Section 6.4(b); provided, however, that Transaction Expenses shall not include payments to holders of Company Options or Company Restricted Stock Units as a result of the transactions contemplated by Section 2.1(b)(ii) or Section 2.1(b)(iii), other than any employer Tax obligations in connection therewith, which shall be specifically included for purposes of Transaction Expenses; provided, further, that Transaction Expenses shall not include any potential amounts owed by the Company pursuant to the Change of Control Severance Agreement by and between the Company and that certain Company employee set forth on Schedule 1.1 of the Seller Disclosure Letter under ‘Transaction Expenses Special Exclusion’, unless such employee is terminated on or prior to the Closing.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1 Conversion of Shares. Subject to adjustment pursuant to Section 2.1(c) and Section 2.1(e) hereof:

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b) Conversion of Company Securities.

(i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Cash Amount Per Share. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder.

(ii) Company Options. Acquiror shall not assume any Company Options and each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall immediately vest as to 100% of the shares subject to such Company Option, by virtue of the Merger and without the need for any further action on the part of the holder thereof, and, at the Effective Time, shall be cancelled and converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock issuable upon exercise in full of such Company Option multiplied by (B) the Cash Amount Per Share, less the exercise price per share attributable to such Company Option; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(ii). The amount of cash each Company Optionholder is entitled to receive for the Company Options held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options held by such Company Optionholder. As soon as practicable following the Closing, Acquiror shall pay, or shall cause the Exchange Agent to pay to each Company Optionholder the cash (if any and less any applicable Taxes required to be deducted and withheld) required to be paid to any such Company Optionholder pursuant to this Section 2.1(b)(ii).

(iii) Company Restricted Stock Units. Acquiror shall not assume any Company Restricted Stock Unit and at the Effective Time, each Company Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time shall, whether vested or unvested, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit multiplied by (B) the Cash Amount Per Share; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Restricted Stock Unit the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(iii). The amount of cash each Company Restricted Stock Unit Holder is entitled to receive for the Company Restricted Stock Units held by such Company Restricted Stock Unit Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Restricted Stock Units held by such Company Restricted Stock Unit Holder.

(iv) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company capital stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law (“Section 262”) shall not be converted into the right to receive cash as provided in Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive cash as provided in Section 2.1(b). The Company shall give prompt notice to Acquiror of (i) any demands for appraisal of any shares of Company capital stock, withdrawals of such demands and any other instruments served pursuant to the Delaware Law received by the Company, and (ii) Acquiror shall have the right to direct all negotiations and proceedings with respect to such demands as permitted by Delaware Law. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(c) Purchase Price Adjustment. In the event that the Closing Cash, as reflected in the Closing Cash Balance Sheet, or if audited pursuant to Section 8.3(e)(ii), as reflected in the Audited Closing Cash Amount, is less than the Closing Cash Target, the Cash Amount Per Share shall be reduced by an amount equal to the quotient of (A) the difference between (i) the Closing Cash Target, minus (ii) the Closing Cash, divided by (B) the number of Company Fully-Diluted Shares as of immediately prior to the Effective Time; provided, however, that for all purposes hereof, the Cash Amount Per Share, as so adjusted, shall be rounded down to the nearest 1/10 (one-tenth) of a cent; provided, further, that the difference between the Closing Cash Target and the Closing Cash, as calculated pursuant to clause (A) of this Section 2.1(c) shall under no circumstances exceed $13,000,000.00. For purposes hereof, the Company shall provide to Acquiror, on or prior to the Tentative Closing Date, the calculation of the number of Company Fully-Diluted Shares as of immediately prior to the Effective Time.

(d) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any Company Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) subject to the terms of Section 6.4(a) hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c) subject to the terms of Section 6.4(a) hereof, the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f) the Merger shall, from and after the Effective Time, have all of the effects provided by this Agreement and Delaware Law.

2.3 Tax Consequences and Withholding.

(a) The parties intend that the Merger shall be treated as a Taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the Tax treatment of the Merger or (ii) any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Stockholders, acknowledge that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b) Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any other provision of Applicable Law, with respect to the making of such payment. To the extent that amounts are so withheld, Acquiror shall provide, or cause the Exchange Agent to provide, to such Company Securityholder written notice of the amounts so deducted or withheld, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.4 Further Assurances. At and after the Effective Time, Acquiror, the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), and except as set forth in the Company SEC Documents filed prior to the date hereof (but only to the extent that it is reasonably apparent from the face of such disclosure set forth in such Company SEC Documents that such information is applicable to the sections of this Article 3, and specifically excluding any risk factors, forward looking statements or any documents referred to or incorporated by reference therein), the Company represents and warrants to Acquiror as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Acquiror’s legal counsel true and complete copies of the Company Charter Documents. The Company is not in violation of the Company Charter Documents.

3.2 Company Subsidiaries.

(a) Organization and Good Standing. Schedule 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Subsidiaries. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Certificate of Incorporation or Bylaws (or other comparable charter documents), each as amended to date.

(b) Ownership. The Company is the owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Company Subsidiaries set forth in Schedule 3.2(a) of the Company Disclosure Letter, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. Subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), the Company

has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated hereby. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the full Company Board, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby under the Company Charter Documents and Applicable Law.

(b) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the Company Stockholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iv) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Takeover Laws. The approval of this Agreement and the Merger and the transactions contemplated hereby, including the Voting Agreements, constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law do not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger or other transactions contemplated hereby. No other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.4 Capital Structure of the Company.

(a) The authorized capital stock of the Company consists solely of 60,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. A total of 34,724,529 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding as of December 15, 2007. The Company has reserved an aggregate of 10,342,014 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options and outstanding Company Restricted Stock Units). As of December 15, 2007, (i) a total of

2,860,049 shares of Company Common Stock are subject to outstanding Company Options, (ii) a total of 898,000 shares of Company Common Stock are subject to outstanding Company Restricted Stock Units, and (iii) a total of 2,084,365 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options). Except for Company Options and Company Restricted Stock Units, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or Company Voting Debt or any securities or debt convertible into or exchangeable for Company Capital Stock or Company Voting Debt or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

(b) All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company. As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries.

(c) Schedule 3.4(c)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) each holder of outstanding Company Options that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), and (iv) the number of shares covered by such Company Option. Schedule 3.4(c)-2 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Restricted Stock Unit, (i) the name of the holder of such Company Restricted Stock Unit and (ii) the number of shares covered by such Company Restricted Stock Unit. All issued and outstanding Company Options and Company Restricted Stock Units were issued by the Company in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable Contracts and were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right. True and correct copies of the Company Option Plans, and the standard terms of option and restricted stock unit agreement under each Company Option Plan have been delivered by the Company to Acquiror’s legal counsel, and such plans and agreements have not been amended, modified or supplemented since being delivered, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or agreements in any case from those delivered.

(d) Company Debt. No bonds, debentures, notes or other Debt of the Company or any Company Subsidiaries (i) having the right to vote on any matters on which Company Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date. Schedule 3.4(d) to the Company Disclosure Letter accurately lists all Debt of Company and Company Subsidiaries, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(e) No Other Rights. The Company Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any securities of the Company or any Company Subsidiary presently issued and outstanding or that may be subsequently issued. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreements).

3.5 No Conflict. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under (i) any provision of the Company Charter Documents or other comparable charter documents of any Company Subsidiary, each as currently in effect, (ii) to the knowledge of the Company any material Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties that would be material to the Company and its Subsidiaries taken as a whole, or (iii) any Company Material Contract (as defined in Section 3.12) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (b) except which would not reasonably be expected to have a Material Adverse Effect on the Company, will result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any Subsidiary. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary under any Company Material Contracts that would come into effect upon the consummation of the Merger, except which would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6 SEC Filings.

(a) SEC Reports. The Company has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed or furnished by Company since January 1, 2005 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”), and all such Company SEC Documents in the form filed with the SEC are available on the SEC’s EDGAR website. As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and the Company Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The consolidated unaudited balance sheet contained in the Company SEC Documents dated as of September 30, 2007 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.” Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except

(i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent in all material respects with past practice which are of the type which ordinarily recur and do not result from any breach of Contract, tort or violation of any Applicable Law, (ii) Liabilities under Contracts disclosed to the Acquiror by the Company prior to the date hereof or under any Contracts entered into to by the Company or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(a) below, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iv) Liabilities for Transaction Expenses. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements and the Company Balance Sheet are consistent with such books and records.

(c) Sarbanes Act. The Company is in compliance, in all material respects, with the Sarbanes Act.

(d) Controls. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). The Company (or to its knowledge, its auditors) have not identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of the Company Subsidiaries who have a role in the Company’s internal controls over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act), and such controls are effective. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Act and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof.

(e) Off-Balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f) Amendments. The Company has heretofore delivered to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Documents has been amended or modified, except for amendments or modifications so furnished or which have been filed as an exhibit to a subsequently dated Company SEC Document. The Company has heretofore delivered to Acquiror a complete and correct copy of any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and current fiscal year that are not available on the SEC’s EDGAR website. The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material. No investigation by the SEC with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened.

(g) Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders or at the time of the meeting of Company Stockholders to consider the Company Stockholder Approval (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub that is contained in the Proxy Statement.

3.7 Litigation. There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary or any of their respective assets or properties (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary (or to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) that is material to the Company and the Company’s Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person. There has not been since January 1, 2005, nor are there any currently pending, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.8 Compliance with Laws.

(a) Applicable Laws. The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Applicable Laws, except to the extent that the failure to so comply, or to be in material compliance, would be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company’s knowledge, (i) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (ii) no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

(b) Governmental Permits. The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), the Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Governmental Authorizations, and all such Governmental Permits are valid and in full force and effect. The Company has delivered to Acquiror true, correct and complete copies of each Governmental Permit. Neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply in any material respect with any term or requirement of any Governmental Permit or

(ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.

(c) Product Disclosures. Since January 1, 2005, (i) the materials, products and services distributed or marketed by the Company and each Company Subsidiary have made all material disclosures to users or customers required by Applicable Law, and (ii) none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect, except, in each case, as would not reasonably be expected to result in material liability to the Company.

(d) Unlawful Payments. Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law in any material respect.

(e) Export Control Laws. The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each Company Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii) the Company and each Company Subsidiary is in compliance with the terms of all applicable export licenses or other approvals; (iii) there are no material pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and (v) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(f) NASDAQ. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on NASDAQ, including all applicable corporate governance rules and regulations in all material respects.

3.9 Taxes.

(a) The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Company Subsidiary is or has been a member), have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns are complete and accurate and were prepared in compliance in all material respects with all Applicable Law. The Company has made available to Acquiror correct and complete copies of all Tax Returns, and has delivered to Acquiror correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Company Subsidiaries.

(b) The Company and each Company Subsidiary has established an adequate accrual or reserve in accordance with GAAP for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and has no Liability for Taxes for periods or portions of periods prior to the Balance Sheet Date in excess of the accruals or reserves so established. Neither the Company nor any Company Subsidiary has any Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date.

(c) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notification from any Tax Authority regarding any issues that (a) are currently pending before such Tax Authority regarding the Company or any Company Subsidiary, or (b) have been raised by such Tax Authority and not yet finally resolved. No Tax Return of the Company or any Company Subsidiary is under audit by any Tax Authority. All past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Tax Authority conducting such audit and all Taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable Tax Authority. No Tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any Taxes.

(d) The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Tax Authority (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, federal and state income Taxes and relevant state income and employment Tax withholding laws), and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(e) Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(f) Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(g) Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h) The Company for itself and for each Company Subsidiary has disclosed in Schedule 3.9(h) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

(j) Neither the Company nor any Company Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(k) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Company Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxation by that jurisdiction. Neither the Company nor any of its Company Subsidiaries has a permanent establishment in any country outside of its country of incorporation.

(l) Each of the Company and each Company Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

(m) Schedule 3.9(m) of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company or any Subsidiary and any Governmental Authority. The Company and its Company Subsidiaries are in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(n) The Company has provided to Acquiror all contemporaneous documentation prepared for Section 6662 of the Code (or similar provision under foreign law) supporting the transfer pricing with any of the Company’s foreign Subsidiaries.

(o) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Company Subsidiary have any Liability or potential Liability to another party under any such agreement.

(p) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q) Each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code Section 409A (and associated United States Treasury Department guidance) comply with or are exempt from Code Section 409A (and associated United States Treasury Department guidance); specifically each such “nonqualified deferred compensation plan” that is subject to Code Section 409A has been administered and operated since January 1, 2005 in good faith compliance with Code Section 409A (and associated Treasury Department guidance), and no such “nonqualified deferred compensation plan” that is not subject to Code Section 409A has been materially modified within the meaning of Code Section 409A (and associated Treasury Department guidance) after October 3, 2004. No event has occurred that would be treated by Section 409(A)(b) as a transfer of property for purposes of Section 83 of the Code. Each Company Option has been issued at not less than 100% of fair market value on the date of grant. Schedule 3.9(q) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party.

(r) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or ERISA Affiliate to which the Company and/or any Company Subsidiary is a party or by which the Company and/or any Company Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

3.10 Title to Properties.

(a) The Company and each Company Subsidiary has good and valid title to all of their respective material assets and properties (including those shown on the Company Balance Sheet, except assets and properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent in all material respects with past practice), free and clear of all Encumbrances, except mortgages deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(b) Schedule 3.10(b) to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any Company Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all material real property and interests in real property leased by the Company or any Company Subsidiary in excess of 10,000 square feet (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Company Subsidiary, as applicable, has good and valid fee simple title, free and clear of all Encumbrances, (B) neither the Company nor such Company Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, and (D) there is no condemnation or other proceeding in eminent domain pending or to the knowledge of the Company threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, (w) the Company or the Company Subsidiary, as applicable, has a valid leasehold interest in such Leased Real Property free and clear of all Encumbrances, and (x) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has delivered to Acquiror true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) The personal property and equipment of each of the Company and each Company Subsidiary that are necessary to the operations of their respective businesses are (in operating condition subject to normal wear and tear.

(d) The Company and the Company Subsidiaries are not in violation in any material respect of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased real properties, except for such violations that would not reasonably be expected to have a Material Adverse Effect on the Company, nor has the Company or any of the Company Subsidiaries received any written notice of any such violation in any material respect of any such ordinance, regulation or requirement with which it has not complied.

3.11 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company or any Company Subsidiary any:

(a) Material Adverse Change;

(b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of (i) any material Encumbrance on any of its material assets or properties or (ii) any Debt;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent in all material respects with its past practices after the Balance Sheet Date in an amount not in excess of $200,000.00 for any single Liability to a particular creditor;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including material Company Owned IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent in all material respects with its past practices;

(g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(i) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or consultants (other than periodic increases in the base salaries of employees who are not executive officers in an amount that does not exceed 10% of such base salaries), any material modification of any Company Benefit Arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted or provided any) any material severance, acceleration of vesting or other similar benefits to any such Persons;

(j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any material labor dispute or material claim of unfair labor practices;

(k) Liability incurred by it to any of its executive officers or directors, except for normal and customary compensation and expense allowances payable to executive officers in the ordinary course of its business consistent in all material respects with its past practices;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its executive officers or directors or any firm or business enterprise in which to the knowledge of the Company any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n) except as required by GAAP, any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(o) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent in all material respects with past practices;

(p) commencement or settlement of any material litigation;

(q) entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP; or

(r) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(w) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is currently bound (each a “Company Material Contract”):

(a) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(b) any Contract providing for payments by or to it in an aggregate amount of $200,000.00 or more on an annual basis;

(c) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(d) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than $5,000.00 per copy);

(e) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(f) any Contract for or relating to the employment by it of any director, officer, employee or consultant that is not immediately terminable by it without material cost or other material Liability, including any contract requiring it to make a material payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(h) any lease or other Contract under which it is lessee of or holds or operates any items of material tangible personal property or real property owned in excess of 10,000 square feet by any third party;

(i) any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;

(j) any Company IP Rights Agreement listed in Schedule 3.14(e) of the Company Disclosure Letter or listed in Schedule 3.14(h) of the Company Disclosure Letter or for the license of Open Source Materials that are incorporated into, integrated or bundled with the Company Products or Services;

(k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard forms of option and restricted stock unit agreement under the Company Option Plans (notwithstanding any variation in terms related to vesting schedules, performance criteria, number of shares and other terms specific to an individual’s grant);

(l) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(m) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Debt or performance obligations of any other Person;

(n) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 3.12(n) of the Company Disclosure Letter and other than any Contracts for occupancy of any Leased Real Property);

(o) any Contract other than Company Benefit Arrangements set forth in Section 3.16(d)(i) of the Company Disclosure Letter or Contract with its officers, directors, or employees that provides for compensation of less than $250,000.00 per annum (i) in which its officers, directors, 10% stockholders or to the knowledge of the Company any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(p) any Contract pursuant to which it has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise since January 1, 2005, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Company Subsidiaries);

(q) any Contract with a Governmental Authority (excluding Governmental Permits);

(r) any Contract pursuant to which it has purchased any real property;

(s) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

(t) any material settlement or litigation “standstill” agreement, or any tolling agreement, in each case entered into after January 1, 2005; or

(u) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any material rights of any third party or any material obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger.

A true and complete copy of each agreement or document required by these subsections (a)-(u) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel. All Company Material Contracts are in written form.

3.13 No Default; No Restrictions.

(a) The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no material default or event of material default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of material default under any Company Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Company Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (D) the right to cancel, terminate or materially modify any Company Material Contract. Neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible material default under, any Company Material Contract.

(b) Except as listed in Schedule 3.12(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no material asset or property of the Company or any Subsidiary is bound or affected by, any material judgment, injunction, order, decree, Contract (noncompete or otherwise) that materially restricts or prohibits, or purports to materially restrict or prohibit, the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any material judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any material products or technology or provide material services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or materially restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

(c) With respect to any Contract with a Governmental Authority, there is no existing: (i) to the knowledge of the Company, civil fraud or criminal investigation by any Governmental Entity; (ii) material qui tam action brought against the Company or any of the Company Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of the Company Subsidiaries; (iv) material claim or request by a Governmental Authority for a contract price adjustment based on asserted defective pricing, disallowance of cost or non-compliance with statute, regulation or contract; (v) material dispute involving the Company or any of the Company Subsidiaries on such Contract; or (vi) material claim or equitable adjustment by the Company or any of the Company Subsidiaries relating to such Contract.

3.14 Intellectual Property.

(a) The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP”). Such Company IP are sufficient for such conduct of the Company Business. As used in this Agreement, “Company IP Rights” means the Intellectual Property Rights in and to the Company IP; “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned by the Company or any Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any Company IP or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company-Owned IP Rights by the Company or any Company Subsidiary. No royalties, honoraria, fees or other payments for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

(c) Schedule 3.14(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company and the Company Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary (each a “Company Product or Service”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company-Owned IP Right, nor is there any legitimate basis for any such claim. Neither the Company nor any Company Subsidiary has received any notice asserting that the operation of the Company Business or the development, manufacture, marketing, licensing, sale offering for sale, distribution or intended use of the Company Products or Services conflicts with or infringes) the rights of any other party, nor is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any notice from any third party offering a license under any such third party patents. None of the Company-Owned IP Rights, or the Company Products or Services is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property Rights of a third party.

(d) No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all material confidential or non-public information included in the Company-Owned IP Rights and to preserve and maintain all the Company’s and the Company Subsidiaries’ interests, proprietary rights and trade secrets in the Company-Owned IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Schedule 3.14(e) of the Company Disclosure Letter sets forth a list of Company IP Rights Agreements as to which the Company is a party and pursuant to which the Company licenses all technology, software or Intellectual Property developed or otherwise owned by a third party that is either (i) incorporated into, integrated or bundled with the Company Products or Services, or (ii) used by the Company or the Company Subsidiaries in the development, manufacture or compilation or branding of any of the Company Products or Services (item (ii) excluding (A) licenses of software generally available to the public at a per copy license fee of less than $5,000.00 per copy and less than $50,000.00 in the aggregate for all copies, and (B) Contracts for the license of Open Source Materials) (items (i) and (ii), collectively, “Third Party Product Technology”). Schedule 3.14(e) indicates which, if any, of such Company IP Rights Agreements include an exclusive license of such third party technology, software or Intellectual Property to the Company or any Subsidiary.

(f) Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made throughout the world by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights (collectively, the “Company Registered IP Rights”). All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof. Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered IP Rights in order to avoid prejudice to, impairment or abandonment of such Company Registered IP Rights. The Company and the Company Subsidiaries are the exclusive owners of, or have license to, all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of the Company Subsidiaries. The Company owns exclusively, and has good title to, or has license to all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of the Company Subsidiaries otherwise purports to own.

(g) The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.14(h) of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).

(h) Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of all Company IP Rights Agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights. None of the Company IP Rights Agreements listed in Schedule 3.14(h) of the Company Disclosure Letter grants any third party exclusive rights to or under any

Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of the Company Subsidiaries, to any third party, or knowingly permitted the Company’s and the Company Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(i) Neither the Company nor any Company Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.

(j) There is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Company Subsidiary, except pursuant to Company’s standard customer agreement, the form of which is included in Schedule 3.12(n), or other Contracts listed in Schedule 3.14(h).

(k) All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company Products or Services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has made available to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy or procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company and the Company Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and the Company Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software.

(l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company or any Company Subsidiary. No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(m) Schedule 3.14(m) of the Company Disclosure Letters lists all Open Source Materials incorporated or embedded in the Company Products or Services, and describes the manner in which such Open Source Materials were used (such description shall include whether (and if so, how) the Open Source Materials were modified or distributed by the Company or any Company Subsidiary). As used in this Section 3.14(m), “Open Source Materials” means any software or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License. The Company is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials.

(n) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products or Services; (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products or Services; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company-Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company-Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(o) Except as set forth in Section 3.14(o) of the Company Disclosure Letter, neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

3.15 Certain Transactions and Agreements. Except as disclosed in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders as filed with the SEC on or about April 23, 2007 there has been no transaction since the beginning of the Company’s last fiscal year, nor any currently proposed transaction, in which the Company was or is to be a participant in which the amount involved exceeds $120,000.00, and in which a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) had or will have a direct or indirect material interest within the meaning of such Item 404.

3.16 Employees, ERISA and Other Compliance.

(a) The Company and each Company Subsidiary is in compliance in all material respects with Applicable Law and Contracts relating to employment, discrimination in employment, terms and conditions of employment, compensation matters, worker classification (including the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any material unfair labor practice. To the Company’s knowledge, the Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). To the knowledge of the Company and each of its Subsidiaries there are no material pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have resulted in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. A complete list of all current employees, officers and consultants of the Company and the Company Subsidiaries, stating only their current title and/or job description, and current compensation (base salary and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company or any of the Company Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To the knowledge of the Company, all independent contractors providing services to the Company or any of the Company Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other Applicable Law. The Company and the Company Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) Neither the Company nor any Company Subsidiary (i) is subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has any current labor disputes. To the knowledge of the Company, the Company and the Company Subsidiaries each has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. To the knowledge of the Company, there are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any Company Subsidiary.

(c) The Company has no Company Benefit Arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company is subject to Title IV of ERISA.

(d) (i) Schedule 3.16(d) of the Company Disclosure Letter lists, with respect to the Company and any ERISA Affiliate of the Company, each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA, each loan to an employee in excess of $10,000.00 and each other material plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, child care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors of the Company that is currently in effect, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate or with respect to which the Company or any Company Subsidiary or any other ERISA Affiliate has any liabilities or obligation. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”.

(ii) Except, in each case, as would not individually or in the aggregate result in a material liability to the Company, to the Company’s knowledge, each Company Benefit Arrangement that is not a

Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel) has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the Tax-qualified status of such Company Benefit Arrangement. Each Company Benefit Arrangement that is not a Foreign Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror and/or the Merger Sub (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation is pending, or to the knowledge of the Company, is threatened, with respect to any such Company Benefit Arrangement that is not a Foreign Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All claims incurred as of the Closing Date under any Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company.

(iii) The Company has made available to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement, including (a) the most recent plan documents, adoption agreements, and any amendments thereto, (b) trust documents, (c) financial statements, (d) insurance policies, (e) vendor contracts, (f) employee booklets, (g) summary plan descriptions and summary of material modifications related thereto, and any material employee communications relating thereto, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

(iv) The Company has timely filed and delivered to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto.

(v) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made.

(vi) No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.

(e) To the knowledge of the Company each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder.

(f) Schedule 3.16(f) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder. No benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any: (i) Contract with any employee, director, or consultant of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.19 of the Company Disclosure Letter) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(g) of the Company Disclosure Letter.

(g) To the knowledge of the Company no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any Contract with the Company or any Company Subsidiary or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others.

(h) Each Company Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Benefit Arrangement, a “Foreign Plan”) is listed in Schedule 3.16(h) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by Applicable Law, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

(i) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company.

3.17 Corporate Documents. The Company has delivered to Acquiror or Acquiror’s legal counsel for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all material proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary since January 1, 2005, excluding such proceedings relating to the potential sale of the Company; (c) all material permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company and each Company Subsidiary provided to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since January 1, 2005 of the Company and the respective Company Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and the Company Subsidiaries (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (z) accurately and fairly reflect the basis for the Company Financial Statements.

3.18 Advisor Fees. Except for fees payable to Jefferies as set forth in engagement letter between the Company and Jefferies dated June 25, 2007, as amended on July 3, 2007 (the “Engagement Letter”), a true, correct and complete version of which has been provided by the Company to Acquiror, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the execution and delivery of this Agreement or the consummation of the Merger, and Acquiror will not incur any liability, to any investment banker, broker, advisor or similar party as a result of the execution, delivery and performance of this Agreement, or the consummation of the Merger.

3.19 Insurance. The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 3.19 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2005. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

3.20 Environmental Matters.

(a) The Company, each Company Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which material compliance includes the possession by the Company or such Company Subsidiary of all material permits and other material governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Company Subsidiary is not in compliance in any material respect with any Environmental Law. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance in any material respect with any Environmental Law.

(b) For purposes of this Section 3.20: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or, the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the exposure of any individual to Materials of Environmental concern, including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.21 Customers and Suppliers.

(a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2006 or the nine months ended September 30, 2007, was one of the 20 largest sources of revenues for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.21(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).

(b) Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2006 or the nine months ended September 30, 2007, was one of the 10 largest suppliers of products and/or services to the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 3.21(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).

3.22 Privacy. Neither the Company nor any Company Subsidiary has collected any personally identifiable information from any third parties.

3.23 Fairness Opinion. The Company Board has received an opinion from Jefferies, dated as of the Agreement Date, to the effect that, as of the Agreement Date and based on and subject to the matters set forth in the opinion, the Cash Amount Per Share is fair, from a financial point of view, to the holders of Company Common Stock.

3.24 Disclosure. Neither the representations and warranties contained in this Agreement nor the Company Disclosure Letter, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements in the representations and warranties contained in this Agreement or in the Company Disclosure Letter, in light of the circumstances under which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represents and warrant to the Company as follows:

4.1 Organization and Good Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement. Acquiror has delivered to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iii) the filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by Acquiror or Merger Sub under federal, state or foreign securities laws, and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Acquiror or Merger Sub to consummate the Merger or have a Material Adverse Effect on Acquiror.

(c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement constitutes the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.4 Financing. Subject to the satisfaction of the conditions to Closing set forth in Section 8.3(h) hereof, Acquiror and its Subsidiaries (including the Surviving Corporation) will have available to them, together with the Closing Cash (as defined in Section 8.3(h)), sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

4.5 Financial Statements. Acquiror has delivered to the Company its audited consolidated financial statements for fiscal years ended September 30, 2005 and September 30, 2006, and unaudited consolidated financial statements for fiscal year ended September 30, 2007 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) complied as to form in all material respects with applicable accounting requirements as of their respective dates, (ii) have been prepared in accordance with GAAP (except that the unaudited Acquiror Financial Statements may not contain footnotes) applied on a consistent basis throughout the periods indicated, and (iii) fairly presented in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of Acquiror’s and the Acquiror Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Since September 30, 2007 through the date of this Agreement, there has not been a Material Adverse Effect with respect to the Acquiror and its Subsidiaries, taken as a whole.

4.6 Stock Ownership. As of the Agreement Date, neither Acquiror nor Merger Sub beneficially own any shares of Company Capital Stock. Neither Acquiror nor Merger Sub, nor any of their “Affiliates” or “Associates”, has been an “interested stockholder” of the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of the Delaware Law.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.8 Proxy Statement. The information supplied by Acquiror for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

ARTICLE 5

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:

5.1 Preparation of SEC Documents; Company Stockholders’ Meeting.

(a) Proxy Statement. As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement. Acquiror will promptly provide the Company with any information with respect to Acquiror which is reasonably requested by the Company for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and cause the counsel and auditors of Acquiror to cooperate with the Company’s counsel and auditors in the preparation and filing of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Acquiror’s prior written consent (which shall not be unreasonably withheld or delayed) and without providing Acquiror the reasonable opportunity to review and comment thereon. The Company will promptly advise Acquiror, of the time when the definitive form of the Proxy Statement has been filed with the SEC or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide Acquiror with copies of any written communication from the SEC or any state securities commission. The Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable. If at any time prior to the Effective Time any event or information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, executive officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders the Company.

(b) Company Stockholders’ Meeting. The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market to duly give notice of, convene and hold the Company Stockholders’ Meeting. Subject to Section 5.2, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market. Without the prior written consent of Acquiror, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

(c) Board Recommendation. Except to the extent expressly permitted by Section 5.2, (i) the Company Board shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company

Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting, and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement.

5.2 No Solicitation.

(a) Alternative Transaction. The Company and its directors and executive officers shall not, and the Company will cause its Subsidiaries not to, and the Company shall not authorize or knowingly permit any of its or its Subsidiaries officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (collectively, “Representatives”) to (i) directly or indirectly, solicit, initiate, encourage, knowingly induce, facilitate or support any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any Alternative Transaction (except to disclose the existence of the provisions of this Section 5.2), (ii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iii) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal. The Company and its directors and executive officers will, the Company shall cause its Subsidiaries to, and the Company shall use reasonable efforts to cause its Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or Representatives have engaged in any such activities within the 12-month period preceding the Agreement Date. The Company and its directors and executive officers will, the Company shall cause its Subsidiaries to, and the Company shall use reasonable efforts to cause its Representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which the Company of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal. Any breach of the foregoing provisions of this subsection by any of the Company’s Subsidiaries, directors or executive officers, or other Representatives that were authorized or knowingly permitted to take such actions in breach of the foregoing, shall be deemed to be a breach by the Company. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions contained in this Section 5.2.

(b) Notification. As promptly as practicable (and in any event within 24 hours) after receipt by the Company, any of its Subsidiaries or Representative of any Alternative Transaction Proposal or any request for nonpublic information or any expression of interest or inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request, expression of interest or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Acquiror as promptly as possible with oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed on a current basis in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of, any such Alternative Transaction Proposal, request, expression of interest or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors but in no event less than 24 hours) of any meeting of the Company Board at which it is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that prior to the time that Company Stockholder Approval has been obtained, the Company receives a bona fide written Alternative Transaction Proposal which is determined to be, or which the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a Superior Proposal, the Company or the Company Board may then take the following actions, but only if (i) (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, and (B) the Company has given Acquiror at least two business days prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal, and (ii) the Alternative Transaction Proposal did not result or arise from any breach of this Section 5.2.

(i) Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and

(ii) Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.

(d) Changes of Recommendation Solely in response to the receipt of a bona fide written Alternative Transaction Proposal which is a Superior Proposal, the Company Board may make a Change of Recommendation, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company Stockholder Approval has not yet been obtained;

(iii) the Company has (A) provided to Acquiror three business days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned three business day period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;

(iv) Acquiror shall not have, within the aforementioned three business day period, made an offer that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;

(v) the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and the results of any negotiations with Acquiror as contemplated by subsection (iii) above and any offer from Acquiror contemplated by subsection (iv) above, that the failure of the Company Board to effect a Change of Recommendation would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law; and

(vi) the Superior Proposal did not result or arise from any breach of this Section 5.2.

In addition, and notwithstanding any provision to the contrary in this Section 5.2, at any time prior to the time the Company Stockholder Approval has been obtained, the Company Board may, in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Alternative Transaction Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if the Company Board has in good faith determined, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Recommendation would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law; provided that, the Company Board shall not be entitled to exercise its right to make a Change of Recommendation pursuant to this sentence unless the Company has (x) provided to Acquiror at least three (3) Business Days’ prior written notice (unless the Intervening Event arises fewer than three (3) Business Days prior to the Company Stockholders’ Meeting) advising Acquiror that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) Business Day period, if requested by Acquiror, engaged in good faith negotiations with Acquiror to amend this Agreement in such a manner that obviates the need for a Change of Recommendation as a result of the Intervening Event. Any Change of Recommendation shall not change the approval of this Agreement, the Voting Agreements or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

Nothing in this Section 5.2 shall be deemed prior to the termination of this Agreement in accordance with its terms to affect any obligation of the Company under this Agreement or limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).

(f) Required Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from making any disclosure to the Company Stockholders if the Company Board has determined in good faith after consultation with its outside counsel, that failure to so disclose would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law.

5.3 Maintenance of Business.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise expressly contemplated by this Agreement, as provided in the Company Disclosure Letter, or to the extent that Acquiror shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or any such Subsidiary has contractual relations in the ordinary course of business, consistent in all material respects with its past practices.

(b) The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform its other Liabilities when due (including, but not limited to, payments with respect to trade payables and payments to its employees when due).

(c) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.4 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise expressly contemplated by this Agreement, as provided in the Company Disclosure Letter, as disclosed in the Company SEC Documents or to the extent that Acquiror shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, without Acquiror’s prior written consent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent in all material respects with past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, or (iii) forgive or discharge in whole or in part any outstanding loans or advances;

(c) other than the entry into contracts providing for commercial sales of the Company’s products and services in the ordinary course of business and consistent in all material respects with past practice, enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract;

(d) place or allow the creation of any material Encumbrance on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licensing of products in the ordinary course of business consistent in all material respects with its past practices and except as set forth on Schedule 5.4(e) of the Company Disclosure Letter with respect to the sale (but, except as set forth on Schedule 5.4(e) of the Company Disclosure Letter, not lease or leaseback) of the Company’s property commonly known as No. 5395 Pearl Parkway, Boulder, Colorado 80301 (the “Property”), or as otherwise set forth on Schedule 5.4(e);

(f) (i) Except as required by Applicable Law or as required by any Company Benefit Arrangement in existence as of the date hereof and as set forth in Schedule 3.16(d) of the Company Disclosure Letter), pay any bonus, increased salary, severance, retention or special remuneration to any officer, director, employee or consultant (except in the ordinary course of business consistent in all material respects with its past practices or otherwise pursuant to arrangements listed on Schedule 5.4(f) of the Company Disclosure Letter) or any severance or retention plan, (ii) amend or enter into any employment or consulting Contract with any such person, (iii) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Benefit Arrangements (except in each case as required under ERISA, or the Code, or Applicable Law), (iv) materially modify any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 or Company Options except to the extent necessary to meet the requirements of such Section or Notice; or (v) terminate any employee of the Company or any Company Subsidiary, other than as set forth on Schedule 5.4 (provided that there is no obligation on the part of the Company to terminate any such employee) except for cause, due to action or inaction of the employee, as determined in good faith by the Company in its reasonable discretion;

(g) change any of its accounting methods, or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business consistent with past practice), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock or other securities, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock);

(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Settlement of Company Restricted Stock Units outstanding on the Agreement Date.

(k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(n) license any of its technology or Intellectual Property (except for nonexclusive licenses made in the ordinary course of business consistent in all material respects with its past practices) or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $5,000.00 per copy) or transfer or provide a copy of any source code of the Company to any Person other than (i) to employees or consultants of the Company or any of its Subsidiaries who have a reasonable need to access such source code in the course of performance of their duties for the Company or any such Subsidiary or (ii) pursuant to pre-existing obligations arising from existing customer agreements;

(o) materially change any insurance coverage (except as contemplated by Section 6.4(b), with respect to the purchase of a Company director and officer “tail” policy);

(p) (i) agree to any audit assessment by any Tax Authority, (ii) file any income Tax Return, any other material Tax Return or any amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Acquiror for its review and adoption at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) unless necessary to reserve rights thereunder or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in either case where the amount in controversy does not exceed $100,000.00 and does not involve injunctive or other equitable relief);

(s) (i) pay, discharge or satisfy, in an amount in excess of $100,000.00 in any one case or $200,000.00 in the aggregate, any Liability arising otherwise than in the ordinary course of business, consistent in all material respects with past practice, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Transaction Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or that would otherwise be expected to occur in post-Closing periods, in each case outside of the ordinary course of business, consistent with past practices, (B) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected to be made in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking, in each case outside of the ordinary course of business, consistent with past practices;

(u) materially change the manner in which it extends warranties, discounts or credits to customers; or

(v) agree to do any of the things described in the preceding clauses (a)-(u).

For purposes of this Section 5.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.

For the purposes of expediting and facilitating discussion between Acquiror and the Company regarding potential actions specified in this Section 5.4, if any, and for purposes of transition planning with respect to the Company Business between the date of this Agreement and the Closing Date in accordance with the parties mutual understanding as of the Agreement Date and pursuant to the terms and conditions of this Agreement, the chief executive officer, chief financial officer and chief legal officer of Acquiror and the Company shall be available to meet once a week at a mutually agreed upon time and day and their respective designees shall be expressly permitted to be present.

5.5 Advice of Changes.

(a) Closing Conditions. The Company shall promptly advise Acquiror in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (ii) any breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, or (iii) any Material Adverse Change in the Company; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not be deemed to (i) modify any representation or warranty contained herein, (ii) supplement or modify the Company Disclosure Letter or (iii) limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.

(b) Litigation. The Company shall notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such relating to this Agreement, the Merger and the transactions contemplated hereby, and in any event, shall use commercially reasonable efforts to notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such.

5.6 Reasonable Efforts.

(a) Governmental and Third Party Approvals; Terminations. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, if any, (ii) the obtaining of all consents, approvals or waivers from third parties set forth on Schedule 3.3(b) and Schedule 3.5(iii) of the Company Disclosure Letter, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement. The Company also agrees to use its commercially reasonable efforts to terminate that certain agreement listed on Schedule 5.6(a) of the Company Disclosure Letter.

(b) Notification. The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, the Company shall without limitation use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside legal counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless

(i) required to do so by order of a court of competent jurisdiction or (ii) the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, the failure of the Company Board to take such action would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law.

5.7 Access to Information. Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours of the Company on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8 Confidentiality. The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.9 Public Announcements. The Company will use commercially reasonable efforts to consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.10 Employee Benefits.

(a) Termination of Benefit Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) in accordance with the provisions of the Company 401(k) Plans and Applicable Law (unless Acquiror provides written notice to the Company that such Company 401(k) Plans shall not be terminated). Unless Acquiror provides such written notice to the Company, no later than ten (10) business days prior to the Closing Date, the Company Board shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date, such resolutions to be subject to the reasonable and prompt review and approval by Acquiror’s counsel, which shall not be unreasonably withheld. Upon the request of Acquiror no later than ten business days prior to the Closing Date, the Company shall terminate (or cause to be terminated) any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date (other than agreements that by their terms cannot be unilaterally terminated by Company and Contracts listed on Schedule 5.10(a) of the Company Disclosure Letter).

5.11 Communications to Employees. The Company will use reasonable best efforts to consult with Acquiror (and consider in good faith the position of Acquiror) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 5.10 and any other matters relative to the entry into the Agreement or the effects of the Merger, it being understood that where the parties are unable to agree, the Company will make the ultimate determination, after consultation with its outside legal counsel, as to the materials provided to employees prior to Closing.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

ACQUIROR COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:

6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in Article 4 untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied and (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to (i) modify any representation or warranty contained herein or (ii) limit or otherwise affect the remedies available hereunder to the Company or the conditions to the Company’s obligation to consummate the Merger.

6.2 Reasonable Efforts.

(a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, if any, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Notification. Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, Acquiror shall without limitation use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance and to the extent permitted by such Governmental Authority gives the Company the opportunity to attend and participate thereat, (iv) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.2 as “outside legal counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company or the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

6.3 Confidentiality. Acquiror will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

Acquiror also covenants and agrees with the Company as follows:

6.4 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its present and former directors and officers (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Subject to the Surviving Corporation and the Company Subsidiaries remaining in existence, for a period of six (6) years following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the Agreement Date. Any claims for indemnification made under this Section 6.4 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. This Section 6.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Persons.

(b) For a period of six years from and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, maintain in effect, to the extent available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous to those applicable to the current directors and officers of the Company; provided, however, Acquiror may fulfill its obligations under this Section 6.4(b) by purchasing a policy of directors’ and officers’ insurance or a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in either case which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are covered by the Company’s directors’ and officers’ insurance policy in effect as of the Effective Time and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to the current directors and officers of the Company, provided further, that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of 150% of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the Agreement Date, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount. Prior to the Effective Time, in lieu of the foregoing and notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which: (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are covered by the Company’s directors’ and officers’ insurance policy in effect as of the Effective Time and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to the current directors and officers of the Company. In the event that the Company shall purchase such a “tail” policy prior to the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor their obligations thereunder, in lieu of all other obligations of Acquiror and Surviving Corporation under the first sentence of this Section 6.4(b), for so long as such “tail” policy shall be maintained in full force and effect.

6.5 Public Announcements. Acquiror will use commercially reasonable efforts to consult with the Company before issuing, and will provide the Company the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by Acquiror with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as Acquiror may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 6.6, Acquiror shall not issue any press release or otherwise make any public statement or disclosure concerning the Company or its business, financial condition or results of operations without the consent of the Company, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

7.2 Exchange of Certificates.

(a) Exchange Fund. As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), Acquiror (or its Subsidiaries, including the Surviving Corporation) shall make available to Deutsche Bank National Trust Company (the “Exchange Agent”), or such other entity in substitution thereof that is reasonably satisfactory to the parties, for exchange in accordance with this Article 2, the cash issuable pursuant to Section 2.1(b), in exchange for outstanding Company Common Stock and Company Options and Company Restricted Stock Units (the “Exchange Fund”). In order that the Acquiror (or its Subsidiaries, including the Surviving Corporation) may fulfill its obligations contained in this Section 7.2(a), prior to the Closing the Company shall, at the request of Acquiror, use commercially reasonable efforts to prepare wire transfers from the Company or any Company Subsidiaries to the Exchange Agent or Acquiror (or its Subsidiaries), with such wires to occur on or after the Closing.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), Acquiror shall instruct the Exchange Agent to mail (and shall make available for collection by hand) to each holder of record of certificates or instruments evidencing the Company Common Stock and Company Options and Company Restricted Stock Units that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b), (i) a letter of transmittal in customary form, that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (provided that Acquiror will provide the Company with a reasonable opportunity to review and comment thereon), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash, (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and a check in exchange therefor collected, by hand delivery). Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer (at the election of the holder thereof) in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(b), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check or wire transfer (at the election of the holder thereof) in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(b). No interest will be paid or accrued on any cash payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check or wire transfer (at the election of the transferee) in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(b) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock and Company Options and Company Restricted Stock Units represented by such Certificates were converted pursuant to Section 2.1(b); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock and Company Options and Company Restricted Stock Units for six (6) months after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock and Company Options and Company Restricted Stock Units who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(b).

(e) No Further Ownership Rights in Company Securities. All cash issued in accordance with the terms hereof with respect to Company Common Stock and Company Options and Company Restricted Stock Units shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Options and Company Restricted Stock Units, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock and Company Options and Company Restricted Stock Units that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with settlement procedures, trades effected prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.

(f) No Liability. Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock and Company Options and Company Restricted Stock Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, as required by Delaware Law, the Company’s Certificate of Incorporation and Bylaws and the rules of the Nasdaq Stock Market, each as in effect on the date of such approval.

(b) Antitrust Compliance. (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice, and (ii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Antitrust Restraint.

(c) Other Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

(d) No Injunctions or Restraints. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger or other transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of Acquiror and Merger Sub set forth herein (other than in Sections 4.2(a) (Power and Authority) and (c) (Enforceability)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(ii) The representations and warranties of Acquiror and Merger Sub set forth in Sections 4.2(a) (Power and Authority) and (c) (Enforceability) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(b) Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing). At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

8.3 Additional Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth herein (other than in Sections 3.3(a) (Power and Authority), (c) (Enforceability) and (d) (Takeover Laws) and Section 3.4(a) (Capital Structure)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(ii) The representations and warranties of the Company set forth in Sections 3.3(a) (Power and Authority), (c) (Enforceability) and (d) (Takeover Laws) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.4(a) (Capital Structure) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company Capital Stock, Company Options and Company Restricted Stock Units) from the Company’s fully diluted capitalization as set forth in Sections 3.4(a) by an amount that does not exceed one percent (1%) of such fully diluted capitalization. At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing). At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(c) No Material Adverse Change. There shall not have occurred following the date of this Agreement a Material Adverse Change in the Company which is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement. At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(d) No Litigation. (A) No suit, action, proceeding, application or counterclaim shall be pending or overtly threatened by any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement, (ii) cause the Merger or any of the transactions contemplated by this Agreement to be rescinded, (iii) result in any Antitrust Restraint, or (iv) have a Material Adverse Effect on the Company or Acquiror, and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect.

(e) Closing Cash Calculation.

(i) The Company shall have delivered the Closing Cash Balance Sheet on or within one (1) Business Day prior to the Tentative Closing Date and such Closing Cash Balance Sheet must reflect a minimum of $50,000,000.00 in Closing Cash, or if audited pursuant to the terms and conditions of Section 8.3(e)(ii), the Audited Closing Cash Amount must reflect a minimum of $50,000,000.00.

(ii) If Acquiror and the Company cannot agree as to the amount of Closing Cash, then the parties shall engage Ernst & Young LLP (the “Special Auditor”), or if unavailable, a mutually agreed upon accounting firm of national standing, to determine the amount of Closing Cash. The Company shall provide the Special Auditor with access to the relevant financial records and shall assist the Special Auditor in obtaining confirmations of information relating to the calculation of the Closing Cash. The Special Auditor shall complete its review and shall issue its report, as promptly as possible, but in no event more than ten days after engaged, and such determination, absent manifest error, shall be binding on the parties (with such audited Closing Cash, as audited, referred to herein as the “Audited Closing Cash Amount”).

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(d), may be taken or authorized before or after the Company Stockholder Approval, (B) in the case of Section 9.1(e), Section 9.1(f) and Section 9.1(g), may be taken or authorized only before the Company Stockholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Stockholders’ Meeting where a vote was taken:

(a) by mutual written consent of the Company and Acquiror, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Acquiror (as authorized by the Board of Directors of the Company or Acquiror, as applicable):

(i) if the Merger shall not have been consummated by April 30, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

(c) by the Company (as authorized by the Company Board) upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within twenty business days after written notice thereof shall have been received by Acquiror;

(d) by Acquiror (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within twenty business days after written notice thereof shall have been received by the Company;

(e) by Acquiror (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Company Board or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Stockholders the unanimous recommendation of the Company Board that such stockholders adopt this Agreement, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) the Company shall have entered into any letter of intent or other Contract accepting any Alternative Transaction Proposal or (vi) failed, within ten business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer;

(f) by Acquiror (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company shall have breached in any material respect (or be deemed, pursuant to the terms thereof, to have breached in any material respects) the provisions of Sections 5.2(a), (b) or (c); or

(g) by the Company (as authorized by the Company Board), by written notice to Acquiror, if (i) if the Company Board shall have made a Change of Recommendation in response to a Superior Proposal following compliance and in accordance with the terms and conditions of Section 5.2, (iii) concurrently with the termination of this Agreement, the Company shall have paid to the Acquiror the Termination Fee described in Section 9.3(a) and (iii) immediately following such termination, the Company enters into a definitive agreement to effect such Superior Proposal.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof and any payment of a Termination Fee, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination) and Section 9.3 (Payments), as well as Article 10 (Miscellaneous) (other than Section 10.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Payments made pursuant to Section 9.3 (Payments) shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

9.3 Payments.

(a) Payments by the Company.

(i) Termination Fee.

(A) In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(e), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Acquiror a fee equal to $3,475,198.00 (the “Termination Fee”).

(B) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), the Company shall pay Acquiror the Termination Fee as provided in Section 9.1(g).

(C) In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) or Section 9.1(f), the Company shall pay Acquiror the Termination Fee if, following the Agreement Date and prior to such termination, any Person shall have made to the Company or its stockholders, or publicly announced, an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following termination of this Agreement any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, in which case such fee payment is to be made concurrently with the closing of such Alternative Transaction (irrespective of whether such closing occurs before, or after the twelve month anniversary of the termination of this Agreement).

(ii) Acquiror Expenses. In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii), the Company shall promptly, but in no event later than two days after the date of such termination, reimburse Acquiror for its Transaction Expenses, not to exceed $500,000.00. The amount of any Transaction Expenses reimbursed by the Company to Acquiror shall be credited against any subsequent payment required to be made by the Company to Acquiror of the Termination Fee pursuant to Section 9.3(a)(i) above.

(b) Interest and Costs. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 9.2.

9.4 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the occurrence of the Company Stockholder Approval there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

9.5 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

MISCELLANEOUS

10.1 Expiration of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub:

Turin Networks, Inc.

1415 North McDowell Blvd.

Petaluma, CA 94954

Facsimile: 707/792/4938

Attention: Leah Maher, Vice President & General Counsel

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Facsimile: 650/938/5200

Attention: Mark A. Leahy and Kris S. Withrow

If to the Company:

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Facsimile: 303/218/5567

Attention: Allen Snyder, CEO & President

With a copy to Legal Department

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen and Jose F. Macias

Facsimile: 650/493/6811

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Facsimile: 415/947/2099

10.3 Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

10.4 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.5 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except for the rights of former holders of Company Common Stock, Company Options and

Company Restricted Stock Units to receive payments for their respective Certificates pursuant to Article 2 and in compliance with Article 7, after the Effective Time; and except that Section 6.4 is intended to benefit the Company Indemnified Persons.

10.6 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.7 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.8 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10 Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.11 Expenses. Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein.

10.12 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

10.14 Confidentiality. The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

10.15 Waiver of Jury Trial. EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TURIN NETWORKS, INC.		CARRIER ACCESS CORPORATION

By:	/s/ HENRY WASIK	By:	/s/ ALLEN SNYDER
Name:	Henry Wasik	Name:	Allen Snyder
Title:	President & CEO	Title:	President & CEO

RF ACQUISITION CORP.

By:	/s/ HENRY WASIK
Name:	Henry Wasik
Title:	President & CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of December 15, 2007, by and between Turin Networks, Inc., a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Carrier Access Corporation, a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of December 15, 2007 (the “Merger Agreement”), by and among Acquiror, RF Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror.

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise, prior to the Expiration Date, any Company Options held by Stockholder, (ii) transfer or otherwise dispose of Shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined). As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder.

(b) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.

(c) Stockholder shall not, directly or indirectly, take any action (other than any action of the Stockholder, in such Stockholder’s capacity as a director of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares and any New Shares in favor of adoption of the Merger Agreement, and against any Alternative Transaction Proposal (as such term is defined in Article I of the Merger Agreement).

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against

Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company. Without limiting the generality or effect of the foregoing, if the Stockholder is a director of the Company, nothing herein shall prevent the Stockholder from taking any action solely in such Stockholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 4(d) or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

5. Consent and Waiver. Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6. Confidentiality. Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger.

7. Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to Stockholder as follows: (i) Acquiror has full power and authority to make, enter into and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (iii) the execution and delivery of this Agreement and the performance by Acquiror of or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Acquiror is a party or by which Acquiror (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Acquiror’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Acquiror herein.

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:

Turin Networks, Inc.

1415 North McDowell Blvd.

Petaluma, CA 94954

Attention: Leah Maher

Telephone Number: (707) 665-4400

Fax Number: (707) 792-4938

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Mark A. Leahy, Esq.

Kris S. Withrow, Esq.

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(ii)	if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen and Jose F. Macias

Facsimile: 650/493/6811

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Facsimile: 415/947/2099

(b) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c) Counterparts. This Agreement may be executed via facsimile and in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Acquiror hereunder, may be assigned or delegated in whole or in part by Acquiror to any affiliate of Acquiror without the consent of or any action by Stockholder upon notice by Acquiror to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned).

(e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents that are, in the written opinion of the outside counsel of Acquiror, necessary to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 5.

(j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

TURIN NETWORKS, INC.

By:
Name:	Henry Wasik
Title:	President and CEO

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

             shares of Company Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

CARRIER ACCESS CORPORATION

The undersigned stockholder of Carrier Access Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints William Zerella and Leah Maher of Turin Networks, Inc., a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of the Voting Agreement, as described below. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated as of December 15, 2007, by and among Acquiror, RF Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror. As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and (ii) against any Alternative Transaction Proposal (as such term is defined in Article I of the Merger Agreement).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December     , 2007

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

APPENDIX C

PRIVILEGED AND CONFIDENTIAL

December 15, 2007

The Board of Directors

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Members of the Board:

We understand that the Carrier Access Corporation (the “Company”), Turin Networks, Inc. (“Parent”), and RF Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than shares of Common Stock (i) held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub (all of which shares will be canceled) or (ii) as to which dissenters rights have been properly exercised, will be converted into the right to receive $2.60 in cash, without interest (the “Consideration”). Under the Merger Agreement, the Consideration is subject to adjustment based on the amount of Closing Cash (as defined in the Merger Agreement) of the Company. For purposes of this opinion, however, we have assumed that there will be no adjustment to the Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated December 13, 2007 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including various financial forecasts and analyses relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the representations and warranties set forth in the Merger Agreement and the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to any of the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock, and have not taken into account any adjustment to the Consideration pursuant to the terms of the Merger Agreement or otherwise. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, and without waiver, modification or amendment of any material terms or conditions thereof, and in compliance with all applicable laws (including without limitation laws relating to insolvency and fraudulent conveyance).

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or enter into the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. In addition, we do not express any view or opinion as to the fairness of the amount or the nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to public shareholders of the Company. We express no opinion as to the price at which shares of Common Stock will trade at any time.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. This opinion has been approved by a fairness committee of Jefferies & Company, Inc.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies Broadview, a division of Jefferies & Company, Inc.

JEFFERIES BROADVIEW
A DIVISION OF JEFFERIES & COMPANY, INC.

APPENDIX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain	For	Against	Abstain

1. Proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2007, by and among Turin Networks, Inc., RF Acquisition Corp. and Carrier Access Corporation.	☐	☐	☐

2.      Proposal by Carrier Access’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

				☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate office, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Special Meeting Proxy Card — Carrier Access

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Carrier Access Corporation, a Delaware corporation (“Carrier Access”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated January 18, 2008, and appoints Allen Snyder and Kevin Kuznicki proxies and attorneys-in-fact (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Carrier Access that the undersigned is entitled to vote at the Special Meeting of Stockholders of Carrier Access to be held on February 8, 2008 at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301 at 10:00 a.m. Mountain Time, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARRIER ACCESS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 8, 2008. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE.

(Continued and to be signed on reverse side.)